Exhibit 2.1
DATED 11 SEPTEMBER 2005
THE SELLERS
and
eBay Inc.
and
SKYPE TECHNOLOGIES S.A.

SALE AND PURCHASE AGREEMENT
FOR THE ENTIRE ISSUED SHARE CAPITAL OF
SKYPE TECHNOLOGIES S.A.

Table of Contents

1. Interpretation	1
2. Sale and purchase	17
3. Exercise of Warrants; Conversion of Preferred Shares	19
4. Election; Payment of Upfront Amounts	19
5. Conditions	21
6. Conduct of business before Completion	22
7. Escrow	23
8. Completion	24
9. Warranties and Limitations	25
10. Effect of Completion	27
11. Conduct of Proceedings	27
12. Remedies and waivers	27
13. Assignment	27
14. Further assurance	28
15. Entire Agreement	28
16. Notices	28
17. Announcements	29
18. Confidentiality	30
19. Costs and expenses	31
20. Counterparts	32
21. Contracts (Rights of Third Parties) Act 1999	32
22. Termination	32
23. No Set Off	33
24. Severability	33
25. Choice of Governing Law	33
26. Jurisdiction	33
27. Agent for service	33
28. Sellers’ Representative	34
Schedule 1 The Sellers
Part 1 Shareholders*
Part 2 Warrantholders*
Schedule 2 (Conditions to Completion)	36
Schedule 3 (Completion Arrangements)	39
Schedule 4 (Warranties)	42
Part A: Seller Warranties	42
Part B: Company Warranties	43
Part C: Purchaser Warranties	56
Schedule 5 (Basic Information)
Part I Skype Technologies S.A.*	63
Part II Subsidiaries*	64
Schedule 6 (Restricted Actions)	58
Schedule 7 Property (Leasehold)*
Schedule 8 Tax Covenant	61
Schedule 9 Escrow Shares	74
Schedule 10 Conduct of Proceedings	82
Schedule 11 Limitation on Liability of the Sellers	84
Schedule 12 Form of Non-Competition Agreement	1
Schedule 13 Form of Articles of Association (to contain “drag along” provisions)	11
Schedule 14 Option Assumption Term Sheet	17
* Omitted pursuant to Item 601 of Regulation S-K. eBay Inc. agrees to supplementally furnish a copy of any omitted attachment to the Securities and Exchange Commission upon request.

i

THIS AGREEMENT is made on 11 September 2005
AMONG:
1.	The several persons whose names are set out in Schedule 1;

2.	EBAY INC., a company incorporated under the laws of Delaware and whose corporate headquarters is at 2145 Hamilton Avenue, San Jose, California, USA 95125 (the “Purchaser”); and

3.	SKYPE TECHNOLOGIES S.A., a limited company (société anonyme) registered under the laws of the Grand Duchy of Luxembourg, whose registered office is at 15, rue Notre Dame, L-2240 Luxembourg, brief particulars of which are set out in Part I of Schedule 5 (the “Company”).
WHEREAS:
(A)	The Shareholders have each agreed to sell the Sale Shares owned by them and the Purchaser has agreed to purchase and pay for all the Sale Shares, in each case on the terms and subject to the conditions of this Agreement.

(B)	The Warrantholders hold the Warrants, which, in respect of each Warrantholder, entitle the relevant Warrantholder to receive from the Company the number of A-1 Preferred Shares set forth opposite the name of such Warrantholder in column 3 of Part 2 of Schedule 1, upon payment of the exercise price per A-1 Preferred Share set forth opposite the name of such Warrantholder in column 4 of Part 2 of Schedule 1.

(C)	Contemporaneously with the entry into of this Agreement, the Sellers and the Purchaser have entered into the Registration Rights Agreement and certain of the Sellers and the Purchaser have entered into the Earn Out Agreement and a Non-Competition Agreement, each of which shall come into effect at Completion.
NOW IT IS HEREBY AGREED as follows:
1.	Interpretation

1.1	In this Agreement and the Recitals and Schedules to it:

“A-1 Preferred Shares”	means the series A-1 shares of preferred stock in the capital of the Company;

“A-2 Preferred Shares”	means the series A-2 shares of preferred stock in the capital of the Company;

“Accounts”	means the audited consolidated financial statements of the Company, Skype Communications S.A. and Skype Software S.A. (comprising a balance sheet and a profit and loss account for the financial period ended on 31 December 2004 and 31 December 2003 together, in each case, with the notes thereto);

“Accounts Date”	means December 31 2004;

“Affiliate”	means, (i) in respect of any person including an individual, a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by agreement, as trustee or executor, or otherwise, and (ii) in respect of any individual, his or her grandparents and all descendants of those grandparents and (in each case) their spouses or a trust of which any of them is a beneficiary. For the purpose of this Agreement, none of the Group Companies shall be deemed an Affiliate of the Sellers;

“Aggregate Exercise Amount”	means, in respect of each Warrantholder, the aggregate amount of strike price or exercise price in Euro that such Warrantholder would be required to pay on the Completion Date in order to exercise all of the Warrants held by him, as the case may be;

“Aggregate Outstanding Share Number”	means, the sum of (without duplication): (i) the aggregate number of Ordinary Shares outstanding immediately prior to Completion; (ii) the aggregate number of Ordinary Shares issuable upon the conversion of Preferred Shares: (A) outstanding immediately prior to Completion; and (B) issuable upon the exercise of Warrants outstanding immediately prior to Completion; and (iii) the aggregate number of Ordinary Shares issuable upon the exercise of Options outstanding immediately prior to Completion;

“Articles”	means the Articles of Incorporation of the Company;

“Average Purchaser Share Price”	as of a particular date, means the average closing sale price of Purchaser Shares as reported on the Purchaser Primary Exchange (as reported in the New York City edition of The Wall Street Journal, or, if not reported thereby, another authoritative source) for the period of 15 consecutive trading days ending on the second trading day immediately preceding such date, translated into Euro at the Exchange Rate as of such date;

“B Preferred Shares”	means the series B shares of preferred stock in the capital of the Company;

“Bank”	means such major internationally recognised bank, having a credit rating of at least A — (by Moody’s) or equivalent on its long term unsecured debt and which is reasonably acceptable to the parties;

“Budget”	means the quarterly budget of the Group for the financial quarters ending 30 September 2005 and 31 December 2005;

“Business”	means the businesses and activities of the Group Companies (including businesses and activities involving the provision of services to end users whether or not for reward or remuneration) as carried on at the date of this Agreement or at any time prior to Completion;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in London and Luxembourg;

“Cash Consideration”	means, in respect of any Seller, the amount of consideration payable to that Seller in cash in accordance with the terms of this Agreement or the Earn Out Agreement.

“Code”	means United States Internal Revenue Code of 1986, as amended;

“Companies Acts”	means the Companies Acts 1985-1989;

“Company Covenant”	means the Restricted Actions and any other covenants of the Company under the terms of this Agreement that apply prior to Completion;

“Company Warranties”	means the Warranties set out in Part B of Schedule 4;

“Completion”	means completion of the sale and purchase of the Sale Shares under, and the other matters provided for in, this Agreement in accordance with the provisions of Clause 8;

“Completion Date”	means the fifth Business Day following the day on which the last of the conditions listed in Schedule 2 shall have been satisfied or waived in accordance with this Agreement or such other date as the Purchaser and the Sellers’ Representative shall agree in writing to be the Completion Date;

“Completion Escrow Share Register”	means the register to be delivered by the Sellers to the Purchaser at Completion listing the names of all

Sellers who will hold beneficial interests in the Escrow Shares as of immediately following Completion and the number of Escrow Shares in which they will hold such beneficial interests;

“Completion Purchaser Share Price”	means the average closing sale price of Purchaser Shares as reported on the Purchaser Primary Exchange (as reported in the New York City edition of The Wall Street Journal, or, if not reported thereby, another authoritative source) for the period of 15 consecutive trading days ending on the second trading day immediately preceding the Completion Date, translated into Euro at the Exchange Rate as of the Completion Date;

“Confidential Information”	means all secret or confidential commercial, financial or technical information, know-how or trade secrets whatsoever and in whatever form or medium and whether disclosed orally or in writing, together with all reproductions in whatsoever form or medium or any part or parts of it;

“Consideration”	means, in respect of any Seller, the total consideration received by such Seller in accordance with the terms of this Agreement and the Earn Out Agreement;

“Core Software”	means (i) the Joltid Global Index Software, a portable C++ library compiled for supported platforms which is comprised of a core peer-to-peer stack; (ii) the SkyLib software; (iii) the SkyHost software; (iv) the front-end and back-end signing server software for the Skype client (referred to internally as “Signing Front End” and “Signing Back End”); and (v) the registration server software for the Skype client (referred to internally as “Login Front End”);

“Data Room”	means the electronic data room maintained on behalf of the Company by Merrill Corporation at https://datasite.merrillcorp.com as at 11:59 p.m. on 7 September 2005;

“Deed of Adherence”	means a deed of adherence in a form satisfactory to the Purchaser, the Sellers’ Representative and the Company;

“Disclosure Letter”	means the letter having the same date as this Agreement from the Company to the Purchaser;

“Earn Out Agreement”	means the Earn Out Agreement entered into between the Purchaser, the Company, certain of the

Sellers and the Earn Out Representative as of the date of this Agreement;

“Earn Out Election”	means an election to receive the Earn Out Election Per Share Consideration;

“Earn Out Election Escrow Share Number”	has the meaning given to it in sub-Clause 7.1(c);

“Earn Out Election Exchange Ratio”	shall be equal to the quotient of: (i) €950,000,000 divided by (ii) the product of €31.95 multiplied by the Aggregate Outstanding Share Number;

“Earn Out Election Fraction”	means the fraction having a numerator equal to the aggregate number of Earn Out Election Shares and having a denominator equal to the Aggregate Outstanding Share Number;

“Earn Out Election Per Share Consideration”	means the aggregate of (i) the Earn Out Election Per Share Upfront Cash Amount; (ii) the number of Purchaser Shares equal to the Earn Out Election Exchange Ratio; and (iii) the right to receive the Earn Out Election Per Share Post-Completion Consideration, if any;

“Earn Out Election Per Share Post- Completion Consideration”	means with respect to each Earn Out Election Share, the Cash Consideration payable and/or Purchaser Shares issuable to the former holder of such Earn Out Election Share pursuant to Section 2 of the Earn Out Agreement;

“Earn Out Election Per Share Upfront Cash Amount”	shall be determined by dividing: (i) €950,000,000; by (ii) the Aggregate Outstanding Share Number;

“Earn Out Election Share”	means each Ordinary Share outstanding immediately prior to Completion with respect to which an Earn Out Election has been made;

“Earn Out Representative”	has the meaning given to it in the Earn Out Agreement;

“Encumbrance”	means any mortgage, charge, pledge, lien, encumbrance, equity, claim or other third party right or interest or security interest, title retention or any other security agreement or arrangement or any agreement to create any of the above (including any right to acquire, option or right of pre-emption or conversion) of any nature whatsoever;

“End Date”	means 31 December 2005 or such later date as may be agreed between the Purchaser and the Sellers’

Representative;

“Escrow Account”	means an account located at the Bank in the names of the Escrow Agents and designated “Project Skype Escrow Account” or any replacement account to be opened in accordance with this Agreement;

“Escrow Agent”	means such major internationally recognised bank, having a credit rating of at least A- (by Moody’s) or equivalent on its long term unsevered debt and which is reasonably accepted by the parties (or any replacements appointed pursuant to the terms of the Escrow Instruction Letter);

“Escrow Fraction”	means the fraction having a numerator equal to €120,000,000, and having a denominator equal to the sum of: (a) the product of the Earn Out Election Fraction multiplied by €1,900,000,000; plus (b) the product of the Fixed Consideration Election Fraction multiplied by €2,500,000,000;

“Escrow Instruction Letter”	means the letter from the Purchaser and the Sellers’ Representative to the Escrow Agent (in a form to be agreed among the Purchaser, the Sellers’ Representative and the Escrow Agent) in relation to the Escrow Account;

“Escrow Shares”	has the meaning ascribed thereto in sub-clause 7.1;

“Exchange Rate”	means, for the purpose of translating an amount denominated in a currency other than Euro into Euro as of a specified date, the closing mid-point rate for exchanges between the relevant currency and Euro on the Business Day for which that rate is so quoted in the Financial Times (London edition) immediately prior to such specified date;

“Fixed Consideration A Election”	means an election to receive the Fixed Consideration A Election Per Share Consideration;

“Fixed Consideration A Election Cash Percentage”	means 5%; provided however, that if the Fixed Consideration A Election Fraction is greater than 0.47058, then the Fixed Consideration A Election Cash Percentage shall be equal to 100% minus the Fixed Consideration A Election Stock Percentage;

“Fixed Consideration A Election Escrow Share Number”	has the meaning given to it in sub-clause 7.1(a);

“Fixed Consideration A Election	means the quotient of: (i) the product of: (A) the Fixed Consideration A Election Stock Percentage;

“Exchange Ratio”	multiplied by (B) €2,500,000,000; divided by (ii) the product of (a) the Average Purchaser Share Price as of the date of this Agreement; (b) multiplied by the Aggregate Outstanding Share Number;

“Fixed Consideration A Election Fraction”	means the fraction having an numerator equal to the aggregate number of Fixed Consideration A Election Shares and having a denominator equal to the Fixed Consideration Election Share Number;

“Fixed Consideration A Election Per Share Consideration”	means the aggregate of: (i) the Fixed Consideration A Election Per Share Upfront Cash Amount; and (ii) the number of Purchaser Shares equal to the Fixed Consideration A Election Exchange Ratio;

“Fixed Consideration A Election Per Share Upfront Cash Amount”	means the amount determined by dividing: (i) the product of: (A) the Fixed Consideration A Cash Percentage; multiplied by (B) €2,500,000,000; by (ii) the Aggregate Outstanding Share Number;

“Fixed Consideration A Election Share”	means each Ordinary Share outstanding at Completion with respect to which a Fixed Consideration A Election has been made;

“Fixed Consideration A Election Stock Percentage”	means 95%; provided however, that if the Fixed Consideration A Election Fraction is greater than 0.47058, then the Fixed Consideration A Election Stock Percentage shall be equal to the percentage corresponding to the fraction having a numerator equal to the excess of: (a) 0.5 over (b) the product of 0.1 multiplied by the Fixed Consideration B Election Fraction, and having a denominator equal to the Fixed Consideration A Election Fraction;

“Fixed Consideration B Election”	means an election to receive the Fixed Consideration B Election Per Share Consideration;

“Fixed Consideration B Election Cash Percentage”	means 90%; provided however, that if the Fixed Consideration A Election Fraction is less than 0.47058, then the Fixed Consideration B Election Cash Percentage shall be equal to 100% minus the Fixed Consideration B Election Stock Percentage;

“Fixed Consideration B Election Escrow Share Number”	has the meaning given to it in sub-clause 7.1(b);

“Fixed Consideration B Election Exchange Ratio”	means the quotient of: (i) the product of: (A) the Fixed Consideration B Election Stock Percentage; multiplied by (B) €2,500,000,000; divided by (ii) the product of (a) the Average Purchaser Share Price as of the date of this Agreement; (b)

multiplied by the Aggregate Outstanding Share Number;

“Fixed Consideration B Election Fraction”	means the fraction having a numerator equal to the aggregate number of Fixed Consideration B Election Shares and having a denominator equal to the Fixed Consideration Election Share Number;

“Fixed Consideration B Election Per Share Consideration”	means the aggregate of: (i) the Fixed Consideration B Election Per Share Upfront Cash Amount; and (ii) the number of Purchaser Shares equal to the Fixed Consideration B Election Exchange Ratio;

“Fixed Consideration B Election Per Share Upfront Cash Amount”	means the amount determined by dividing: (i) the product of: (A) the Fixed Consideration B Election Cash Percentage; multiplied by (B) €2,500,000,000; by (ii) the Aggregate Outstanding Share Number;

“Fixed Consideration B Election Share”	means each Ordinary Share outstanding at Completion with respect to which a Fixed Consideration B Election has been made;

“Fixed Consideration B Election Stock Percentage”	means 10%; provided however, that if the Fixed Consideration A Election Fraction is less than 0.47058, then the Fixed Consideration B Election Stock Percentage shall be equal to the percentage corresponding to the fraction having a numerator equal to the excess of: (a) 0.5 over (b) the product of 0.95 multiplied by the Fixed Consideration A Election Fraction, and having a denominator equal to the Fixed Consideration B Election Fraction;

“Fixed Consideration Election Fraction”	means the fraction having a numerator equal to the Fixed Consideration Election Share Number, and having a denominator equal to the Aggregate Outstanding Share Number;

“Fixed Consideration Election Share Number”	means the sum of: (a) the aggregate number of Fixed Consideration A Election Shares; plus (b) the aggregate number of Fixed Consideration B Election Shares;

“Governmental Entity”	means, in relation to anywhere in the world, any supra-national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing;

“Group”	means, collectively, the Company and the Subsidiaries;

“Group Company”	means a member of the Group;

“ICTA”	means the Income and Corporation Taxes Act 1988;

“Insolvency Proceedings”	has the meaning ascribed thereto in paragraph 2.5 of Part A of Schedule 4;

“Insurance Claim”	means any claim which has been made or notified under an Insurance Policy by or on behalf of any Group Company prior to or on Completion and which remains outstanding;

“Insurance Policy”	means any insurance contract which provides insurance cover in respect of the Group Companies or any Group Company (including any loss-occurring policy);

“Intellectual Property”	means patents, inventions (whether patentable or not), trademarks, service marks, trade names, copyrights, database rights, designs, know how, software, trade secrets, domain names, Confidential Information and proprietary rights and processes and all rights and forms of protection of a similar nature recognised in any country in the world;

“Investor Documentation”	means the Warrant Instrument, the Series A-1 Preferred Stock Agreement dated 20 November 2003, the Series A-2 Preferred Stock Agreement dated 20 November 2003, the Series B Preferred Stock Purchase Agreement dated 11 February 2004 and the Kenluck Sale and Purchase Agreement and also includes the Skype Management Letter dated 20 November 2003, the Skype Side Letter dated 20 November 2003, the Skype Warranty Letter dated 21 November 2003, the Skype Management Letter dated 11 February 2004 and the Skype Waivers of Preemptive Rights by Stockholders dated 11 February 2004;

“Investors Rights Agreement”	means the Amended and Restated Investors’ Rights Agreement dated as of 11 February 2004 by and among the Company and the other parties thereto;

“IP Claim”	means any claim in respect of any breach of an IP Warranty;

“IP Warranty”	means each of the Warranties set out in (i) paragraph 18 of Part B of Schedule 4; and (ii) each of paragraphs 17, 21.1 and 21.2 of Part B of Schedule 4 insofar as they relate to Intellectual Property;

“Kenluck Sale and Purchase Agreement”	means the sale and purchase agreement dated 15 July 2005 among the Sellers expressed to be party thereto and Kenluck Investment Limited and Skyinvest Associates Limited;

“Key Employees” “Laws”	means Niklas Zennström and Janus Friis;

means all legislation, orders, judgments, decrees and Regulations, including regarding telecommunications, law enforcement, data protection and anti-trust, competition and equivalent legislation and the expression “Law” shall be construed accordingly;

“Management Accounts”	means the unaudited consolidated management accounts of the Group from the Accounts Date, each in the agreed form;

“Non-Competition Agreement”	means the non-competition and non-solicitation agreement substantially in the form annexed to this Agreement at Schedule 12, with effect from Completion;

“Optionholders”	means the holders of Options;

“Options”	means those vested and unvested options to subscribe for Ordinary Shares granted under the Share Option Plan or otherwise outstanding;

“Option Shares”	means the Ordinary Shares to be issued to the Optionholders following the exercise of the Options;

“Ordinary Shares”	means the ordinary shares of no par value in the capital of the Company;

“Owned Intellectual Property”	means all Intellectual Property owned by any member of the Group and shall include, without limitation, the Registered Intellectual Property;

“Participating Member State”	means any member State of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Permits”	has the meaning ascribed thereto in paragraph 22.1

of Part A of Schedule 4;

“Preferred Shares”	means the A-1 Preferred Shares, the A-2 Preferred Shares and the B Preferred Shares;

“Press Announcement”	means the press announcement to be issued by the Company and the Purchaser in the agreed form;

“Proceedings”	means any proceedings or action arising out of or in connection with this Agreement or any other document referred to herein;

“Projections”	has the meaning given to it in the Earn Out Agreement;

“Property”	means the property or properties details of which are set out in Schedule 7 and includes an individual property and a part of an individual property;

“Purchaser’s Group”	means the Purchaser, its subsidiaries and subsidiary undertakings from time to time;

“Purchaser Primary Exchange”	the NASDAQ National Market, or such other primary stock exchange on which Purchaser Shares are listed as of any particular date;

“Purchaser Shares”	means shares of common stock of the Purchaser with a par value of $0.001 each and “Purchaser Share” shall be construed accordingly;

“Purchaser’s Solicitors”	means Clifford Chance LLP and Cooley Godward LLP;

“Purchaser Warranties”	means the warranties set out in Part C of Schedule 4;

“Receiving Bank Account”	means the bank account to be notified in writing by the Sellers’ Representative to the Purchaser no later than 5 Business Days prior to Completion;

“Registration Rights Agreement”	means the Registration Rights Agreement dated the date of this Agreement entered into between the Sellers and the Purchaser;

“Regulation”	means any regulation, rule or official directive of any Government Entity;

“Reimbursement Claim”	means a claim for reimbursement of any fees or expenses to be paid by the Earn Out Representative in connection with any dispute under the Earn Out

Agreement;

“Relevant Claim”	means any (i) claim in respect of any breach of any Warranty; (ii) claim under the Tax Covenant; (iii) claim in respect of any breach of a Seller Covenant or Company Covenant; or (iv) Reimbursement Claim;

“Relevant Jurisdictions”	means each of Canada, the United States of America, Australia, each member state of the European Union and Japan;

“Restricted Actions”	means the actions listed in Schedule 6;

“Sale Shares”	means:
320,502 Ordinary Shares;

58,363 A-1 Preferred Shares;

79,000 A-2 Preferred Shares;

180,756 B Preferred Shares; and

any Option Shares and Warrant Shares issued between the date of this Agreement and Completion;

“SEC”	means the United States Securities and Exchange Commission;

“Securities Act”	means the United States Securities Act of 1933, as amended;

“Securities Exchange Act”	means the United States Securities Exchange Act of 1934, as amended;

“Seller Claim”	means, in respect of a Seller, a claim in respect of any breach of the Seller Warranties or the Seller Covenants;

“Seller Covenants”	means the undertakings and covenants on the part of the Sellers under the terms of this Agreement but excludes any Tax Claim;

“Seller Warranties”	means the Warranties set out in Part A of Schedule 4;

“Sellers”	means the Shareholders and the Warrantholders collectively, and “Seller” means any of them;

“Sellers’ Representative”	means such person as may from time to time be

appointed to perform the function of the Sellers’ Representative under the terms of this Agreement in accordance with Clause 28.2;

“Sellers’ Solicitors”	means Skadden, Arps, Slate, Meagher & Flom (UK) LLP;

“Senior Employee”	means any officer or employee of, or consultant to, any Group Company who has a current annual rate of basic cash salary or compensation from a Group Company of €80,000 or in respect of Estonia EEK 600,000 or more or who is a director or officer of any Group Company;

“Senior Management”	means the Chief Executive Officer, Vice President, Strategy, President, Chief Financial Officer, General Counsel and other officers of the Company in charge of each of the following functional areas: marketing, business development, technology, products and operations;

“Service Document”	has the meaning ascribed thereto in sub-clause 27.8;

“Settled”	in respect of any Relevant Claim, means that such claim is:

	(1)	agreed in writing by the Purchaser to be abandoned; or

	(2)	settled by written agreement between the Sellers’ Representative and the Purchaser, or the subject of a written acknowledgement by the Sellers’ Representative that the Sellers (or any of them) accept liability in respect of that claim (including an acknowledgement of the quantum, expressed in Euro, of the liability that they accept); or

	(3)	the subject of an award of an arbitration tribunal, including an award for costs, but excluding a draft award or award in which no assessment of quantum is made; or

	(4)	the subject of an order made by a court of competent jurisdiction for damages to be assessed and an order by such a court assessing the quantum of those damages where either no right of appeal lies against either order or the parties are debarred (by the passage of time or otherwise) from exercising such rights, and “Settlement” shall be construed accordingly, and any reference in this definition to an order,

assessment or award is to an order, assessment or award in respect of which either no right of appeal lies or the time allowed for appeals has elapsed, ignoring any extensions of time which any court of competent jurisdiction or arbitration tribunal may be empowered to grant;

“Settled Amount” “Shareholder Certification and Agreement (for Non-US Investors)”	means the quantum, expressed in Euro, of a Settled Relevant Claim;

means the agreements to and in favour of, and for the benefit of, the Purchaser by each Seller who is not a U.S. person containing the representations, warranties, certification and agreements necessary to establish that the Purchaser Shares will not be registered under the Securities Act on the basis of any exemption from the registration requirements of the Securities Act pursuant to Regulation S thereunder in the form agreed between the Purchaser and the Sellers’ Representative;

“Shareholder Certification and Agreement (for US Investors)”	means the agreements to and in favour of, and for the benefit of, the Purchaser by each Seller who is a U.S. Person containing the representations, warranties, certification and agreements necessary to establish that the Purchaser Shares will not be registered under the Securities Act on the basis of an exemption from the registration requirements of the Securities Act pursuant to Regulation D thereunder in a form agreed between the Purchaser and the Sellers’ Representative;

“Shareholders” “Share Option Plan”	means the holders of Ordinary Shares and Preferred Shares whose names and addresses are set out in Part 1 of Schedule 1; means the Company’s Share Option Plan;

“Subsidiaries”	means the Group Companies other than the Company, details of which are set out in Part II of Schedule 5;

“Surviving Provisions”	means clauses 1 (Interpretation), 13 (Assignment), 15 (Entire Agreement), 16 (Notices), 17 (Announcements), 18 (Confidentiality), 19 (Costs and Expenses), 21 (Contracts (Rights of Third Parties) Act 1999), 22 (Termination), 25 (Choice of Governing Law), 24 (Severability), 26 (Jurisdiction), 27 (Agent for service) and 28 (Sellers’ Representative);

“Tax” or “Taxation”	means any form of tax, levy, impost, duty, charge, excise (including any telecommunications excise), contribution (including any national insurance, social security including, without limitation, or employer’s social security contributions payable in relation to Options), instalment or withholding of any kind imposed, collected or assessed by, or payable to, a Tax Authority and all penalties, charges, surcharges, fines, costs and interest relating to any of the above or to any obligation in respect of any of the above;

“Tax Authority”	means any Governmental Entity or other fiscal, revenue, customs or excise authority or body, competent to impose Tax;

“Tax Claim”	means a claim: (i) in respect of any breach of a Tax Warranty; or (ii) under the Tax Covenant;

“Tax Covenant”	means the deed of covenant relating to Tax set out in Schedule 8;

“Tax Warranties”	means the Warranties set out in paragraph 26 of Part B of Schedule 4;

“US Person”	means a United States person as defined in Rule 902 of Regulation S under the Securities Act;

“US GAAP”	means the generally accepted accounting principles in the United States;

“VAT”	means any value added Tax, goods and services Tax, sales or use Tax or similar Tax, including such Tax as may be levied in accordance with, but subject to derogation from, EC Directive 77/388/EEC;

“Warrantholders”	means the holders of Warrants whose names and addresses are set out in Part 2 of Schedule 1;

“Warranties”	means the Seller Warranties and the Company Warranties and the term “Warranty” shall mean any one of them;

“Warrant Instrument”	means the warrant instrument dated 27 November 2003 constituting the Warrants;

“Warrant Shares”	means the A-1 Preferred Shares to be issued to the Warrantholders following the exercise of the Warrants;

“Warrants”	means the warrants issued by the Company to purchase A-1 Preferred Shares pursuant to the terms of the Warrant Instrument;

“Warranty Claim”	means a claim in respect of any breach of any Warranty;

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day; and

“€” and “Euro”	means the single currency of the Participating Member States.
1.2	In this Agreement, unless otherwise specified:
(a)	references to Clauses, sub-Clauses, paragraphs, sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs and sub-paragraphs of, and Schedules to, this Agreement;

(b)	a reference to any Law shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any Law after the date of this Agreement would increase or alter the liability of any of the Sellers, the Company, the Sellers’ Representative or the Purchaser under this Agreement;

(c)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(d)	references to a “person” shall be construed so as to include any individual, firm, company, Governmental Entity or any joint venture, association or partnership (whether or not having separate legal personality);

(e)	use of any gender includes the other gender;

(f)	the expressions “company”, “holding company”, “subsidiary”, “subsidiary undertaking” and “wholly owned subsidiary” shall have the meaning given in the Companies Acts;

(g)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Income and Corporation Taxes Act 1988;

(h)	references to writing shall include any modes of reproducing words in a legible and non transitory form;

(i)	references to times of the day are to London time;

(j)	headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(k)	the Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Recitals and the Schedules;

(l)	references to any document in the “agreed form” means the document in a form agreed by the parties to this Agreement and initialled for the purposes of identification only by the Purchaser and the Sellers’ Representative or their respective authorised representatives or professional advisers;

(m)	where any statement is qualified by the statement “so far as the Sellers are aware” or “to the knowledge of the Sellers” or any similar expression or otherwise refers to the knowledge or awareness of the Sellers that statement shall only be deemed to be made on the basis of the actual knowledge of the relevant Seller or Sellers as at the relevant time and shall include an additional statement that it has been made after reasonable enquiry by the relevant Seller or Sellers;

(n)	where any statement is qualified by the statement “so far as the Company is aware” or “to the knowledge of the Company” or any similar expression or otherwise refers to the knowledge or awareness of the Company, that statement shall only be deemed to be made on the basis of the actual knowledge of Niklas Zennström, Janus Friis, Toivo Annus, Geoffrey Prentice, Ian Fulton, Michael Jackson, Doug Sutherland, Stefan Oberg, Joan Tallin, Pritt Kasesalu and Anti Heinla as at the time such statement is made. For the avoidance of doubt, the Company shall not be obliged to make enquiries of any other person;

(o)	a reference to “material” or “materially” shall be construed in the context of the Group taken as a whole, save where the context otherwise requires;

(p)	references to “including” shall be construed as “including without limitation”; and

(q)	references to any English legal term or provision in respect of any jurisdiction other than England and Wales shall be deemed to include that which most closely approximates in that jurisdiction to the English term or provision.
2.	Sale and purchase

2.1	At Completion, each of the Shareholders shall sell, with full title guarantee, the Sale Shares (as converted, if applicable, in accordance with Clause 3) (which shall comprise the whole of the Company’s issued share capital) set opposite his name in Schedule 1, and the Purchaser (and, with respect to one nominee Sale Share, an Affiliate of the Purchaser nominated by the Purchaser by notice in writing to the Sellers’ Representative no later than five Business Days prior to Completion) shall purchase all of the Sale Shares free from all Encumbrances, together with all rights attached or accruing to them at Completion including the right to receive all dividends, distributions or any return of capital declared, paid or made in respect of the Sale Shares after Completion.

2.2	With effect from Completion, each of the Shareholders irrevocably waives any and all rights over any of the Sale Shares (and, as appropriate, over the Warrant Shares) conferred upon him by the Articles, the Investors Rights Agreement and the Investor Documentation or in any other way. Each of the Shareholders agree that the Articles, the Investors Rights Agreement and the Investor Documentation shall remain in full force and effect up to the date of Completion, but with effect from Completion, the Investors Rights Agreement and the Investor Documentation (notwithstanding the terms thereof) shall be terminated and no party thereto shall have any claims against the Company or any other party arising out of, or in connection with, any of such agreements, save for any rights that have accrued prior to Completion.
2.3	At Completion, each Option that is outstanding and unexercised immediately prior to Completion, whether or not vested, shall be converted into and become an option to purchase Purchaser Shares as provided below in this sub-clause 2.3, and the Purchaser shall assume such Option in accordance with this sub-clause 2.3 and the terms (as in effect as of the date of this Agreement) of the Share Option Plan and/or the share option agreement by which such Option is evidenced; provided, however, that if the consent of the holder of any Option is required in connection with the actions contemplated by this sub-clause 2.3, then the Option shall not be converted as described in this sub-clause 2.3 until such consent is obtained. All rights to purchase Ordinary Shares under Options converted as contemplated by this paragraph (“Assumed Options”) shall, effective as of Completion, thereupon be converted into rights to purchase Purchaser Shares. Accordingly, from and after Completion: (i) each Assumed Option may be exercised solely for Purchaser Shares; (ii) the number of Purchaser Shares subject to each Assumed Option shall be determined by multiplying the number of Ordinary Shares that were subject to such Assumed Option immediately prior to Completion by the Conversion Ratio (as defined below), and rounding the resulting number up to the nearest whole number of Purchaser Shares; (iii) the per share exercise price for the Purchaser Shares issuable upon exercise of each Assumed Option shall be determined by dividing the per share exercise price of Ordinary Shares subject to such Option, as in effect immediately prior to Completion, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Assumed Option shall otherwise remain unchanged as a result of the conversion of such Assumed Option; provided, however, that: (A) each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Purchaser Shares subsequent to Completion; and (B) the Purchaser’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Assumed Option. For the purpose of this sub-clause 2.3, the “Conversion Ratio” shall mean the number determined by dividing: (i) €2,500,000,000; by (ii) the product of: (A) the Aggregate Outstanding Share Number; and (B) the Completion Purchaser Share Price (adjusted to the extent appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Purchaser Shares). The Purchaser shall file with the SEC, no later than 15 days after Completion, a registration statement on Form S-8 (or any successor form), if available for use by the Purchaser, relating to the Purchaser Shares issuable with respect to the Assumed Options.

2.4	The Company undertakes to procure that the board of the Company shall exercise its discretion as necessary in accordance with the terms of the Share Option Plan to permit the conversion of Options as set out in sub-clause 2.3.

2.5	Each Warrantholder agrees to take such steps as may be reasonably required by the Company or the Purchaser in connection with the exercise of Warrants pursuant to sub-clause 3.2. Each Warrantholder further undertakes to the Purchaser that each Warrant Share issued to such Warrantholder between the date of this Agreement and the Completion Date upon exercise of any Warrants held by it shall constitute Sale Shares and shall be sold by the relevant Warrantholder to the Purchaser at Completion in accordance with sub-clause 2.1.

3.	Exercise of Warrants; Conversion of Preferred Shares

3.1	Each Seller holding Preferred Shares hereby elects to convert all such Preferred Shares into Ordinary Shares at Completion in accordance with the formalities specified in the Articles.

3.2	Subject to payment of the Aggregate Exercise Amount by the Purchaser to the Company in accordance with sub-clause 4.2(c), each Warrantholder hereby: (a) elects to exercise at Completion all Warrants held by such Warrantholder as at Completion; and (b) elects to convert all Preferred Shares issued upon the exercise of the Warrants into Ordinary Shares at Completion. Each Warrantholder agrees that the exercise price payable upon issue of each Preferred Share subject to such Warrant shall be deducted from the Fixed Consideration A Election Per Share Upfront Cash Amount, the Fixed Consideration B Election Per Share Upfront Cash Amount or the Earn Out Election Per Share Upfront Cash Amount, as applicable, payable to such Warrantholder in respect of such Ordinary Share in accordance with sub-clause 4.2.

3.3	With effect from Completion, each Shareholder and Warrantholder irrevocably waives, relinquishes and releases any and all rights such Shareholder or Warrantholder may have with respect to any Preferred Shares or Warrants held by such Shareholder or Warrantholder.

4.	Election; Payment of Upfront Amounts

4.1	Each Shareholder and each Warrantholder hereby irrevocably elects, with respect to each Ordinary Share held by such Shareholder and to be held by such Warrantholder immediately prior to Completion (taking into account the exercise and conversion described in sub-clauses 3.1 and 3.2), to receive either the Fixed Consideration A Election Per Share Consideration the Fixed Consideration B Election Per Share Consideration or the Earn Out Election Per Share Consideration as set forth opposite the name of such Shareholder or Warrantholder on their individual signature pages. Each Shareholder and each Warrantholder shall also indicate on their individual signature pages the number of its Ordinary Shares which it will be selling for Cash Consideration and the number of its Ordinary Shares which it will be selling for consideration in the form of Purchaser Shares.

4.2	At Completion, the Purchaser shall, or shall cause its transfer agent, to:
(a)	in accordance with sub-clause 4.3, with respect to each Fixed Consideration A Election Share: (i) pay to the Receiving Bank Account on behalf of the holder thereof the Fixed Consideration A Election Per Share Upfront Cash Amount in cash, less any exercise price to be deducted in accordance with sub-clause 3.2; (ii) deliver to the Sellers’ Representative on behalf of the holder thereof the number of Purchaser Shares equal to the Fixed Consideration A Election Exchange Ratio less the Fixed Consideration A Election Escrow Share Number; and (iii) deliver to the Escrow Agent in accordance with Clause 7, the Fixed Consideration A Election Escrow Share Number;

(b)	in accordance with sub-clause 4.3, with respect to each Fixed Consideration B Election Share: (i) pay to the Receiving Bank Account on behalf of the holder thereof the Fixed Consideration B Election Per Share Upfront Cash Amount in cash, less any exercise price to be deducted in accordance with sub-clause 3.2; (ii) deliver to the Sellers’ Representative on behalf of the holder thereof the number of Purchaser Shares equal to the Fixed Consideration B Election Exchange Ratio less the Fixed Consideration B Election Escrow Share Number; and (iii) deliver to the Escrow Agent in accordance with Clause 7 the Fixed Consideration B Election Escrow Share Number;

(c)	in accordance with sub-clause 4.3, with respect to each Earn Out Election Share: (i) pay to the Receiving Bank Account on behalf of the holder thereof the Earn Out Election Per Share Upfront Cash Amount in cash, less any exercise price to be deducted in accordance with sub-clause 3.2; (ii) deliver to the Sellers’ Representative on behalf of the holder thereof the number of Purchaser Shares equal to the Earn Out Election Exchange Ratio less the Earn Out Election Escrow Share Number; and (iii) deliver to the Escrow Agent in accordance with Clause 7, the Earn Out Election Escrow Share Number; and

(d)	with respect to each Warrant exercised by a Warrantholder in accordance with sub-clause 3.2, pay the exercise price of such Warrant to the Company on behalf of the relevant Warrantholder.
4.3	Payment of the aggregate amount of the Cash Consideration payable at Completion shall be made by wire transfer of funds for same day value in Euro to the Receiving Bank Account and payment of the aggregate amount of such Cash Consideration to the Receiving Bank Account shall constitute good discharge to the Purchaser in respect of its obligations under this sentence. The Sellers’ Representative shall procure that such Cash Consideration is thereafter paid to the respective accounts of the Sellers (such accounts to have been notified to the Sellers’ Representative in writing by no later than the fifth Business Day prior to Completion) in accordance with their respective entitlements. A share certificate evidencing the aggregate number of Purchaser Shares to be issued pursuant to sub-clauses 4.2(a)(ii), 4.2(b)(ii) and 4.2(c)(ii) shall be delivered to the Sellers’ Representative at the address set forth in Clause 16 and delivery of such share certificates to the Sellers’ Representative at such address shall constitute good discharge to the Purchaser in respect of its obligations under this sentence. The Sellers’ Representative shall procure that such share certificates evidencing Purchaser Shares are thereafter distributed to the Sellers in accordance with their respective entitlements.

4.4	If, during the period from the date of this Agreement through Completion, the outstanding Ordinary Shares, Preferred Shares or Purchaser Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or by any other reason, or if a stock dividend is declared by the Company or the Purchaser during such period, or a record date with respect to any such event shall occur during such period, then the Earn Out Election Exchange Ratio, the Fixed Consideration A Election Exchange Ratio and the Fixed Consideration B Election Exchange Ratio shall each be adjusted to the extent appropriate.

4.5	No fractional Purchaser Shares shall be issued pursuant to this Agreement, and no certificates or scrip for any such fractional shares shall be issued. Any Seller who would otherwise be entitled to receive a fraction of a Purchaser Share (after aggregating all fractional Purchaser Shares issuable to such Seller) shall, in lieu of such fraction of a share, be paid in cash the amount in Euro (rounded up to the nearest whole Euro cent), without interest, determined by multiplying such fraction by the Completion Purchaser Share Price.

4.6	Each Seller who has made a Fixed Consideration A Election or a Fixed Consideration B Election hereby agrees that, during the 18-month period following Completion, such Seller shall not, directly or indirectly offer, sell, offer to sell, agree to sell, pledge, assign, encumber, grant any option to purchase, transfer, dispose of, enter into any swap, or other agreement with respect to or reduce his risk with respect to, 75% of the Purchaser Shares received by such Seller pursuant to sub-clause 4.2(a)(ii) (the Purchaser Shares subject to the restrictions contained in this sentence being referred to as the “Fixed Consideration Lock-Up Shares”); provided, however, that (a) each Seller may hedge any of such Sellers Fixed Consideration Lock-Up Shares provided that all such hedging activity is in full compliance with all applicable Laws, and (b) the restrictions imposed on each Seller under this sentence shall expire with respect to one third of the Fixed Consideration Lock-Up Shares received by such Seller on each of the 180th, 360th and 540th day following the Completion Date. Notwithstanding the foregoing, subject to compliance with all applicable securities and other Laws, any Seller that is a venture capital or similar fund may transfer any Purchaser Shares received pursuant to this Agreement to any other venture capital or similar fund that is both an Affiliate of the transferor venture capital or similar fund and is also a Seller (it being understood that: (a) the transferee on transfer shall be bound by all of the terms of this Agreement as if such transferee received such Purchaser Shares at Completion; and (b) any attempted transfer in violation of this sentence shall be null and void). Each Seller who has made the Earn Out Election hereby agrees that, during the two-year period following Completion, such Seller shall not, directly or indirectly offer, sell, offer to sell, agree to sell, pledge, assign, encumber, grant any option to purchase, transfer, dispose of, enter into any swap, hedging or other agreement with respect to or reduce his risk with respect to, any Purchaser Shares received by such Seller pursuant to sub-clause 4.2(b)(ii) (the Purchaser Shares subject to the restrictions set forth in this sentence being referred to as the “Earn Out Lock-Up Shares” and, together with the Fixed Consideration Lock-Up Shares, the “Lock-Up Shares”)); provided, however, that the restrictions imposed on each Seller under this sentence shall expire with respect to 25% of the Earn Out Lock-Up Shares received by such Seller on each of the 180th, 360th, 540th and 720th day following the Completion Date. Each Seller acknowledges and agrees that: (a) stop transfer instructions will be given to the Purchaser’s transfer agent with respect to the Lock-Up Shares, and (b) each certificate representing any Lock-Up Shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities Laws or otherwise):
“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED SEPTEMBER 11, 2005, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER.”
4.7	The consideration payable by the Purchaser to the Sellers under this Agreement and the Earn Out Agreement is exclusive of any stamp duty, other transfer taxes, fees or duties and any registration fees, duties or similar wherever charged in respect of the transfer of the Sale Shares which shall be borne by the Purchaser and be payable in addition to the Consideration payable hereunder.

5.	Conditions

5.1	The sale and purchase of the Sale Shares and the completion of the other transactions contemplated by this Agreement is in all respects conditional upon those matters listed in Schedule 2, provided that, (i) the Purchaser may in its absolute discretion waive the conditions set out in paragraphs 1 to 6 and 10 to 13 and 15 to 17 of Schedule 2 by written notice to the Sellers’ Representative, and (ii) the Sellers’ Representative may in his absolute discretion waive the conditions set out in paragraphs 7 to 9, 14 and 18 of Schedule 2 by written notice to the Purchaser.

5.2	The Sellers shall use all reasonable endeavours to cause the conditions set out in paragraphs 2, 3, 12, 13, 16 (but solely in relation to the agreement between Joltid and the Company) and 17 of Schedule 2 to be fulfilled as soon as possible after the date of this Agreement (to the reasonable satisfaction of the Purchaser); and the Purchaser shall use all reasonable endeavours to cause the conditions set out in paragraphs 1, 7 to 9, 14 and 18 of Schedule 2 to be fulfilled as soon as possible after the date of this Agreement.

5.3	The Sellers shall use their reasonable endeavours to cause all those individuals listed in paragraph 15 of Schedule 2 to enter into and deliver to the Purchaser a Non-Competition Agreement on or prior to Completion.

5.4	To the extent requested by the Purchaser, the Sellers undertake to provide the Purchaser and any Governmental Entity, the approval or authorisation of which is required under any applicable anti-trust laws for the consummation of any of the transactions contemplated by this Agreement, with any reasonable co-operation (including, for the avoidance of doubt, attendance at meetings with the Purchaser or such Governmental Entity as is reasonably required by the Purchaser), information and documents reasonably required for the purpose of making any submissions, filings and notifications to any such Governmental Entity or of liaising with any Governmental Entity in relation to the Business, provided that any such co-operation or other assistance does not cause unreasonable disruption to the running of the Business. Any out of pocket costs properly incurred by the Company or any of the Sellers pursuant to a request of the Purchaser made under this Clause 5.4 shall be promptly reimbursed by the Purchaser.

6.	Conduct of business before Completion

6.1	The Shareholders shall take all reasonable actions within their power to procure, and the Company shall procure, that the Business is conducted in the ordinary course during the period from the date of this Agreement to Completion. Without limitation to the generality of the foregoing, the Shareholders shall take all reasonable actions within their power to procure, and the Company shall procure, that between the date of this Agreement and Completion no member of the Group shall undertake any of the Restricted Actions without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

6.2	Sub-Clause 6.1 shall not operate so as to restrict or prevent:
(a)	any matter reasonably undertaken by any member of the Group in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which the Purchaser will be notified in advance, where such advance notice is reasonably practicable, failing which the Purchaser shall be notified promptly thereafter) only for so long as such emergency or disaster situation continues and/or solely to the extent that the Company reasonably considers necessary to mitigate the effects of such emergency or disaster situation;

(b)	the completion or performance of any obligations undertaken pursuant to or matters contemplated by any agreement or arrangement entered into by any member of the Group prior to the date of this Agreement;

(c)	any single increase in basic salary of employees (excluding Senior Employees) of any member of the Group provided that such increase does not exceed 2% of the basic salary payable to such employees and is made in the ordinary course;

(d)	any matter contemplated in this Agreement; or

(e)	any matter undertaken with the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed).
6.3	From the date of this Agreement until Completion, the Shareholders and the Company shall and shall procure that each of the Group Companies shall give the Purchaser and its authorised representatives reasonable access to books, records, accounts, documents, personnel and offices of the Business.

6.4	Neither the Shareholders nor the Company shall be obliged to grant access pursuant to sub-clause 6.3 to the extent that such access materially interferes with the ability of the Group to conduct the Business or its functions and operations.

6.5	From the date of this Agreement until Completion, the Company shall take all reasonable actions within its power to procure that each of the Group Companies shall provide notice to the Purchaser and its authorised representatives of any enquiry or investigation of, or any material communication, material correspondence or material request received from, a Governmental Entity in relation to the Business of which it is aware.

6.6	To the extent not already done on or prior to the date of this Agreement, the Sellers shall and the Company shall use all reasonable endeavours to ensure that as of, or as soon as possible after, the date of this Agreement (and in any event prior to Completion), the Company’s Articles of Association contain “drag along” provisions similar to the provisions contained at Schedule 13.

6.7	The Sellers hereby agree to be responsible for any breach by the Company of any Company Covenant (for the avoidance of doubt, no claim bought by the Purchaser against any Seller pursuant to this Clause 6.7 shall be considered a Seller Claim).

7.	Escrow

7.1	At Completion, the Purchaser shall deliver or cause to be delivered to the Escrow Agent for deposit into the Escrow Account:
(a)	with respect to each Fixed Consideration A Election Share, the number of Purchaser Shares (rounded up to the nearest whole share) equal to the product of: (i) the Escrow Fraction; multiplied by (ii) the quotient of: (A) the sum of: (1) the Fixed Consideration A Election Per Share Upfront Cash Amount; plus (2) the product of: (x) the number of Purchaser Shares equal to the Fixed Consideration A Election Exchange Ratio; multiplied by (y) the Completion Purchaser Share Price; divided by (B) the Completion Purchaser Share Price (the number of Purchaser Shares to be contributed to the Escrow Account with respect to each Fixed Consideration A Election Share being referred to as the “Fixed Consideration A Election Escrow Share Number”);

(b)	with respect to each Fixed Consideration B Election Share, the number of Purchaser Shares (rounded up to the nearest whole share) equal to the product of: (i) the Escrow Fraction; multiplied by (ii) the quotient of: (A) the sum of: (1) the Fixed Consideration B Election Per Share Upfront Cash Amount; plus (2) the product of: (x) the number of Purchaser Shares equal to the Fixed Consideration B Election Exchange Ratio; multiplied by (y) the Completion Purchaser Share Price; divided by (B) the Completion Purchaser Share Price (the number of Purchaser Shares to be contributed to the Escrow Account with respect to each Fixed Consideration B Election Share being referred to as the “Fixed Consideration B Election Escrow Share Number”); and

(c)	with respect to each Earn Out Election Share, the number of Purchaser Shares (rounded up to the nearest whole share) equal to the product of: (i) the Escrow Fraction; multiplied by (ii) the quotient of: (A) the sum of: (1) the Earn Out Election Per Share Upfront Cash Amount; plus (2) the product of: (x) the number of Purchaser Shares equal to the Earn Out Election Exchange Ratio; multiplied by (y) the Completion Purchaser Share Price; divided by (B) the Completion Purchaser Share Price (the number of Purchaser Shares to be contributed to the Escrow Account with respect to each Earn Out Election Share being referred to as the “Earn Out Election Escrow Share Number”).
The Purchaser Shares deposited into the Escrow Account pursuant to this Clause 7 (as such shares may be modified in accordance with Clause 7.4 or as their number may be reduced from time to time in accordance with Schedule 9, the “Escrow Shares”) shall be held in the Escrow Account by the Escrow Agents on behalf of the Sellers as beneficial owners in accordance with Schedule 9.

7.2	Any transfer of Escrow Shares made to the Purchaser from the Escrow Account in respect of the settlement or satisfaction of any Relevant Claim will be considered a pro rata adjustment in an amount equal to the Settled Amount (as defined in Schedule 9) to the Consideration received by each Seller.

7.3	The Purchaser shall cause to be issued and delivered to the Bank: (i) a stock certificate registered in the name of the Bank (or its nominee) evidencing the aggregate number of Escrow Shares to be deposited into the Escrow Account pursuant to sub-clause 7.1; and (ii) a copy of the Completion Escrow Share register. Each Seller shall be entitled to exercise all voting rights with respect to the Escrow Shares deposited into the Escrow Account on such Seller’s behalf, by instructing the Bank how such Seller wishes such Escrow Shares to be voted. The Purchaser agrees to instruct the Bank not to vote any Escrow Shares on behalf of any Seller unless instructed when and how to do so by such Seller.

7.4	Any Purchaser Shares or other property (other than ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving the Purchaser) shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Bank in the Escrow Account. Any securities or other property received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of Purchaser Shares, payment of a stock dividend or other stock distribution in or on Purchaser Shares, or change of Purchaser Shares into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving the Purchaser, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Escrow Shares. Ordinary cash dividends payable in respect of the Escrow Shares will be paid by the Purchaser directly to the Receiving Bank Account on behalf of the relevant Sellers and not to the Bank and payment of such cash dividends to the Receiving Bank Account on behalf of the relevant Sellers shall constitute good discharge to the Purchaser in respect of them. The Sellers’ Representative shall procure that such cash dividends are thereafter paid to the respective accounts of the Sellers in accordance with their respective entitlements.

8.	Completion

8.1	Completion shall take place on the Completion Date at the offices of the Sellers’ Solicitors in London, Brussels or at such other venue as may be agreed in writing between the Sellers’ Representative and the Purchaser.

8.2	At Completion the Sellers shall do or procure those things listed in Part A of Schedule 3, the Key Employees shall do those things listed in Part B of Schedule 3, the Warrantholders holding Warrants not previously exercised shall do those things listed in Part C of Schedule 3 and the Purchaser shall do those things listed in Part D of Schedule 3.

8.3	None of the Purchaser, the Sellers or the Company shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.

8.4	If the respective obligations of the Sellers and/or the Purchaser under sub-clause 8.2 and Schedule 3 are not complied with on the Completion Date the Purchaser or, as the case may be, the Sellers’ Representative may:
(a)	defer Completion (so that the provisions of this Clause 8 shall apply to Completion as so deferred);

(b)	proceed to Completion as far as practicable (without limiting their respective rights under this Agreement); or

(c)	in the event that Completion has not occurred by the End Date, terminate this Agreement by notice in writing to the Purchaser, in the case of notice by the Sellers’ Representative, or to the Sellers’ Representative and the Company, in the case of notice by the Purchaser, provided that the reason Completion has not occurred by the End Date is not attributable to any act or omission by the Purchaser, in the case of notice by the Purchaser, or by any Seller, in the case of notice by the Sellers’ Representative.
8.5	If this Agreement is terminated in accordance with Clause 22 and without limiting any party’s right to claim damages, all obligations of the Sellers, the Company and the Purchaser under this Agreement shall end (except for the Surviving Provisions) but (for the avoidance of doubt) any liabilities and related rights which have accrued before termination shall continue to exist.

8.6	The Tax Covenant shall come into full force and effect at Completion.

9.	Warranties and Limitations

9.1	Each of the Sellers hereby severally warrants to the Purchaser in the terms of the Seller Warranties at the date of this Agreement. For the avoidance of doubt, each Seller warrants to the Purchaser in the terms of the Seller Warranties for himself only and shall have no liability whatsoever in respect of a breach of a Seller Warranty by any other Seller.

9.2	The Company hereby warrants to the Purchaser in the terms of the Company Warranties at the date of this Agreement (it being understood that, for purposes of the Conditions to Completion contained in Schedule 2, all “material adverse effect” qualifications and other materiality qualifications contained in the Company Warranties shall be disregarded).

9.3	The Warranties set out in separate paragraphs of Schedule 4 shall be separate and independent and (except as expressly provided otherwise in this Agreement) no Warranty shall be limited by reference to any other Warranty.

9.4	The Warranties are qualified by and are subject to:
(a)	any facts and circumstances fairly disclosed in this Agreement, the Disclosure Letter or any of the documents annexed (whether in written form or contained on CD or similar electronic media) to the Disclosure Letter with sufficient detail to allow a reasonably sophisticated purchaser to evaluate such matters; and

(b)	the other limitations and qualifications set out in:

(i)	Schedule 11; and

(ii)	the Tax Covenant insofar as they are expressed to apply to the Tax Warranties.
9.5	Each of the Sellers agrees and undertakes to the Purchaser (for the Purchaser itself and as agent for each individual and entity referred to in this sub-clause 9.6) that it has no rights against and hereby waives and shall not make any claim against any of the Group Companies or, except in the case of fraud, dishonesty or wilful default, any present or former employee, director, agent or officer of any of the Group Companies on whom it may have relied before agreeing to any term of or before entering into this Agreement, including in relation to any information supplied or omitted to be supplied by any such person in connection with the Warranties or this Agreement.

9.6	The Warranties shall be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the date of Completion, except to the extent that any Warranty speaks as of another date in which case such Warranty shall refer to such other date.

9.7	Each of the Sellers agrees and undertakes to notify promptly to the Purchaser in writing if it, after the date of this Agreement, becomes actually aware of any circumstance which would cause or, in the reasonable opinion of the Sellers, be reasonably likely to cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing, except to the extent that any Warranty speaks as of another date in which case such Warranty shall refer to such other date) to become untrue or inaccurate or misleading in any respect which is material to the Business or to the completion of the transactions contemplated by this Agreement.

9.8	The Purchaser hereby warrants to the Sellers in the terms of the Purchaser Warranties at the date of this Agreement. The Purchaser Warranties shall be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing as if references in the Purchaser Warranties to the date of this Agreement were references to the date of Completion, except to the extent that any Purchaser Warranty speaks as of another date in which case such Purchaser Warranty shall refer to such other date (it being understood that, for the purposes of the Conditions to Completion contained in Schedule 2, all “material adverse effect” qualifications and other materiality qualifications contained in the Purchaser Warranties shall be disregarded).

9.9	No fact, matter or circumstance of which the Purchaser has knowledge as of the date of this Agreement or had knowledge at any time prior to Completion (other than any fact, matter or circumstance fairly disclosed in this Agreement, the Disclosure Letter or any of the Data Room Documents (as defined in the Disclosure Letter) shall have the effect of limiting or restricting any liability of the Sellers (or any rights of the Purchaser) with respect to any Relevant Claim, or any liability arising as a result of any fraud, fraudulent misrepresentation or dishonesty, provided that, solely for the purposes of determining whether or not the condition to Completion set forth in paragraph 2 of Schedule 2 has been satisfied, no fact, matter or circumstance of which the Purchaser has actual knowledge as of the date of this Agreement shall form the basis of an assertion that any Warranty is untrue when repeated immediately prior to Completion or, to the extent that any Warranty speaks of another date, as of such other date.

10.	Effect of Completion

Any provision of this Agreement which is capable of being performed in accordance with the terms of this Agreement after Completion, but which has not been performed at or before Completion, the Warranties and all covenants and other undertakings contained in or entered into pursuant to this Agreement that are intended to be performed after Completion shall remain in full force and effect notwithstanding Completion.

11.	Conduct of Proceedings

The provisions of Schedule 10 shall apply to any Third Party Claim (as defined in Schedule 10) after Completion which might lead to a Relevant Claim or a claim for a breach of any covenant or undertaking of any Seller or a claim for a breach of any Purchaser Warranty or any covenant or undertaking of the Purchaser.

12.	Remedies and waivers

12.1	Except as otherwise expressly provided in this Agreement, no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement or any other documents referred to in it shall:
(a)	affect that right, power or remedy; or

(b)	operate as a waiver thereof.
12.2	Except as otherwise expressly provided in this Agreement, the single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

12.3	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

13.	Assignment

13.1	No party to this Agreement shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement or any causes of action arising hereunder without the prior written consent of the Sellers’ Representative and the Purchaser such consent not to be unreasonably withheld or delayed, other than an assignment by operation of Law. Notwithstanding the foregoing, the Purchaser may, without the consent of the Sellers’ Representative, assign to an Affiliate of the Purchaser the benefit of all or any of the Sellers’ obligations under this Agreement and/or any other benefit to the Purchaser arising under or out of this Agreement provided always that: (i) the liability of any Seller is in no way increased as a result of or following such assignment and (ii) prior to any such assignee ceasing to be an Affiliate of the Purchaser, the Purchaser shall procure that such assignee shall assign to the Purchaser or another Affiliate of the Purchaser the benefit of any of the Sellers’ obligations under this Agreement and/or any other benefit to the Purchaser arising under or out of this Agreement that had previously been assigned to such assignee.

13.2	Immediately after any assignment or reassignment in accordance with the second sentence of sub-Clause 13.1, the Purchaser shall give written notice thereof to the Sellers’ Representative.

13.3	Subject to sub-Clause 13.1, this Agreement will be binding upon, enure to the benefit of and be enforceable by the parties and their respective successors in title and permitted assigns.

14.	Further assurance

Insofar as they are reasonably able to do so after Completion, the Sellers shall, on being required to do so by the Purchaser, do or procure the doing of all such acts and/or execute or procure the execution of such documents as the Purchaser may reasonably consider necessary to implement and give effect to this Agreement, including the vesting of the Sale Shares in the Purchaser.

15.	Entire Agreement

15.1	This Agreement, the Earn Out Agreement, the Registration Rights Agreement, the Disclosure Letter, the Non-Competition Agreements, the Shareholder Certification and Agreement (for Non-US Investors) and the Shareholder Certification and Agreement (for US Investors) constitute the whole and only agreement among the parties relating to the sale and purchase of the Sale Shares and the other matters provided for herein. In entering into this Agreement, each party acknowledges that it is not relying upon any pre-contractual statement that is not expressly set out herein. The Purchaser confirms and agrees that it has not entered into this Agreement or any of the other documents or agreements referred to herein, in reliance or any representation or warranty of any kind whatsoever other than the Warranties.

15.2	Except in the case of fraud or dishonesty, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated.

15.3	For the purposes of this Clause 15, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

15.4	This Agreement may only be varied in writing signed by or on behalf of the Purchaser, the Company and the Sellers’ Representative, subject to the provisions of Clause 28.

16.	Notices

16.1	A notice under this Agreement shall only be effective if it is in writing. Faxes are permitted.

16.2	Notices under this Agreement shall be sent to:
(a)	in relation to a holder of Sale Shares or a Warrantholder, at the address and/or facsimile number and for the attention of the Sellers’ Representative as provided to the Purchaser in accordance with clause 28.1;

(b)	the Purchaser, for the attention of General Counsel, at:

Fax No.	Address
+1 408 376 7514	c/o eBay, Inc. 2145 Hamilton Avenue, San Jose,
California, USA 95125
with copies (for information only and which shall not constitute notice) to Neil Harvey at:

Fax No.	Address
+44(0) 20 7006 5555	Clifford Chance LLP, 10 Upper Bank Street
London E14 5JJ

provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this Clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

16.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
(a)	if delivered personally, on delivery;

(b)	if sent by first class post, three clear Business Days after the date of posting; and

(c)	if sent by facsimile, when despatched.
16.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

16.5	The provisions of this Clause 16.5 shall not apply in relation to the service of Service Documents, which shall be subject to the provisions of Clause 27.

17.	Announcements

17.1	The parties hereby agree to the release of the Press Announcement promptly following the execution of this Agreement.

17.2	Save for the Press Announcement (and any announcement that is consistent in all material respects with any other announcement made in accordance with this Clause 17), no announcement concerning the existence or the subject matter of this Agreement shall be made by any party to this Agreement without the prior written approval of the Purchaser, in the case of any announcement by any Seller or by the Sellers’ Representative, and by the Sellers’ Representative, in the case of any announcement by the Purchaser, in each case with such approval not to be unreasonably withheld or delayed. This sub-clause does not apply in the circumstances described in sub-clause 17.3.

17.3	The Purchaser may disclose the existence and terms of this Agreement (other than details relating to the Consideration elected by any of the Sellers), the Earn Out Agreement and any other agreements entered into in connection with the transactions contemplated by this Agreement, and may file any such agreements with the SEC, on a Current Report on Form 8-K and other SEC filings made by the Purchaser after the date of this Agreement. In addition, any party may, after consultation with the Purchaser, in the case of any announcement by any Seller or by the Sellers’ Representative, and with the Sellers’ Representative, in the case of any announcement by the Purchaser, make an announcement concerning the existence or the subject matter of this Agreement if required by:
(a)	Law; or

(b)	any securities exchange or Governmental Entity to which that party is subject or submits, wherever situated, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree to the contents of such announcement with the

Purchaser or the Sellers’ Representative, as the case may be, before making such announcement.

17.4	The restriction in sub-clause 17.2 shall not apply to the extent that an announcement is contained in a notification, release or announcement made by the Purchaser or a Group Company after Completion that does not include any Confidential Material (as defined in Clause 18) or details of any consideration paid by the Purchaser or received by any Seller under this Agreement or the identity of any Seller.

17.5	Subject to sub-clause 17.4, the restrictions contained in this Clause 17 shall continue to apply after Completion or termination of this Agreement without limit in time.

18.	Confidentiality

18.1	For the purposes of this Clause 18, “Representatives” means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers of that party and/or of its respective Affiliates.

18.2	Subject to Clause 17, each party to this Agreement shall (and shall procure that each of its Representatives shall) treat as confidential all information (whether written or transferred or obtained orally, visually, electronically or by any other means) obtained in connection with the preparation for and negotiation of the sale and purchase of the Sale Shares or as a result of entering into or performing this Agreement (or, with respect to secret or confidential information relating to the Business or any Group Company known by any Seller, obtained in connection with the Business or the Group Company prior to Completion) which relates to:
(a)	(in relation to the obligations of the Purchaser under this Clause 18) any secret or confidential information received or held by the Purchaser (or any of its Representatives) where such information relates to the Sellers or any of them or, prior to (but not after) Completion, any member of the Group;

(b)	the provisions of this Agreement;

(c)	the negotiations relating to this Agreement;

(d)	the subject matter of this Agreement; or

(e)	(in relation to the obligations of each of the Sellers under this Clause 18) any secret or confidential information received or held by each of the Sellers (or any of their Representatives) where such secret or confidential information relates to the Purchaser or, following Completion, any member of the Group or the Business including any secret or confidential Intellectual Property owned by any Group Company,
(it being understood, however, that information of the type referred to in clause “(a)” of this sentence shall not be deemed to be “Confidential Material” if and to the extent that the Purchaser or any of its Representatives can demonstrate that the information concerned was lawfully in the Purchaser’s possession or the possession of any of its Representatives (in either case as evidenced by written records) and not subject to any obligation of secrecy on its part prior to its being received or held as described in this sub-clause 18.2)

(the abovementioned items of information shall, for the purposes of this Clause 18, be referred to herein as “Confidential Material”).

18.3	Notwithstanding the other provisions of this Clause 18, any party to this Agreement and any of such party’s Representatives may disclose Confidential Material:
(a)	if and to the extent that such party or such Representative, as the case may be, can demonstrate that disclosure is required by Law in any applicable jurisdiction;

(b)	if and to the extent that such party or such Representative, as the case may be, can demonstrate that disclosure is required by any securities exchange or Governmental Entity (including, for the avoidance of doubt, any Tax Authority) to which that party is subject wherever situated;

(c)	for the purpose of any Proceedings;

(d)	to its Representatives on a need to know basis provided that each person to whom disclosure is made is advised of the confidentiality obligations under this Agreement and agrees to be bound thereby;

(e)	if and to the extent that such party or such Representative, as the case may be, can demonstrate that disclosure of the information has come into the public domain through no fault of that party (or any of that party’s Representatives) or the fault of any person to whom Confidential Material has been disclosed in accordance with this sub-clause 18.3; or

(f)	if and to the extent that the Sellers’ Representative (in respect of disclosure by the Purchaser or its Representatives, including the Company following Completion) or the Purchaser (in respect of disclosure by the Sellers or their respective Representatives and the Company prior to Completion) has given prior written consent to the disclosure; or

(g)	to an insurer under an Insurance Policy taken out or intended to be taken out to benefit any Group Company, to the extent that such disclosure is required to determine the terms of that Insurance Policy.
Any information to be disclosed pursuant to paragraphs (a) or (b) of this sub-clause 18.3 shall be disclosed only after consultation with the other parties to this Agreement to whom such information is relevant and the party intending to disclose the Confidential Material shall take into account the reasonable comments or requests of such other party.

18.4	The restrictions contained in this Clause 18 shall continue to apply after Completion or termination of this Agreement without limit in time.

18.5	Each party to this Agreement shall procure that its respective Representatives also comply with the provisions of sub-clauses 18.2 and 18.3, mutatis mutandis. Each party to this Agreement shall be responsible for breach of the above confidentiality undertaking by it or its Representatives.

18.6	Each party to this Agreement shall only use (or permit the use by its Representatives of) the Confidential Material received or held by it or its Representatives for the purposes of performing the obligations under this Agreement or for the purposes of establishing a defence in the course of any Proceedings.

19.	Costs and expenses

19.1	Except as otherwise expressly stated in any other provision of this Agreement, each party to this Agreement shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Sale Shares and the Warrants and the preparation, execution and carrying into effect of this Agreement and all other documents referred to in this Agreement; provided, however, that the Sellers shall pay the costs and expenses of the Company’s legal, financial and other professional advisers in connection with the sale and purchase of the Sale Shares or otherwise in connection with carrying into effect of this Agreement and all other documents referred to in this Agreement.

20.	Counterparts

20.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

20.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

21.	Contracts (Rights of Third Parties) Act 1999

21.1	Save as otherwise expressly provided in this Agreement, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement. Notwithstanding the foregoing, any benefits conferred by this Agreement on any third party by virtue of such statute, the parties to this Agreement may agree to vary or rescind this Agreement without any such third party’s consent.

22.	Termination

22.1	This Agreement may be terminated at any time prior to Completion as follows:
(a)	by mutual written consent of the parties;

(b)	by the Sellers’ Representative in accordance with Clause 22.3; or

(c)	by either the Purchaser or the Sellers’ Representative if Completion has not occurred by the End Date (provided that the reason Completion has not occurred by the End Date is not attributable to any act or omission by the Purchaser, in the case of the Purchaser seeking so to terminate, or any Seller, in the case of the Sellers’ Representative seeking so to terminate).
22.2	If this Agreement terminates in accordance with sub-clause 22.1 all obligations of the parties under this Agreement shall end (except for the Surviving Provisions) but (for the avoidance of doubt) any liabilities and related rights which have accrued before termination shall continue to exist.

22.3	If the Purchaser has elected to waive either of the conditions to Completion set forth in paragraphs 2 and 3 of Schedule 2, the Purchaser shall be deemed to have waived any and all claims it may have against the Sellers (or any of them) in respect of the relevant breach or breaches of Warranty or other relevant provision of this Agreement provided however that the Purchaser shall not be deemed to have waived any of such claims if:
(a)	the Purchaser has delivered written notice to the Sellers’ Representative specifying in reasonable detail (with supporting evidence), the event, matter or breach which gives rise to the relevant breach or breaches of Warranty, covenant or undertaking under this Agreement together with a good faith, best estimate of the amount likely to be claimed in respect of the relevant breach or breaches;

(b)	the Purchaser has provided the Sellers’ Representative with a right to terminate this Agreement; and

(c)	the Sellers’ Representative has not exercised such right in writing within 5 Business Days of receipt of the notice referred to in sub-clause (a) above.
23.	No Set Off

23.1	All sums paid or payable pursuant to this Agreement or any other agreement entered into in connection with the transactions contemplated by this Agreement shall be paid in full without any deduction, withholding, counterclaim or set off unless any deduction or withholding is required by Law.

24.	Severability

24.1	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

25.	Choice of Governing Law

25.1	This Agreement shall be governed by and construed in accordance with English law and the parties submit themselves to the exclusive jurisdiction of the Courts of England and Wales in respect of any Proceedings.

26.	Jurisdiction

26.1	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought in the English courts.

26.2	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

26.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts.

27.	Agent for service

27.1	Each Seller irrevocably appoints the Company to be its agent for the receipt of service of process in England. Each Seller agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent. Each Seller further agrees that, as soon as possible following the date of this Agreement (and in any event prior to completion) they shall jointly appoint an independent process agent for service in accordance with clause 27.6.

27.2	The Purchaser irrevocably appoints eBay (UK) Limited of Carmelite, 50 Victoria Embankment, London EC4 to be its agent for the receipt of service of process in England. The Purchaser agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

27.3	The Sellers’ Representative irrevocably appoints Law Debenture of 5th Floor, 100 Wood Street, London EC2V 7EX to be its agent for the receipt of process in England. The Sellers’

Representative agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

27.4	The Company irrevocably appoints Law Debenture of 5th Floor, 100 Wood Street, London EC2V 7EX to be its agent for the receipt of process in England. The Company agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

27.5	Any Service Document shall be deemed to have been duly served if marked for the attention of the address of the relevant agent appointed under sub-clause 27.1 or 27.2 or 27.3 (as the case may be) or such other address within England and Wales as may be notified to the party wishing to serve the Service Document and:
(a)	left at the specified address; or

(b)	sent to the specified address by first class post.
In the case of (a), the Service Document will be deemed to have been duly served when it is left. In the case of (b), the Service Document shall be deemed to have been duly served three clear Business Days after the date of posting.

27.6	If the agent appointed under sub-clauses 27.1 or 27.2 or 27.3 at any time ceases for any reason to act as such for the relevant party, that party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, the other parties shall be entitled by notice to that party to appoint a replacement agent to act on that party’s behalf. The provisions of this Clause applying to service on an agent apply equally to service on a replacement agent.

27.7	A copy of any Service Document served on an agent shall be sent by post to the party that appointed the relevant agent. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

27.8	“Service Document” means a claim form, application notice, order or judgment or other document relating to any Proceedings.

28.	Sellers’ Representative

28.1	As soon as reasonably practicable following the date of this Agreement and in any event prior to Completion, the Key Employees will notify the Purchaser in writing of the identity of the Sellers’ Representative (it being understood that until a Sellers’ Representative shall be appointed, Niklas Zennström shall serve as the Sellers’ Representative) and shall provide the Purchaser with notice details of the Sellers’ Representative for the purposes of Clause 16.2.

28.2	Promptly upon appointment, the Sellers’ Representative whose identity has been so notified to the Purchaser shall enter into a Deed of Adherence.

28.3	Each Seller hereby irrevocably confirms that such Seller shall be bound by any steps or actions taken or agreement entered into by the Sellers’ Representative (or such other person appointed for the time being pursuant to this sub-clause 28.3) acting as the Sellers’ Representative on the terms of this Agreement, provided that the written consent of each Seller affected thereby shall be required in order to approve any amendment or variation to the terms of this Agreement that involves either (i) a reduction in the amount or a variation in the form of the consideration receivable by any Seller hereunder, or (ii) an increase in the scope and/or quantum of the liability of any Seller hereunder.

28.4	If:
(A)	Sellers entitled to 66 2/3 per cent or more in aggregate of the Consideration so direct in writing; or

(B)	for any reason, the then current Sellers’ Representative shall not be able to act as the Sellers’ Representative and Sellers entitled to 50 per cent or more in aggregate of the Consideration nominate in writing another person to fill the role of Sellers’ Representative hereunder, such other person as shall be so notified in writing to the Purchaser by such Sellers shall be the Sellers’ Representative in substitution for the then current Sellers’ Representative from time to time; provided, however, that the Sellers’ Representative shall be the same person as the Earn Out Representative (as defined in the Earn Out Agreement) and, except prior to Completion as described in sub-clause 28.1, shall not be a member of Senior Management.

28.5	The Sellers shall severally indemnify and hold harmless the Sellers’ Representative from and against any costs, expenses, losses, claims, damages or liabilities (or actions in respect thereof) related to or arising out of the performance of his function as Sellers’ Representative, save for any such costs, expenses, losses, claims, damages or liabilities that result from the fraud or dishonesty of the Sellers’ Representative. The Sellers’ Representative shall have no liability (whether direct or indirect, in contract or tort or otherwise) to any Seller or any other party to this Agreement in connection with the performance of his function as Sellers’ Representative except for liability for any costs, expenses, losses, claims, damages, liabilities or expenses that are incurred by any Seller as a result of the fraud or dishonesty of the Sellers’ Representative.

28.6	Each Seller shall provide the Sellers’ Representation with its postal address, phone number, fax number, email address, bank account details and payment instructions at least five Business Days prior to Completion.

28.7	Each Seller agrees and undertakes to co-operate fully and set in good faith in relation to any request or attempt from or by the Sellers’ Representation to consult or otherwise communicate with such Seller.
IN WITNESS WHEREOF this Agreement has been signed on behalf of the parties the day and year first above written.

Schedule 2
(Conditions to Completion)
1.	To the extent required, antitrust approvals and authorisations necessary for Completion of this Agreement.

2.	Each of the Company Warranties contained in paragraph 4 of Part B of Schedule 4 remaining true in all material respects when repeated immediately prior to Completion (except to the extent that any such Warranty speaks of another date in which case such Warranty shall be true in all material respects as at such other date). Except as provided in the preceding sentence, each of the Seller Warranties and Company Warranties remaining true when repeated immediately prior to Completion (except to the extent that any such Warranty speaks as of another date in which case such Warranty shall be true as of such other date), save to the extent that the failure of any such Warranty to remain true when so repeated, when taken together with all other failures of any such Warranties to remain true when so repeated, would not (and would not reasonably be expected to) have a material adverse effect on the business lines as contemplated by the Projections, financial condition or results of operations of the Group taken as a whole or on the ability of any Seller to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

3.	(A) all of the covenants and undertakings that the Sellers and the Company are required to comply with or to perform at or prior to Completion shall have been complied with and performed, and for the purposes of this condition to Completion such covenants and undertakings shall be deemed to have been complied with and performed unless any failure to comply with or perform such covenants or undertakings: (i) has had (or would reasonably be expected to have) a material adverse effect on the business lines as contemplated by the Projections, financial condition or results of operations of the Group taken as a whole; or (ii) has increased (or would reasonably be expected to increase) in any material respect the cost of the transactions contemplated by this Agreement to the Purchaser; and (B) neither the Sellers nor the Company have wilfully and repeatedly breached any of the covenants or undertakings that the Sellers and the Company are required to comply with or to perform at or prior to Completion.

4.	No event, matter or circumstance having arisen after the date hereof (but not an event, matter or circumstance which has already arisen or is reasonably likely to arise on the date hereof) that has had (or that would reasonably be expected to have) a material adverse affect on the business lines as contemplated by the Projections, financial condition or results of operations of the Group, taken as a whole, after taking into account all relevant events, matters or circumstances, excluding, in any such case, any matter or circumstance or change resulting from: (i) matters that are fairly disclosed in this Agreement, the Disclosure Letter and in any of the documents annexed to the Disclosure Letter, (ii) changes in stock, banking or capital markets, interest rates, exchange rates, commodity prices, or other national or international financial, political or economic conditions (to the extent that such changes do not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole) (iii) changes in conditions generally affecting the industries in which the members of the Group operate and not specifically relating to the Group (to the extent that such changes do not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole), (iv) any actions taken, or failures to take action, or such other changes or events, in each case, to which the Purchaser has consented in advance in writing or (v) the announcement of the sale and purchase of the Sale Shares contemplated by this Agreement including by reason of the identity of the Purchaser or any communication by the Purchaser regarding the plans or intentions of the Purchaser with respect to the conduct of the Business to the extent that such plans or intentions differ in any material respect from plans or intentions previously publicly disclosed by any Group Company. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, a change in Law after the date of this Agreement may be taken into account for the purposes of determining whether or not the condition contained in this paragraph 5 is satisfied.

5.	No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement has been issued by any court of competent jurisdiction, and no Law has been enacted that makes consummation of the transaction contemplated by this Agreement illegal.

6.	No Governmental Entity has commenced any action or proceeding or publicly announced or indicated in writing that it intends to commence any action or proceeding that remains in effect that challenges the sale and purchase of the Sale Shares contemplated by this Agreement.

7.	Each of the Purchaser Warranties remaining true when repeated immediately prior to Completion (except to the extent that any Purchaser Warranty speaks as of another date in which case such Purchaser Warranty shall be true as of such other date), save to the extent that the failure of any Purchaser Warranty to remain true when so repeated, when taken together with all other failures of Purchaser Warranties to remain true when so repeated, would not (and would not reasonably be expected to) have a material adverse effect on the business, financial condition or results of operations of the Purchaser and its subsidiaries, taken as a whole, or on the ability of the Purchaser to consummate the transaction contemplated by this Agreement and to perform its obligations hereunder.

8.	(A) all covenants and undertakings that the Purchaser is required to comply with or to perform at or prior to Completion shall have been complied with and performed, and for the purposes of this condition such covenants and undertakings shall be deemed to have been complied with and performed unless any failure to comply with or perform such covenants or undertakings has had (or would reasonably be expected to have) a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder; and (B) the Purchaser has not willfully and repeatedly breached any of the covenants or undertakings that it is required to comply with or to perform at or prior to Completion.

9.	No event, matter or circumstance having arisen after the date hereof (but not an event, matter or circumstance which has already arisen or is reasonably likely to arise on the date hereof) that has a material adverse affect on the business, financial condition or results of operations of the Purchaser and its subsidiaries taken as a whole after taking into account all relevant events, matters and circumstances, excluding, in any such case, any event, matter or circumstance resulting from: (i) changes in stock, banking or capital markets, interest rates, exchange rates, commodity prices, or other national or international financial, political or economic conditions (to the extent that such changes do not have a disproportionate effect on the Purchaser and its subsidiaries, taken as a whole); (ii) changes in conditions generally affecting the industries in which the Purchaser operates and not specifically relating to the Purchaser (to the extent that such changes do not have a disproportionate effect on the Purchaser and its subsidiaries taken as a whole); (iii) changes in the price or trading volume with respect to the Purchaser Shares to the extent that such changes (A) result from the announcement of the sale and purchase of the Sale Shares contemplated by this Agreement; or (B) is not caused by adverse changes in the business, financial condition or results of operations of the Purchaser, or (iv) any actions taken, or failures to take action, or such other changes or events, in each case, to which the Sellers’ Representative has consented. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, a change in Law after the date of this Agreement may be taken into account (and shall not be excluded) for the purposes of determining whether or not the condition contained in this paragraph is satisfied.

10.	Each of the Key Employees has entered into a service agreement in the agreed form which shall become effective as at Completion.

11.	Neither of the Key Employees has given or received formal notice of termination of employment or expressed to an officer of the Company or to the Purchaser his formal intention not to continue employment with the Company after Completion.

12.	The delivery to the Purchaser, by a “Big Four Firm”, of the audited combined consolidated financial statements of the Group prepared in accordance with US GAAP (as at the date of this Agreement and presented using US Dollars as the reporting currency) for the financial period ended on 31 December 2004 and 31 December 2003 and an interim review of the financial statements of the Group for the financial period from 31 December 2004 to Skype’s most recently completed calendar quarter end prior to Completion and the corresponding period of the prior year, such financial statements to be in a form so as to allow the Purchaser to fulfill its reporting requirements with the SEC as notified in writing by the Purchaser to the Sellers’ Representative no later than five Business Days after the date of this Agreement.

13.	Optionholders holding Options to subscribe for not less than 85 per cent of the Ordinary Shares reserved for issuance upon exercise of such Options, and not less that 85 per cent of the Optionholders (by person), have delivered to the Purchaser a duly executed copy of an agreement relating to Assumed Options the principal terms of which are set forth in the term sheet attached as Schedule 14 and the terms of which are otherwise in a form consistent with the term sheet in all material respects and have taken such steps as may reasonably be required by the Company or the Purchaser, in each case in order to give effect to the arrangements contemplated by sub-clause 2.3 and to ensure that if such Optionholder exercises any Options from the date of this Agreement up to Completion, such Optionholder would become a party to or otherwise bound by this Agreement.

14.	The Purchaser has entered into and delivered to the Sellers’ Representative the following agreed form documents, and such documents shall remain in full force and effect at Completion: (a) the Earn Out Agreement; and (b) the Registration Rights Agreement.

15.	Each of Niklas Zennström, Janus Friis and at least 4 out of the following 6 individuals namely, Michael Jackson, Geoffrey Prentice, Toivo Annus, Jaan Tallinn, Pritt Kasesalu and Ahti Heinla has entered into and delivered to the Purchaser a Non-Competition Agreement.

16.	The following agreement, which has been entered into by the parties thereto and delivered to the Purchaser, shall remain in full force and effect at Completion: a duly executed agreement between Joltid and the Company with respect to the Company’s rights in respect of intellectual property.

17.	Each of the Sellers and, if applicable, the Sellers’ Representative, has entered into and delivered to the Purchaser the following agreed form documents, and such documents shall remain in full force and effect at Completion: (a) the Earn Out Agreement; (b) the Registration Rights Agreement; and (c) a Shareholder Certification and Agreement (for Non-US Investors) or a Shareholder Certification Agreement (for US Investors), as applicable.

18.	The Purchaser shall remain eligible to file a Form S-3 registration statement with respect to the Purchaser Shares and any filings required under the Securities Act, the Securities Exchange Act, any applicable state or securities or “blue sky” laws of the United States in order to issue the Purchaser Shares in compliance with applicable Laws have been made.

Schedule 3
(Completion Arrangements)
Part A (Sellers’ obligations)
At Completion, each of the Sellers shall:
1.	prior to the conduct of the other businesses set forth in this Schedule 3, deliver to the Purchaser:
(a)	the certificates of incorporation (and related notarial deeds evidencing the change of form) of each of Skype Software and Skype Communications; and

(b)	copies of shareholders’ resolutions of each of Skype Software and Skype Communications, regarding the conversion of Skype Software and Skype Communications from a “S.A.” to a “SàRL” in each case certified by one director of the Company to be true copies.

2.	deliver or procure the delivery to the Purchaser or the Purchaser’s Solicitors:
(a)	duly executed transfers in favour of the Purchaser or its Affiliate or its nominee (notified to the Sellers’ Representative in writing at least five Business Days prior to Completion) together with the share certificates, if any, (or indemnities in a form reasonably satisfactory to the Purchaser in respect of any such share certificates that are lost), in respect of all the Sale Shares set opposite his name in Part 1 of Schedule 1 and any other Sale Shares to be sold by that Seller to the Purchaser in accordance with the provisions of sub-clause 2);

(b)	certified copies of any power of attorney under which any document required to be delivered under this Schedule 3 has been executed;
3.	procure the delivery of the Escrow Instruction Letter duly executed by the Sellers’ Representative to the Purchaser;

4.	to the extent requested by the Purchaser by notice in writing delivered to the Sellers’ Representative no later than five Business Days prior to Completion, procure that the present directors of the Company resign their offices and confirm that they respectively have no claim for loss of office (although it is acknowledged that such confirmation may be without prejudice to any rights which they may have under any contract of employment with any member of the Group or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for unfair dismissal);

5.	procure the confirmation in writing by the Sellers’ Representative to the Purchaser that the certificates of incorporation, the common seals, minute books, share registers and share certificate books (with any unissued share certificates) of each Group Company or such equivalent items in the relevant jurisdiction as are kept by the relevant Group Company are held by a Group Company;

6.	procure the delivery to the Purchaser of a copy of a resolution of the board of directors of the Company (certified by one director of the Company to be a true copy) authorising the execution and performance by the Company of its obligations under this Agreement;

7.	deliver a legal opinion, in the agreed form, from Luxembourg counsel with such changes as may be agreed between the Purchaser and the Sellers’ Representative;

8.	procure that, at or before Completion, meetings of the board of directors of each Group Company are held at which the following business is transacted:
(a)	the address of the registered office of the Group Company is changed if such proposed change is notified by the Purchaser to the Company no later than five Business Days prior to Completion;

(b)	those directors who have been notified to the Sellers’ Representative in writing at least 5 Business Days prior to Completion resign as directors of the Group Company and confirm that they have no claim for loss of office (without prejudice to any rights to which they are entitled as mentioned in paragraph 3 of this Part A) and such persons as shall be notified by the Purchaser to the Company no later than five Business Days prior to Completion shall be appointed as directors of the Group Company;

(c)	those secretaries who have been notified to the Sellers’ Representative in writing at least 5 Business Days prior to Completion resign as secretary of the Group Company and confirm that they have no claim for loss of office (without prejudice to any rights to which they are entitled as mentioned in paragraph 3 of this Part A) and such persons as shall be notified by the Purchaser to the Company no later than five Business Days prior to Completion shall be appointed as secretary of the Group Company; and

(d)	the share register of the Company is updated to reflect the transfer of the Sale Shares.
9.	the delivery to the Purchaser of duly executed releases of any Encumbrance over any of the Sale Shares to the extent that the Purchaser has notified the Sellers’ Representative with sufficient information in writing at least ten Business Days prior to Completion that any such Encumbrance exists.

10.	the delivery to the Purchaser of the Completion Escrow Share Register.
Part B (Key Employees obligations)
1.	At Completion,
(a)	Niklas Zennström shall repay to the Company all monies outstanding under the Promissory Note No. 001 dated 22 July 2005.

(b)	Janus Friis shall repay to the Company all monies outstanding under the Promissory Note No. 002 dated 22 July 2005.
Part C (Warrantholders’ obligations)
1.	At Completion, each Warrantholder holding Warrants not previously exercised shall deliver or procure the delivery to the Purchaser or the Purchaser’s Solicitors certificates (or indemnities in a form reasonably satisfactory to the Purchaser in respect of any such certificates that are lost), in respect of the Warrants set forth opposite the name of the relevant Warrantholder in Part 2 of Schedule 1 excluding any such Warrants that have been exercised between the date of this Agreement and the Completion Date.

Part D (Purchaser’s obligations)
1.	At Completion, the Purchaser shall:
(a)	make the cash payment and deliver the Purchaser Shares as required by sub-clauses 4.2, 4.3 and 7.1; and

(b)	deliver to the Sellers’ Solicitors copies (certified by the secretary of the Purchaser to be a true copies of resolutions in force at Completion) of the resolutions of the directors of the Purchaser authorising the execution by the Purchaser of this Agreement, the Earn Out Agreement and the Registration Rights Agreement, the Escrow Instruction Letter and the performance of its obligations under this Agreement, the Earn Out Agreement, the Escrow Instruction Letter and the Registration Rights Agreement.

Schedule 4
(Warranties)
Part A: Seller Warranties
1.	Ownership of the Sale Shares

1.1	Each Shareholder is the legal and beneficial owner of the Sale Shares set opposite his name in Part 1 of Schedule 1. Each Warrantholder is the legal and beneficial owner of the Warrants set opposite his name in Part 2 of Schedule 1.

1.2	There is no Encumbrance on, over or affecting the Sale Shares held by each of the Shareholders and there is no agreement or commitment to give or create any and, so far as each Shareholder is aware, no claim has been made by any person to be entitled to any.

1.3	There is no Encumbrance on, over or affecting the Warrants held by each of the Warrantholders and there is no agreement or commitment to give or create any and, so far as each Warrantholder is aware, no claim has been made by any person to be entitled to any.

2.	Capacity of the Seller

2.1	Each Seller has the requisite right, power and authority to enter into and perform its respective obligations under this Agreement.

2.2	The obligations of each Seller under this Agreement constitute legal, valid and binding obligations of such Seller enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganisation, insolvency, moratorium or other laws affecting the enforcement of creditors rights generally and by general principles of equity.

2.3	The execution and delivery of, and the performance by each Seller of its obligations under, this Agreement have been duly authorised by all necessary action on the part of each Seller.

2.4	The execution and delivery of, and the performance by each Seller of its obligations under, this Agreement will not, so far as applicable to it:
(a)	result in a breach of any provision of the constitutional documents of such Seller;

(b)	result in a breach of, or constitute a default under, any instrument to which such Seller is a party or by which such Seller is bound;

(c)	result in a breach of any permit, concession, franchise, licence, ordinance, rule or regulation, order, judgment or decree of any court or Governmental Entity or agency to which such Seller is a party, by which such Seller is bound or which is applicable to such Seller;

(d)	result in a breach of any laws or regulations applicable to such Seller; or

(e)	require the consent of such Seller’s shareholders or of any other person.
2.5	No formal insolvency proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding-up or striking-off, or any distress, execution or other process levied (“Insolvency Proceedings”), have commenced or, so far as such Seller is aware, are threatened in relation to any Seller.
Part B: Company Warranties
1.	Information

1.1	General. The information in respect of each Group Company set out in Schedule 5 and Schedule 7 is accurate and not misleading.

2.	Organisation, Good Standing.

2.1	Each Group Company is validly incorporated, in existence and duly registered and/or in good standing (as applicable) under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to carry on its business as now conducted.

2.2	All returns, particulars, resolutions and other documents required to be delivered by each Group Company to the relevant commercial registry in its jurisdiction or another Government Entity have been properly prepared and delivered.

3.	Capacity of the Company

3.1	The Company has the requisite right, power and authority to enter into and perform its obligations under this Agreement.

3.2	The obligations of the Company under this Agreement constitute legal, valid and binding obligations of the Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganisation, insolvency, moratorium or other laws affecting the enforcement of creditors rights generally and by general principles of equity.

3.3	The execution and delivery of, and the performance by the Company of its obligations under, this Agreement have been duly authorised by all necessary action on the part of the Company.

4.	Capitalisation and Voting Rights.

4.1	As of the date of this Agreement the authorised capital of the Company consists of:
(a)	Preferred Shares. 336,354 Preferred Shares. 76,598 Preferred Shares have been designated Series A-1 Preferred Stock of which 58,363 shares are issued and outstanding and 18,235 shares of which are subject to Warrants. 79,000 Preferred Shares have been designated Series A-2 Preferred Stock, all of which are issued and outstanding. 180,756 Preferred Shares have been designated Series B Preferred Stock, all of which are issued and outstanding.

(b)	Ordinary Shares. 573,402 Ordinary Shares, of which 320,502 shares are issued and outstanding.
4.2	Rights and Obligations to Acquire or Issue Equity Securities. Except for (A) the conversion privileges of the Preferred Shares, (B) the rights provided for in the Investors Rights Agreement, (C) 52,900 Ordinary Shares currently reserved or to be reserved for issuance upon exercise of options granted or to be granted to employees, directors, consultants and other service providers pursuant to the Share Option Plan, of which options to purchase 35,665 Ordinary Shares are currently outstanding and (D) the Warrants, there are not outstanding or contemplated (i) any options, warrants, rights (including conversion or pre-

emptive rights), agreements, obligations or commitments relating to the issue, purchase, acquisition or distribution from or by the Company (or, to the knowledge of the Company, from any other person) of any shares in the capital of the Company, or (ii) any rights, agreements, obligations or commitments by the Company to purchase, redeem or otherwise acquire any shares in its capital. Except for the Investors Rights Agreement, so far as the Company is aware, there is no agreement between any persons’, which affects or relates to the voting or giving of written consents with respect to any shares in the capital of the Company.
5.	Issue of Share Capital.

5.1	The outstanding Ordinary Shares and Preferred Shares are all duly and validly authorised and issued, fully paid and non-assessable.

5.2	The Sale Shares comprise the whole of the Company’s issued share capital.

6.	Subsidiaries.

6.1	The Company does not have any subsidiary undertakings other than the Subsidiaries.

6.2	Each issued share in the capital of each Subsidiary is legally and beneficially owned by a Group Company alone and is fully paid or credited as fully paid and there are no Encumbrances affecting the shares of any Subsidiary and no member of the Group is a party to any agreement to create any such Encumbrance over any of such shares.

7.	Other Interests.

Other than the Group Companies, the Company does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity. Except as disclosed in the Disclosure Letter no member of the Group is a participant in or has agreed to participate in any joint venture, partnership or similar arrangement.

8.	Litigation.

There is no civil, criminal, arbitration or administrative action, suit, proceeding or investigation (including any governmental or other, investigation, enquiry or disciplinary proceeding) to which any member of the Group is a party or to which a person for whose acts or defaults any member of the Group would be vicariously liable is a party, nor, is any such action, suit, proceeding or investigation pending, or, so far as the Company is aware, currently threatened and there is no basis for the foregoing. So far as the Company is aware there is no fact, matter or circumstance that exists that would or could reasonably be expected to result in any such civil, criminal, arbitration or administrative, action, suit, proceeding or investigation (including any governmental or other, investigation, enquiry or disciplinary proceeding) against any member of the Group or a person for whose acts or defaults any member of the Group would be vicariously liable. There is no civil, arbitration, suit or, proceeding by any member of the Group currently pending or that any member of the Group currently intends to initiate.

9.	Accounts.

9.1	The Accounts have been prepared and audited on a proper and consistent basis in accordance with applicable Laws and accounting standards, principles and practices generally accepted in Luxembourg. Such Accounts show a true and fair view of the assets, liabilities and state of affairs of the Group as at 31 December 2003 and the Accounts Date and of the profits and losses of the Group for the financial year ended on 31 December 2003 and the Accounts Date, in each case, in accordance with accounting principles generally accepted in Luxembourg.

9.2	Debtors
(a)	No debt shown in the Accounts is overdue by more than 12 weeks or is the subject of an arrangement other than of the kind, particulars of which are set out in the Disclosure Letter.

(b)	The Group has not released a debt shown in the Accounts so that the debtor has paid or will pay less than the debt’s book value. None of the debts shown in the Accounts has been deferred, subordinated or written off or become irrecoverable to any extent.
9.3	Extraordinary and exceptional items

The results shown by the Accounts have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non recurring item or by another fact or circumstance making the results for a period covered by the Accounts unusually high or low.

10.	Management Accounts.

The Management Accounts:
(a)	have been prepared with reasonable skill and care and have in all material respects been prepared on a proper and consistent basis with the Accounts;

(b)	have been properly extracted from the books and records of the Group Companies; and

(c)	present a view of the consolidated assets and liabilities and revenues, and expenses of the Group as at the date and for the period to which they relate which, taken as a whole, is not materially misleading. The results shown by the Management Accounts have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non recurring item or by another fact or circumstance making the results for a period covered by any of those accounts unusually high or low.
11.	Books of Account.

11.1	The accounting books and records required to be maintained by each Group Company under the laws of the jurisdiction of its incorporation in all material respects:
(a)	are up to date;

(b)	are maintained in accordance with applicable law;

(c)	contain records of all matters required to be dealt with in such books and records; and

(d)	are in the possession (or under the control) of the relevant Group Company.
11.2	The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that:
(a)	transactions are executed in accordance with management’s general or specific authorisations; and

(b)	transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the applicable jurisdiction of the applicable Group Company and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
12.	Position since Accounts Date.

12.1	Since the Accounts Date:
(a)	the operation of the Group has been carried on in the ordinary course;

(b)	no Group Company has made, incurred or agreed to make or incur any material capital expenditure otherwise than in accordance with the Budget;

(c)	there has been no material adverse change in the business, financial condition, prospects or results of operations of the Group taken as a whole and so far as the Company is aware, no event or series of events with respect to the Business of the Group has occurred which is reasonably likely to result in the same;

(d)	no dividend or other distribution (whether in cash, stock or in kind) has been declared, authorised, paid or made, nor has there been any reduction of paid-up share capital, by any Group Company (except for any dividends provided for in the Accounts and any such dividends or other distributions declared, authorised, paid or made within the Group or as otherwise disclosed in the Disclosure Letter);

(e)	other than under the Share Option Plan, no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by any Group Company;

(f)	no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity; and

(g)	no Group Company has sold or, other than in the ordinary course of business, exclusively licensed to a third party any material Owned Intellectual Property.
13.	Debt.

13.1	There are no debts, liabilities or obligations of the Business or of any Group Company in excess of €150,000, except for debts, liabilities or obligations: (i) incurred in the ordinary course of business, consistent with past practice since the Accounts Date; or (ii) as reflected in the Accounts or the Management Accounts.

13.2	Except as disclosed in the Accounts or in the Disclosure Letter, no Group Company has any outstanding loan capital, borrowings or indebtedness in the nature of borrowings and has not agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings.

13.3	So far as the Company is aware, no event has occurred and no Group Company has received any written notice in the twelve months prior to the date of this Agreement alleging that an event has occurred which:
(a)	constitutes an event of default, or otherwise gives rise to an obligation to repay prior to the scheduled repayment date, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both); or

(b)	will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of any Group Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).
13.4	All indebtedness in the nature of borrowings of each of the Group Companies as at the date of this Agreement has been entered into on arm’s length terms and in the ordinary and usual course of business.

13.5	No Group Company has received any written notice in the twelve months prior to the date of this Agreement to repay under any agreement relating to financial indebtedness which is repayable on demand.

14.	Guarantees and Indemnities.

14.1	Save in the ordinary course of business, no Group Company is a party to or is liable under a guarantee, indemnity or other agreement to secure or incur a material financial or other material obligation with respect to another person’s obligation, and no Group Company is a party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Securities Exchange Act).

14.2	No part of the loan capital, borrowings or indebtedness in the nature of borrowings of any Group Company is dependent on the guarantee or indemnity of, or security provided by, another person who is not a Group Company.

15.	Insurance

15.1	Annexed to the Disclosure Letter are copies of all Insurance Policies maintained by the Group Companies as at the date of this Agreement. Each Insurance Policy is valid and enforceable and not void or voidable.

15.2	Each Group Company maintains insurance in respect of risks known to the Company to be required under applicable law to be covered by insurance.

15.3	Every actual or so, far as the Company is aware, potential claim in respect of any Group Company under any Insurance Policy has been notified to the insurers, and in respect of any Insurance Claim:
(a)	no insurer under any Insurance Policy has refused, or given any indication that they intend to refuse, indemnity in whole or in part;

(b)	nothing would entitle the insurers under any Insurance Policy to refuse indemnity in whole or in part; and

(c)	no member of the Group has done anything or omitted to do anything which would entitle the insurers under any Insurance Policy to refuse indemnity in whole or in part.
15.4	The sale of the Group to the Purchaser will not adversely affect the availability of cover under any Insurance Policy in respect of any Insurance Claim or any potential Insurance Claim known to the Company at the date of this Agreement.

16.	Insolvency

16.1	The Company is not aware of, and no Group Company has received written notice of, any Insolvency Proceedings having commenced in relation to any Group Company or any material part of its assets or undertaking.

17.	Proprietary Information and Inventions Agreements.

Except as set forth in the Disclosure Letter, each officer, employee and consultant of each Group Company that has developed Owned Intellectual Property has executed a proprietary information and inventions agreement. So far as the Company is aware, none of the employees, officers or consultants of any Group Company is in material violation thereof.

18.	Intellectual Property.

18.1	The Disclosure Letter sets forth a true and complete list of all pending applications and registrations in respect of Owned Intellectual Property (the “Registered Intellectual Property”). A Group member owns or is entitled to use all Intellectual Property required for the operations of any member of the Group as now conducted (such Intellectual Property, the “Business Intellectual Property”). To the knowledge of the Company, there are no existing third party Intellectual Property rights that would prevent in any material respect the implementation of the Business Plan and Product Roadmap as in existence as of the Completion Date, provided that Purchaser acknowledges that the Company has not conducted any enquiry with respect to such implementation.

18.2	Except as set forth in the Disclosure Letter, all registered Owned Intellectual Property is validly registered. Except as set forth in the Disclosure Letter, all Owned Intellectual Property is free and clear of any Encumbrances or licences or sub-licences to third parties (other than licenses to such Owned Intellectual Property entered into in the ordinary course of business or disclosed in the Disclosure Letter).

18.3	Except with respect to employees identified in the Disclosure Letter, each employee of a member of the Group that has developed Owned Intellectual Property has executed the then-current standard form of that member’s proprietary information and inventions agreement.

18.4	Except as set forth in the Disclosure Letter: (i) with respect to third party United States or European Union patents and patent applications that issue or are published prior to the Completion Date, the Owned Intellectual Property does not infringe or violate any such patents or patent applications, (ii) with respect to all other third party patents and patent applications, to the knowledge of the Company, the Owned Intellectual Property does not infringe or violate any such patents or patent applications, (iii) with respect to third party Intellectual Property other than patents and patent applications, the Owned Intellectual Property does not infringe any such Intellectual Property, and (iv) to the knowledge of the Company, the use of third party Intellectual Property in the conduct of the Business as currently conducted does not infringe or violate any third party Intellectual Property rights. Except as set forth in the Disclosure Letter, with respect to the Owned Intellectual Property, no formal notice, threat or claim has been made in writing to the Group legal department by any third party which remains outstanding and which alleges that any specific Owned Intellectual Property infringes or misappropriates any specifically identified third party Intellectual Property.

18.5	Except as set forth in the Disclosure Letter, to the knowledge of the Company, there exists no actual or threatened infringement by any third party of any Owned Intellectual Property nor any impediment to the registration of any pending applications for Owned Intellectual Property.

18.6	The Data Room contains a complete and accurate copy of all agreements listed in the Disclosure Letter pursuant to paragraph 21.1(ii) of this Schedule 4.

18.7	Except as set forth in the Disclosure Letter, to the knowledge of the Company, the Owned Intellectual Property is enforceable.

18.8	Except as set forth in the Disclosure Letter, to the knowledge of the Company, none of the Core Software constitutes or is dependent on any computer code licensed under an open source-type public licence.

18.9	Except as set forth in the Disclosure Letter, and except as would not have a material adverse impact on the business as currently conducted, a member of the Group is in actual possession of, or has, pursuant to an industry-standard escrow agreement, access to the applicable source code, object code and documentation for the Core Software to the extent required for use, distribution, maintenance and support of such Core Software as currently used in the business of any member of the Group.

18.10	Except as set forth in the Disclosure Letter, each member of the Group has taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce its rights in all Owned Intellectual Property.

18.11	Except as set forth in the Disclosure Letter, no member of the Group is materially delinquent in the payment of any fees, royalties, maintenance, service or other payment obligation to any other person in respect of Intellectual Property which is licensed to any member of the Group.

19.	Compliance With Laws and Investigations

19.1	Neither the Company nor any Group Company is or has at any time since the date of its incorporation been in violation or default of:
(a)	any provision of its Articles; or

(b)	in any material respect of any judgment, order, writ, decree or agreement to which it is a party or by which it is bound, or of any provision of any statute, Law or rule applicable to the Company or any member of the Group or the Business.
19.2	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or be in conflict with or constitute either a default under any judgment, order, writ, decree or agreement to which it or any member of the Group is a party or by which it or any member of the Group is bound.

19.3	There are no Laws preventing or restricting the use by customers or end users of services provided by or in conjunction with the Business in any Relevant Jurisdiction or, so far as the company is aware, in any country in which services are being provided as at the date of this Agreement or, so far as the Company is aware, in any other country in which it is planned at the date of this Agreement to provide or offer such services.

19.4	There are no Laws preventing or restricting the Business from being conducted or marketed in any Relevant Jurisdiction or, so far as the Company is aware, in any country in which the Business is being conducted or marketed as at the date of this Agreement or, so far as the Company is aware, any other country in which it is planned at the date of this Agreement to conduct or market the Business.

19.5	No formal notification of any governmental, administrative or other investigation, enquiry, dispute, enforcement or disciplinary proceeding under communications, data protection,

antitrust or any other Law, concerning any Group Company or the Business has been received by any Group Company and, so far as the Company is aware, none is pending or threatened.

20.	Employment

20.1	The Disclosure Letter contains accurate details (in each case, save as referred to below, as at the date of this Agreement) of:
(a)	the total number of employees of each Group Company as at 2 September 2005 and the applicable salary, period of continuous employment, work location, notice period, bonus payments, age and grade together with a summary description of each benefit whether provided on a contractual or discretionary basis, for each employee of each Group Company;

(b)	the employment contract of each Key Employee and each Senior Employee;

(c)	the consultancy agreements under which services are provided to a Group Company and which have a monetary value in excess of €80,000 or, in respect of Estonia EEK600,000 per annum or may be terminated on notice in excess of 6 months;

(d)	the standard terms and conditions of employment, any employee handbook or similar document issued by or on behalf of any Group Company (whether issued in paper or electronic form) and all policies relating to the provision of benefits including private medical expense benefits, permanent health insurance or other income replacement scheme, car, long term sick benefits, life assurance, directors and officers’ liability insurance applicable to each grade or category of employee of each Group Company in Luxembourg, the UK and Estonia as at 2 September 2005;

(e)	all written policies whether contractual or discretionary relating to redundancy, severance or the termination of employment;

(f)	all retention agreements and change of control provisions relating to or affecting any employees or consultants to which any Group Company or any employee of any Group Company is a party;

(g)	each agreement or arrangement with any body representing any of the employees of any Group Company and of any dispute or so, far as the Company is aware, any threatened disputes or, so far as the Company is aware, any facts or circumstances which are likely to give rise to a dispute with any such employee representative body;

(h)	all work accidents and cases of occupational disability that have occurred to the employees of the Group Company for which the Group Company has been found liable to pay continuous compensation.
20.2	With the exception of the Share Option Plan, no Group Company has or is proposing to introduce a share incentive, share option, profit sharing, redundancy, severance, bonus or other incentive scheme for any director, officer or employee of the Group or any consultant to the Group and no director, officer, employee or worker or consultant will be entitled to receive a beneficial payment as a consequence of the entry into of this Agreement.

20.3	Except as set forth in the Disclosure Letter, all Options granted under the Share Option Plan vest in accordance with the terms and conditions set out in the Share Option Plan and specifically in accordance with rule 4 of the Share Option Plan, so that the options vest quarterly as to one sixteenth of the total number of options granted to an individual over a four year period commencing on the vesting start date as referred to in the Disclosure Letter.

20.4	All Optionholders resident for tax purposes in the United Kingdom and employed by a Group Company at completion who have been granted Options under the Share Option Plan prior to Completion have agreed under the rules applicable to such plan or as a condition of grant to pay any National Insurance Contributions (both employee’s and employer’s) arising at any point in time on such Options.

20.5	No Group Company is involved in any active, pending or, so far as the Company is aware, threatened court, tribunal or arbitration proceedings in respect of any current or former director, other officer, employee, worker or consultant of that Group Company or their dependants.

20.6	No Group Company owes any amount to a current or former director, officer, worker, employee, or consultant of any Group Company (or his dependant) other than for accrued salary fees or reimbursement of business expenses for the two (2) months prior to the date of this Agreement (other than for reimbursement of business expenses amounting to less than €100,000 in aggregate).

20.7	No Group Company has provided or agreed to provide a gratuitous payment or benefit to a current or former director, officer, employee, worker or consultant or to any of their dependants.

20.8	No Group Company has any outstanding liability for breach or termination of an employment contract or consultancy agreement or any breach of any statutory or regulatory obligations relevant to the relations between it and its current or former directors employees, workers or consultants.

20.9	Each Group Company has complied in all respects with each obligation imposed on it by and each order and award made under statute, regulation, relevant to the relations between it and its current or former employees, workers or consultants or a trade union or by the employment contracts with its employees or terms of engagement with its consultants.

20.10	There are no work councils formed in the Group Companies.

20.11	There are no outstanding offers of employment or offers to engage consultants on terms that include a monetary value in excess of €80,000 or, in respect of Estonia EEK600,000 per annum or a non-terminable term in excess of 6 months or offers that have been accepted where the date of commencement of employment or provision of service (including terms of above) is after the Completion Date.

21.	Agreements; Action

21.1	Except as set out in the Disclosure Letter there are no material agreements, instruments, proposed transactions, judgments, orders, writs or decrees to which any member of the Group is a party or by which any member of the Group is bound that, at the date of this Agreement, involve (i) obligations of, or payments to any member of the Group whether as a single payment or in the aggregate (in each case) in excess of €200,000, other than agreements entered into in the ordinary course of business or (ii) the license of any existing or future Intellectual Property to or from any member of the Group other than (a) licenses granted in the ordinary course of business; and (b) licenses for readily available commercial software programmes having an acquisition price of less than €75,000 or (iii) provisions restricting the development, manufacture or distribution of the products or services of any member of the Group except as set forth in the agreements contained in the Data Room.

21.2	Except as referred to in the Disclosure Letter, to the knowledge of the Company, no fact or circumstance exists which is likely to invalidate or give rise to a ground for termination,

avoidance or repudiation of an agreement, arrangement or obligation to which any Group Company is a party. No party with whom the Company has entered into an agreement, arrangement or obligation has given written notice of its intention to terminate, or has sought in writing to repudiate or disclaim the agreement, arrangement or obligation.

21.3	Neither the Company nor, so far as the Company is aware, any party with whom the Company has entered into an agreement, arrangement or obligation referred to in paragraph 20.1(i) is in material breach of the agreement, arrangement or obligation.

22.	Related-Party Transactions

22.1	Except as referred to in the Disclosure Letter or in any contract of employment, no employee, officer, director or stockholder of any member of the Group is indebted to any member of the Group, nor is any member of the Group indebted (or committed to make loans or extend or guarantee credit) to any of them (excluding inter-company debt or similar arrangements or transactions entered into between one or more Group Companies in the ordinary course).

22.2	Except as referred to in the Disclosure Letter or in any contract of employment, in the Investor Documentation or the Share Option Plan, there are no agreements, transactions or proposed agreements or transactions between the Company and any of its officers, directors, stockholders with an individual holding of 5% or more of any class of the Company’s shares or any Affiliates thereof.

23.	Permits

23.1	Each member of the Group has obtained and has complied in all material respects with the terms and conditions of all franchises, permits, licenses, consents, approvals, certificates, qualifications, specifications, registrations and any similar authority (but only where such franchises, permits, licenses, consents, approvals, certificates, qualifications, specifications, registrations and any similar authority are in each case material to the Business) (the “Permits”).

23.2	Each Permit is in force and unconditional or subject only to a condition that has been satisfied and the Company is not aware of a current proposal that any Permit be revoked, suspended, cancelled, withdrawn, varied or not renewed.

24.	The Group Companies’ Assets

24.1	Each asset included in the Accounts or acquired by the Group Companies since the Accounts Date (other than assets disposed of in the ordinary course of business or which are the subject matter of operating or finance, property or capital leases) is:
(a)	legally and beneficially owned solely by one of the Group Companies free from any Encumbrance (other than retention of title claims or liens arising in the ordinary course of business); and

(b)	where capable of possession, in the possession or under the control of the Group Company.
24.2	Each Group Company owns or has the right to use each asset reasonably necessary for the effective operation of its business as the same is conducted in the ordinary course as at the date of this Agreement, other than assets which may be obtained from or replaced by multiple commercial sources.

25.	Adequacy of assets

25.1	The:
(a)	rights, Properties and assets of each of the Group Companies;

(b)	facilities and services to which the Group Companies have a contractual right; and

(c)	rights of the Purchaser pursuant to this Agreement,
include all rights, Properties, assets, facilities and services which are reasonably necessary for carrying on the Business in the places and substantially in the manner in which it is carried on as at the date of this Agreement.

26.	Property

26.1	The Property comprises all the property owned, occupied or otherwise used by any Group Company as at the date of this Agreement and is occupied solely by a Group Company.

26.2	The Company’s interest in the Property is free from any Encumbrances (other than statutory liens) and all documents relating to the Company’s interest, originals or copies, which are in the possession or control of the Company have been disclosed.

27.	Leasehold Properties

27.1	Each Group Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in the lease (which expression in this paragraph 25.1 includes underleases and documents supplemental to the lease or underlease) under which the Property is held by such Group Company, and the last demand for rent (or receipt if issued) in relation to the lease was unqualified.

27.2	So far as the Company is aware, there is no fact or circumstance which could restrict or terminate any Group Company’s continued and uninterrupted possession or occupation of the Property.

27.3	There is no obligation to reinstate the Property by removing or dismantling an alteration made to it by any Group Company or a predecessor in title other than any obligation to reinstate any property that would cost the Company less than €200,000 if such reinstatement were to occur.

27.4	Except in relation to the Property, no Group Company has any outstanding liability arising out of a conveyance, transfer, lease, tenancy, license agreement or other document relating to land, premises or an interest in land or premises.

27.5	No Group Company has done or omitted to do any act or thing which contravenes any Environmental Laws. For the purposes of this paragraph, “Environmental Laws” means all national or local statutes, codes or other Laws concerning health and safety or matters related to pollution or protection of the environment, and all decisions, rules, regulations, ordinances, orders, notices and directives of the European Community and the United Kingdom Parliament and other official bodies having jurisdiction in respect of those matters.

28.	Tax

Unless the context otherwise requires, words and expressions defined in the Tax Covenant have the same meanings for the purpose of this Clause.

28.1	Each member of the Group has been resident for Tax purposes in its jurisdiction of incorporation since incorporation and will be so resident at Completion. For the avoidance of doubt, references to residence in this paragraph shall be construed as references to residence as determined by the local law of the country concerned (ignoring double taxation treaties or conventions) and not by reference to the provisions of any relevant double taxation treaty or convention.

1.1	Each member of the Group has duly deducted, withheld or collected for payment (as appropriate) all material Taxes due to have been deducted, withheld or collected for payment under the local law of the country in which it is incorporated and has accounted for or paid all such Taxes to the relevant Tax Authority.

28.2	The only Tax ruling that has been issued in respect of any member of the Group is the Tax ruling issued by the Luxembourg Tax Authority on 21 April 2005, a copy of which has been provided to the Purchaser.

28.3	No Group Company is party to or otherwise bound by any Tax indemnity, guarantee or covenant, or any Tax sharing or allocation agreement under which it may be liable to pay an amount to another person on account of Tax.

28.4	Each member of the Group has access to all necessary records to calculate any Tax liability or relief or to otherwise determine the Tax consequences that would arise on any disposal or on the realisation of each asset owned by it at Completion.

28.5	All material transactions between Group Companies are and have been carried out in accordance with transfer pricing studies carried out on behalf of such Group Companies so as to ensure that such transactions between such Group Companies would be in compliance with transfer pricing requirements in all relevant jurisdictions prior to Completion.
VAT
28.6	Each member of the Group has complied at all times with the statutory requirements, regulations, notices, orders, directions or conditions relating to VAT in the country in which it is incorporated (“VAT rules”). Each Group Company has obtained, maintained and preserved complete, accurate and up to date records as required for the purposes of such VAT rules.
Returns/Tax Authority
28.7	No member of the Group is a party to any action, investigation or proceeding by any Tax Authority for assessment and collection of any material amount of Tax.

28.8	Each member of the Group has filed and submitted all tax returns and tax reports required to be filed under Laws and Regulations of its jurisdiction of incorporation (or which it otherwise reasonably believes to be applicable to it) and all such tax returns were correct and complete in all material respects. All material amounts of Tax required to be paid by each member of the Group under Laws and Regulations of its jurisdiction of incorporation (or which it otherwise reasonably believes to be required to be paid) that were due and payable prior to the date hereof have been paid or properly accrued on the books and records of the Company. Each member of the Group is in material compliance with applicable Laws and Regulations relating to the determination, payment and collection of Tax.

28.9	No member of the Group is involved in a dispute in relation to Tax and no member of the Group has received written notice of any audits initiated or to be initiated relating to Tax for which it may incur a material liability and, so far as the Company is aware, there are no facts existing which would be expected to constitute the basis for such a dispute or audit

28.10	Each person who is subject to United Kingdom Tax and is either an Optionholder or has acquired Ordinary Shares on the exercise of Options has entered into an election or agreed to assume the liability for employer’s national insurance contributions and PAYE arising in respect of his Options and Option Shares and has entered into an election pursuant to section 431 Income Tax (Earnings and Pensions) Act 2003 in respect of Ordinary Shares acquired on the exercise of his options.

28.11	Except as disclosed in the Disclosure Letter, all Options granted to persons subject to United Kingdom Tax meet the requirements of Schedule 5 of the Income Tax (Earnings and Pensions) Act 2003, including the requirements of that Schedule as to notification of such Options to H M Revenue & Customs and H M Revenue & Customs has agreed the market value of the Shares for the purposes of the grant of such Options.

28.12	The financial statements for the period from 31 December 2004 to the Company’s most recently completed calendar quarter end prior to Completion referred to in paragraph 12 of Schedule 2 of this Agreement will make full and proper provision for Tax for the period covered in accordance with applicable law and generally accepted accounting practice.

28.13	There is no agreement, plan or arrangement covering any person, and no payments have been made or will be made to any person, that, considered individually or considered collectively with any other such agreements, plans, arrangements or payments, will or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

29.	Pensions

29.1	Other than the UK stakeholder pension scheme provided by Standard Life, the Group has no liabilities or contingent liabilities to make payments to any “occupational pension scheme” or “personal pension scheme” (both terms as defined in section 1 of the Pension Schemes Act 1993) and has announced no proposal to enter into or establish any other occupational pension scheme or to contribute to a personal pension scheme.

30.	Sharman Networks Limited

30.1	Neither of the Key Employees are currently, nor have they ever been, directors or officers of, or held any director or indirect ownership in, Sharman Networks Limited or any of its Affiliates.

30.2	Skype does not currently, nor has it ever, owned any direct or indirect interest in Sharman Networks Limited or any of its Affiliates.

Part C: Purchaser Warranties
1.	The Purchaser

1.1	The Purchaser is a corporation duly organised, validly existing and in good standing under the laws of Delaware and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it conducts operations.

1.2	The Purchaser has the requisite right, corporate power and authority to enter into and perform this Agreement, the Earn Out Agreement and the Registration Rights Agreement. The execution and delivery of this Agreement, the Earn Out Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorised by all necessary corporate action on the part of the Purchaser. This Agreement, the Registration Rights Agreement and the Earn Out Agreement have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

1.3	The execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement, the Earn Out Agreement and the Registration Rights Agreement will not:
(a)	result in a material breach of any provision of the constitutional documents of the Purchaser;

(b)	result in a material breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound;

(c)	result in a material breach of any permit, concession, franchise, licence, ordinance, rule or regulation, order, judgment or decree of any court or Governmental Entity or agency to which the Purchaser is a party, by which the Purchaser is bound or which is applicable to the Purchaser;

(d)	result in a material breach of any Laws or regulations applicable to the Purchaser; or

(e)	require the consent of its shareholders or of any other person.
1.4	The Purchaser Shares to be issued to the Sellers at Completion have been duly authorised and such Purchaser Shares, when delivered, will have been validly issued, fully paid and non-assessable, free from any and all Encumbrances and (assuming the accuracy of, and compliance by the Sellers with, the Investment Representation Letters referred to in Schedule 2), issued in compliance with all applicable U.S. federal or state securities Laws. None of the Purchaser Shares issued to the Sellers at Completion will be issued in violation of, or is subject to, any pre-emptive, subscription or similar rights under any provision of applicable Law, the constitutive documents of the Purchaser or any agreement or instrument to which the Purchaser is subject, bound or a party or otherwise.

1.5	The Purchaser Shares to be issued to the Sellers at Completion shall rank pari passu in all respects with the Purchaser Shares in issue at the date hereof.

1.6	The Purchaser has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2004 (including all filed reports, schedules, forms, statements and other documents whether or not required, the “Purchaser SEC Documents”).

1.7	As of its respective date, each Purchaser SEC Document complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Purchaser SEC Document has been revised or superseded by a later filed Purchaser SEC Document that was filed and publicly made available prior to the date of this Agreement, none of the Purchaser SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

1.8	Each of the financial statements (including, in each case, any related notes) contained in the Purchaser SEC Documents, including any such document filed after the date of this Agreement until Completion, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of the Purchaser and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated.

1.9	Since June 30, 2005 except as otherwise publicly disclosed in the Purchaser SEC Documents filed prior to the date hereof, there has been no change or event which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Purchaser and its subsidiaries taken as a whole.

1.10	The Purchaser’s common stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the Nasdaq National Market (“Nasdaq”). The Purchaser has taken no action designed to delist the Purchaser’s common stock from Nasdaq, or which is likely to have the effect of terminating the registration of the Purchaser’s common stock under the Exchange Act or delisting the Purchaser’s common stock from Nasdaq. The Purchaser will comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Purchaser Shares and the listing of the Purchaser Shares on Nasdaq.

Schedule 6
(Restricted Actions)
1.	Any transfer by any means of any or all of the shares in any Group Company or variation, creation, increase, reorganisation, consolidation, subdivision, conversion, reduction, redemption, repurchase, redesignation or other alteration of the authorised or issued share capital of any Group Company or the variation, modification, abrogation or grant of any rights or option attaching to any such share or loan capital.

2.	Save for the grant of Options under the Share Option Plan to persons who become non-management employees of a Group Company after the date of this Agreement (which: (a) for the avoidance of doubt, shall not cause the number of Options that have been granted to exceed the limit of 52,900 Ordinary Shares available for the grant of Options; and (b) shall: (i) have an exercise price equal to the fair market value of an Ordinary Share at the time of grant; (ii) have a vesting schedule consistent with the Company’s customary vesting schedule; (iii) not be subject to any accelerated vesting; (iv) be of a number consistent with past practice; and (v) have other terms consistent with past practices of the Company), the exercise of Warrants as permitted pursuant to the Warrant Instrument and the creation by the Company of new Group Companies, the entry into or creation by any Group Company thereof of any agreement, arrangement or obligation requiring the creation, allotment, issue, acquisition, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the creation, allotment, issue, acquisition, transfer, redemption or repayment of, any shares in the capital of any Group Company (including, without limitation, an option or right of pre-emption or conversion).

3.	The reduction, capitalisation, repayment or distribution of any amount standing to the credit of the share capital, share premium account, capital redemption reserve or any other reserve of any Group Company, or the reduction of any uncalled liability in respect of partly paid shares of any Group Company. The recommendation, declaration, paying or making of any dividend or other distribution of profits, assets or reserves other than by any Subsidiary.

4.	Save for any general meeting of the Company (extraordinary or otherwise) that was called prior to the date of this Agreement, the convening of any general meeting of any Group Company, other than for the conduct of ordinary business or in compliance with applicable Laws. The alteration of the Articles or other applicable constitutional document of any Group Company.

5.	Otherwise than in accordance with existing intra-Group arrangements relating to Intellectual Property, the acquisition or disposal of, or agreement to acquire or dispose of, by any means (including, without limitation, by lease or licence) of any assets, business or undertakings or to assume or incur or agree to assume or incur, a liability, obligation or expense (actual or contingent) in any single transaction or series of related transactions with an aggregate value of €250,000 or more (based on the lower of market and net book value) or in all transactions collectively with an aggregate value of €1,000,000 or more (based on the lower of market and net book value).

6.	The making, incurring or agreement to make or incur capital expenditures exceeding in total €250,000 (or its equivalent at the time) in any individual case or €1,000,000 (or its equivalent at the time) in the aggregate.

7.	The removal or appointment of the auditors to any Group Company, save for the finalisation of the appointment of PriceWaterhouseCoopers as auditors to each Group Company. The alteration of the accounting reference date of any Group Company or the alteration of the accounting policies or practices of any Group Company except as required by Law or to comply with a new applicable accounting standard.

8.	Knowingly doing and omitting to do anything which would:
(a)	make any of the Insurance Policies void or voidable; and

(b)	entitle any of the insurers under any of the Insurance Policies to refuse indemnity in relation to Insurance Claims (or any potential Insurance Claim of which the Company is aware) in whole or in part, provided that this shall not prevent the notification to insurers of claims and circumstances which might give rise to claims under any of the Insurance Policies in accordance with the terms of the relevant Insurance Policies.

9.	Creation, agreement to create or amend an Encumbrance over any Sale Shares.

10.	Creation, agreement to create or amend an Encumbrance over the shares of any Subsidiaries.

11.	Both (i) the entry into, amendment, variation, supplement or termination of any agreement or arrangement which confers exclusive rights or obligations of any nature whatsoever on any Group Company in circumstances which would restrict the Business in a manner material to the Group taken as a whole; or (ii) the entry into, amendment, variation, supplement or termination of any agreement where such amendment, variation, supplement or termination would cause such Group Company to incur committed expenditure in an amount in excess of €1,000,000 or vary the amount of a committed payment to be received by such Group Company by an amount in excess of €500,000.

12.	The creation, otherwise than by operation of Law, of any Encumbrance or security interest of any kind, or other type of agreement or arrangement having similar effect over any uncalled capital of, or any other asset of any Group Company or the giving of any guarantee, indemnity or security, or the entry into of any agreement or arrangement having a similar effect by any Group Company or the assumption, otherwise than by operation of Law, by any Group Company of any liability, whether actual or contingent, in respect of any obligation of any person in any circumstances where any such security interest, guarantee, indemnity or arrangement having similar effect is for an amount in excess of €500,000.

13.	Starting litigation or arbitration proceedings including, for the avoidance of doubt, any tax audit or other tax proceedings.

14.	Compromising or settling litigation or arbitration proceedings or any action, demand or dispute or waiving a right in relation to litigation or arbitration proceedings or releasing, discharging or compounding any liability or claim, in each case involving a liability to the Company in excess of €200,000.

15.	Entering into an agreement, arrangement or obligation (whether legally enforceable or not) in which any Seller, a director or former director of a Group Company or a person connected with any of them is interested other than on arms length terms.

16.	Promote any employee, officer or worker to the level of Vice President or above or change any employee’s, officer’s or worker’s title to Vice President or above, except in order to fill a position vacated after the date of this Agreement.

17.	Excluding for these purposes the incurring of any trade credit in the ordinary course of business, the incurring, or the entry by any Group Company into or any amendment of any agreement or facility to obtain, any borrowing, advance, credit or finance or any other indebtedness or liability in the nature of borrowing. Any response to the taking of steps by the creditors of any Group Company to liquidate it.

18.	The entry into, termination or variation of or any agreement to enter into, terminate or vary any employment or consultancy agreement or arrangement, in respect of which annual payments of basic salary or consultancy fees exceed €80,000 or, in respect of Estonia EEK600,000, including, without limitation, any variation of the remuneration or other benefits under such agreement or arrangement, save for a single increase in basic salary which does not exceed 2% of the basic salary payable thereunder.

19.	The provision of or agreement to provide a gratuitous payment or benefit to a director, officer or employee (or any of their dependents) of any Group Company.

20.	Other than in the ordinary course of business, the entry into any agreement, arrangement or understanding in relation to Intellectual Property.

21.	Other than in the ordinary course of business, permitting (through any act or omission) any Registered Intellectual Property to lapse.

22.	Other than in the ordinary course of business, assigning or exclusively licensing any Owned Intellectual Property to a third party.

23.	Terminating or causing the termination of any agreement relating to the license by a Group Company of any Intellectual Property in any manner which is likely to materially adversely affect the value of the Group.

24.	Entering into any transaction, scheme or arrangement with the motive or purpose of deferring Tax.

Schedule 8
Tax Covenant
1.	Interpretation

1.1	In this Schedule, the following definitions shall have the following meanings:
“Accounts Relief” means a Relief, the availability of which has been shown as an asset in the Accounts or has been taken into account in computing (and reducing) a provision for deferred tax which appears in the Accounts or has resulted in no provision for deferred tax being made in the Accounts;
“Assessment” means a claim, assessment, notice, demand or other document issued or action taken by or on behalf of a Tax Authority by which a Group Company is liable or is sought to be made liable to make a payment to a Tax Authority or to another person (whether or not the payment is primarily payable by the Group Company and whether or not the Group Company has or may have a right of reimbursement against another person) or is denied or sought to be denied a Relief;
“Balancing Payment” means a payment which is a balancing payment for the purposes of paragraph 7A or 7C of Schedule 28AA to the Taxes Act;
“Corresponding Saving” means a benefit arising to the Purchaser’s Group, Purchaser or any Group Company as a direct or indirect result of any Tax Liability to which paragraph 2 relates and in respect of which payment has been made by the Sellers under this Schedule or under the Tax Warranties;
“Event” means an event, act, transaction or omission, including a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance;
“Group Relief” means any of the following:
(a)	relief surrendered or claimed pursuant to Chapter IV Part X of the Taxes Act 1988;

(b)	a tax refund relating to an accounting period as defined by section 102(3) of the Finance Act 1989 in respect of which a notice has been given pursuant to section 102(2) of the UK Finance Act 1989;

(c)	an allowable loss arising as a result of an asset notionally transferred and an election made in accordance with section 171A of the UK Taxation of Chargeable Gains Act 1992; and

(d)	any provision of any taxation statute in any jurisdiction other than the United Kingdom by virtue of which profits or losses may be transferred or shared within a group of companies for the purposes of any Tax;
“Independent Accountants” means:
(a)	the auditors for the time being of the the relevant Group Company; or

(b)	if a party seeking certification or determination by Independent Accountants is satisfied (acting reasonably and in good faith) that the auditors for the time being of the relevant Group Company will not give any certification or perform any other task requested pursuant to this Schedule, an internationally recognised firm of accountants appointed by agreement between the Sellers’ Representative and the Purchaser or, in default of agreement, by the President from time to time of the Institute of Chartered Accountants in England and Wales;
“Over-provision” means (ignoring the effect of any Purchaser’s Relief, change in law made or action taken by the Purchaser or any Group Company after Completion (unless such action was carried out by the Group Company concerned pursuant to a legally binding commitment of the relevant Company created on or before Completion or with the prior written agreement or at the written request of the Sellers’ Representative) the amount by which the net amount provided for Tax (other than deferred Tax) in the Accounts in relation to all Group Companies exceeds Tax determined as due for the period ended on the Accounting Date;
“Post Completion Relief” means a Relief which arises in respect of an Event occurring after Completion;
“Purchasers Relief” means an Accounts Relief or a Post Completion Relief; and
“Relief” means any loss, relief, allowance, exemption, set off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise.
1.2	In this Schedule, a reference to:
(a)	a statutory provision includes a reference to the statutory provision as modified or re enacted or both from time to time whether before or after the date of this Agreement and any subordinate legislation made under the statutory provision whether before or after the date of this Agreement;

(b)	where applicable, references to UK legislation whether generally or to any of its specific sections should be taken to include references to any similar provision in the legislation of any other jurisdiction;

(c)	an Event occurring includes an Event deemed to have occurred for the purposes of any Tax;

(d)	an Event on or before Completion includes an Event which is deemed for the purposes of any Tax to have occurred on or before Completion;

(e)	income, profits or gains earned, accrued or received includes any income, profits or gains deemed to be earned, accrued or received for the purposes of any Tax;

(f)	income, profits or gains earned, accrued or received on or before a particular date or in respect of a particular period includes income, profits or gains which are deemed for the purposes of any Tax to have been earned, accrued or received on or before that date or in respect of that period.
1.3	In this Schedule 8 “control” has the same meaning as in section 767A of the Taxes Act and “controlled” is to be construed accordingly.

1.4	The headings in this Schedule do not affect its interpretation.

1.5	The Sellers’ obligations contained in this Schedule are joint and several

1.6	In this Schedule 8 references to any “Tax Liability” of a Group Company include not only liabilities of a Group Company to make or suffer payments of or in respect of Tax (an “Actual Tax Liability”) but also:
(a)	the loss of an Accounts Relief or the use or setting off against Tax Liabilities, income, profits or gains earned, accrued, incurred or received on or before Completion of any Purchaser’s Relief in circumstances where, but for such setting off, a Group Company would have had an Actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Sellers under this Schedule 8; and

(b)	the loss of a right to repayment of Tax which has been treated as an asset in the Accounts or the setting off of any such right to repayment of Tax against any Actual Tax Liability in respect of which the Purchaser would, but for that setting off, have been able to make a claim against the Sellers under this Schedule;
and so that the amount of the Tax Liability shall be (i) the amount of Tax which could have been saved (assuming that there is sufficient income, profits or gains against which to set off the Accounts Relief lost) on the basis of the Tax rates current at Completion in the case of the loss of an Accounts Relief; (ii) the amount of Tax which has been saved in consequence of the use or set off of the Purchaser’s Relief in the case of the use or set off of a Purchaser’s Relief; and (iii) the amount of the repayment which would otherwise have been obtained in the case of Clause 1.2(b).
2.	The Sellers’ Obligations
Subject to paragraph 3, the Sellers shall pay to the Purchaser by way of adjustment of the Consideration an amount equal to the amount of a Group Company’s Tax Liability:
(a) which arises:
(i)	as a result of an Event occurring on or before Completion; or

(ii)	in respect of any income, profits or gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion;
in each case whether or not the Tax is chargeable against or attributable to another person and whether or not any amount in respect thereof is recoverable from any other person;
(b) which is primarily the liability of another person (the Primary Person) for which a Group Company is liable in consequence of:
(i)	the Primary Person failing to discharge such Tax Liability; and

(ii)	a Group Company at any time before Completion:
(A) being a member of the same group of companies as the Primary Person; or
(B) having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person for any Tax purpose;
(c) the amount of any reasonable out of pocket costs and expenses (other than management costs and expenses) reasonably and properly incurred by the Purchaser and/or a

Group Company in connection with any such Tax Liability (or claim for such Tax Liability) or in taking or defending any action under this Schedule.
(d) The Sellers shall pay to the Purchaser an amount equal to any depletion in the assets, or increase in the liabilities, of the Purchaser or the Group Company as a result of any inheritance tax which:
(i)	is at Completion a charge on any of the Shares or assets of the Group Company or gives rise to a power to sell, mortgage or charge any of the Shares or assets of the Group Company; or

(ii)	after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the Shares or assets of the Group Company, being a liability in respect of inheritance tax payable as a result of the death of any person (whenever occurring) within seven years after a transfer of value or deemed transfer of value where such transfer of value or deemed transfer of value occurred on or before Completion.
For the avoidance of doubt, for the purposes of this paragraph 2(d) the assets of the Purchaser or a Group Company are deemed to be depleted by such amount as it is necessary to pay in order to discharge or remove any charge on, or power to sell, mortgage or charge, any of the Shares or the assets of a Group Company and notwithstanding any provision in this Schedule the Purchaser or the Group Company may disregard any right to pay tax in instalments in discharging or removing a charge or power.
(e) the amount of any liability of a Group Company to make a Balancing Payment (other than to another Group Company), or repay any Balancing Payment made to the Group Company (other than to another Group Company), pursuant to an agreement entered into on or before Completion.
3.	Limitations on Covenant

3.1	The covenant in paragraph 2 does not apply in respect of any Tax Liability (and the Sellers shall not have any liability under the Tax Warranties in respect of any Tax Liability) to the extent that:
(a)	specific provision or reserve in respect of such Tax Liability was made or reflected in the Accounts (including any provision or reserve made in respect of deferred Tax) in the Accounts;

(b)	the Tax Liability arises as a result of transactions in the ordinary course of business of a Group Company after the Accounting Date but on or before Completion and for the purposes of this paragraph any Claim arising from any of the following shall not be regarded as arising in the ordinary course of business:
(i)	any Event which results in a Tax Liability of a Group Company chargeable or attributable to a person other than the relevant Group Company not being another member of the Group;

(i)	any liability under Part XVII of the Taxes Act (tax avoidance);

(ii)	any liability arising as a result of a Group Company ceasing for Tax purposes to be a member of any group or associated with any other company;

(iii)	any liability arising as a result of the failure to deduct and/or account for tax;

(iv)	any liability in respect of any distribution (as defined in Section 209 of the Taxes Act) or deemed distributions for Tax purposes;

(v)	any liability in respect of the exercise, conversion assumption or exchange of any Options, the conversion of Preferred Shares or the exercise of Warrants ;
(c)	any Taxes arising in connection with the conversion of any Options, the conversion of Preferred Shares or the exercise of Warrants in accordance with sub-Clause 2.3 and Clause 3 of the Agreement to the extent that such Taxes have been deducted in accordance with sub-Clause 4.2 of the Agreement;

(d)	payment or discharge of such Tax Liability was shown in the Accounts;

(e)	the Tax Liability arises as a result of a change on or after Completion in the accounting reference date of any Group Company or in any accounting policy or any tax reporting practice of any Group Company other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to any Group Company as at Completion;

(f)	the Tax Liability arises as a result of any default or delay by the Purchaser or any Group Company after Completion, including (without limitation) a delay in paying or satisfying any Tax Liability or a delay or default in submitting any returns, computations or other documents required to be submitted by them or in submitting such returns, computations or documents outside the appropriate time limits or in submitting such returns, computations or documents otherwise than on a proper basis, in each case after Completion (other than as a result of the Sellers failing to comply with their obligations under Paragraph 7 hereof);

(g)	such Tax Liability arises or is increased as a result of:
(i)	a change in Tax rates or in legislation law, directive or requirement made after Completion; or

(ii)	a change or withdrawal after Completion of any previously published practice or concession of any Tax Authority;
in each case with retrospective effect provided that this paragraph 3.1(f) shall not apply in the case of any Tax Liability falling within paragraph 2(b);
(h)	such Tax Liability would not have arisen but for an omission or a voluntary act or transaction carried out by the Purchaser or a Group Company after Completion otherwise than:
(i)	in fulfilment of a legally binding commitment entered into by a Group Company on or before Completion; or

(ii)	in order to comply with the law applicable to the Group Company or the Purchaser at Completion; or

(iii)	in the ordinary course of business of a Group Company as such business was conducted at Completion; or

(iv)	pursuant to a written request by the Sellers’ Representative; or

(v)	in circumstances where the Purchaser did not know and could not reasonably have been expected to know that it would give rise to the Tax Liability in question;
PROVIDED THAT the following shall not (without limitation) be deemed to be in the ordinary course of business:
(A)	any disposal (or deemed disposal for any Tax purpose) of assets other than trading stock sold at arm’s length;

(B)	any change in the use of an asset by any Group Company;

(C)	anything which has the result of requiring a disposal value to be brought into account, or which crystallises a balancing charge, for capital allowances purposes (or has any similar effect under the laws of any relevant foreign jurisdiction);
(i)	recovery of such Tax Liability is made under the Warranties or under this Agreement or under statute or has already been made under this Schedule 8;

(j)	such Tax Liability would not have arisen but for the winding up of, or the cessation of trade or business by, or a change in the nature or conduct of the trade or business of, a Group Company on or after Completion;

(k)	such Tax Liability arises or is increased in consequence of any failure by the Purchaser to comply with any of its obligations under this Schedule 8;

(l)	any Relief (other than a Purchaser’s Relief) is available, or is for no consideration made available, to the relevant Group Company to set against or otherwise mitigate the Tax Liability, and so that:
(i)	for this purpose any Relief arising in respect of an accounting period falling partly before and partly after Completion shall be apportioned on a time basis, unless some other basis is more reasonable; and

(ii)	any Relief that is so available in relation to more than one Tax Liability to which this Schedule 8 applies shall be deemed, so far as possible, to be used in such a way as to reduce the maximum extent possible the Sellers total liability under this Schedule;
(m)	the Tax Liability would not have arisen but for:
(i) the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Completion by the Purchaser or any Group Company, other than at the Sellers’ Representative written request in accordance with Paragraph 7;
(ii) the failure or omission on the part of any Group Company (other than at the Sellers’ Representative written request in accordance with Paragraph 7) to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, as the Sellers’ Representative may require by written request in respect of periods or matters for which the Sellers’ Representative has the conduct under Paragraph 7;

(n)	such Tax Liability arose or was deemed to arise for the purposes of any Tax after Completion;

(o)	such Tax Liability was taken into account in calculating amounts due under the Earn Out Agreement;

(p)	such Tax Liability arises as a result of exercise of share options by employees of a Group Company after Completion or the grant of share options after Completion or the assignment or release of a share option after Completion or the provision of a benefit in connection with a share option after Completion provided that if the conversion of options existing at the date of this Agreement takes place after Completion pursuant to the assumption agreement entered into on or before Completion this exclusion shall not apply to tax arising upon such conversion; and

(q)	such Tax Liability arises arises as a result of a benefit provided by one Group Company to an employee of another Group Company by means of a grant, exercise, assignment or variation of an option after Completion and the employing Group Company fails to pay the Group Company providing the benefit an adaquate amount as payment in respect of the benefit or deemed benefit provided to the employees.
3.2	For the avoidance of doubt, the Sellers shall have no liability under this Schedule in respect of any non-availability, inability to use loss or restriction of any relief other than an Accounts Relief (failure of relief) where such failure of relief does not give rise to a Tax Liability to which Paragraph 2 applies.

3.3	The provisions of Paragraph 3.1 of this Schedule shall also operate to limit or reduce the liability of the Sellers in respect of claims under the Tax Warranties and in any case when the provisions of Paragraph 3.1 conflict with the other provisions of the Agreement which apply in respect of claims under this Schedule 8 or under the Tax Warranties then the provisions of Paragraph 3.1 shall prevail.

3.4	The financial and time limitations in Schedule 11 paragraphs 1.1, 1.2, 2.1, 2.2 and 2.3 shall apply to this liability under this Schedule 8.

3.5	For the avoidance of doubt any claim against the Sellers (or any number of them) pursuant to this Schedule 8 shall be satisfied solely and exclusively in accordance with Schedule 9 and the Purchaser shall have no recourse with respect to any such Claim against any Seller other than by way of payment of Escrow Shares from the Escrow Account, except in the case of fraud.

4.	Payments Free of Withholding, etc.

4.1	All payments made by the Sellers under this Schedule shall be made gross, without deduction or withholding of any kind other than any deduction or withholding required by Law.

4.2	If the Sellers make a deduction or withholding required by Law from a payment under this Schedule (other than a deduction or withholding of tax in respect of a payment of interest under paragraph 6.4), the sum due from the Sellers shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the Purchaser receives a sum equal to the sum it would have received had no deduction or withholding been made.

4.3	If a payment under paragraph 2 or 4.2 will be or has been subject to Tax, the Sellers shall pay to the Purchaser the amount (after taking into account Tax payable in respect of the amount) that will ensure that the Purchaser receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

5.	Appeals and Conduct of Claims

5.1	The Sellers’ Representative shall be entitled, subject to the remaining provisions of this Paragraph 5 and at the Sellers expense, to resist any Assessment for and on behalf and in the name of the relevant Group Company which is or could relate to a Tax Liability for which the Sellers might be liable under Paragraph 2 or to resist any matter which could reduce any Corresponding Saving, Over-provision or overpayment referred to at Paragraph 8.

5.2	If a Group Company or the Purchaser receives an Assessment which may give rise to Tax Liability for which the Sellers might be liable under paragraph 2 or which could result in a reduction of a Corresponding Saving Over-Provision or overpayment as referred to in paragraph 8:
(a)	the Purchaser shall as soon as reasonably practicable give notice of the Assessment to the Sellers’ Representative, and in any event within 10 Business Days but notice is not a condition precedent to the Sellers liability under this Schedule; and

(b)	subject to paragraphs 5.3 to 5.5 inclusive, the Purchaser shall, and shall ensure that each Group Company will, take any action the Sellers’ Representative may reasonably request to avoid, dispute, resist or compromise the Assessment if the Sellers have first agreed (to the Purchaser’s reasonable satisfaction) to indemnify and secure the Purchaser and each Group Company against the Tax, and any additional Tax and costs which the Purchaser or each Group Company may incur in connection with the taking of action pursuant to this paragraph.
5.3	The Sellers shall keep the Purchaser fully informed of all matters relating to the Assessment, deliver to the Sellers’ Representative copies of all correspondence relating to the Assessment, obtain the Purchaser’s prior written approval (not to be unreasonably withheld or delayed) to the appointment of solicitors or other professional advisers, submit to the Purchaser for comments all correspondence and documents relating to the Assessment which it intends to submit to a Tax Authority and take into account all such reasonable comments as the Purchaser may make;

5.4	The Sellers rights (and those of the Sellers’ Representative) under this paragraph cease if any steps are taken or legal proceedings are started for a Sellers’ bankruptcy, winding up, dissolution, administration or re organisation or for the appointment of a receiver, administrator, trustee or similar officer or if a Seller is unable to pay its debts as they fall due, starts negotiations with a creditor with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of, or a composition with, its creditors unless a Seller (or Sellers) who are not subject to such steps, proceedings, debt repayment problems negotiations, readjustment, rescheduling, provides reasonable security against costs connected with the Tax Liability and dispute of the Assessment.
5.5	The Purchaser is not obliged to take action pursuant to this paragraph which involves contesting an Assessment beyond the first appellate body (excluding the Tax Authority which has made the Assessment) in the jurisdiction concerned unless leading counsel (with at least 10 years call) or reasonable equivalent outside the United Kingdom appointed by the Sellers’ Representative opines that such a course of action having regard to the merits of the case, the size of the Tax Liability and any other relevant factors is reasonable.

5.6	The rights of the Sellers under this paragraph do not apply if any Seller or a Group Company have committed an act or is responsible for an omission which constitutes fraudulent or grossly negligent conduct in relation to the Group Company’s Tax affairs.

6.	Date for Payment and Interest

6.1	In respect of an Assessment disputed under paragraph 5, the Sellers must pay any required sum under Paragraph 2 immediately following settlement, compromise or abandonment of the Assessment unless the action requested by the Sellers’ Representative pursuant to Paragraph 5 cannot be taken prior to the Tax the subject matter of the Assessment being paid (in which case, an amount equal to that amount of Tax shall be paid by the Sellers promptly upon receipt by the Sellers’ Representative of a written notice from the Purchaser for that amount) on the basis that (i) the Purchaser shall, upon settlement of the disputed Assessment, promptly repay to the Sellers an amount equal to any proportion of such Tax in respect of which the Seller’s liability is excluded under Clause 3; and (ii) any such Tax paid but subsequently recovered by the Purchaser or a Group Company (together with interest paid by the Tax Authority) upon resolution of the dispute shall be repaid to the Sellers forthwith notwithstanding the other provisions of this Schedule.

6.2	Other than in respect of an Assessment disputed under paragraph 5 (which are subject to the provisions of Paragraph 6.1) the Sellers will pay any required sum in respect of an Actual Tax Liability under Paragraph 2 on:
(a)	the later of the date five Business Days before the date on which the Group Company will finally be liable to pay the Tax in respect of the relevant Tax Claim, for any payment under Paragraph 2.1(a), (b) or (e) in respect of an Actual Tax Liability and the date five Business Days after a written notice setting out the amount due is received by the Sellers’ Representative from the Purchaser; and

(b)	the date five Business Days following the date on which written notice setting out the amount due is received by the Sellers’ Representative from the Purchaser, for any payment under Paragraph 2.1(c) or (d) .
6.3	The Purchaser shall request the relevant Group Company’s auditors to determine in writing the amount of the liability of the Sellers under Paragraph 2 in respect of any Tax Liability that is not an Actual Tax Liability. The date on which the Sellers are to pay a sum required under Paragraph 2 in respect of any such Tax Liability shall be the later of:
(a)	five Business Days after the date on which the Sellers receive the relevant written determination;

(b)	the normal date for payment of Tax for the accounting period in which the Group Company is deprived of the benefit of using the relevant Relief (excluding for the avoidance of doubt the loss of a right to repayment which shall be governed by paragraph 6.3(a)).
6.4	If any sum due and payable by the Sellers under this Schedule is not paid on the due date in accordance with the provisions of this Schedule, the Sellers shall in addition to that sum pay interest to the Purchaser from the date for payment of the sum to and including the day of actual payment of the sum (or the next Business Day if the day of actual payment is not a Business Day). The interest accrues from day to day (before and after judgment) at the rate of 3% per year above the base rate of Barclays Bank plc (or if there is no base rate, at a similar rate reasonably selected by the Purchaser) and is compounded quarterly.

7.	Tax Computations

7.1	The Sellers’ Representative, on behalf of and at the cost of, the Sellers shall (at their cost) have the responsibility for, and the conduct of, preparing, submitting, negotiating and agreeing with the Tax Authorities, all outstanding Tax computations and returns of each

Group Company for each accounting period ending on or before Completion (the “Relevant Accounting Periods”).
7.2	The Purchaser shall procure that the relevant Group Company shall make such claims, surrenders, disclaimers and elections or give such notice or consent or do such other things as were taken into account in computing a provision for Tax in the Accounts and may reasonably be directed by the Sellers’ Representative relating to the Relevant Accounting Periods.

7.3	The Sellers’ Representative and the Purchaser shall procure the provision to each other of such information and assistance which each may reasonably require of the other to prepare, submit and agree all Tax computations, documents or correspondence relating to the Relevant Accounting Periods and any subsequent accounting periods.

7.4	The Sellers’ Representative and the Purchaser shall deliver to each other copies of all material correspondence sent to, or received from, any Tax Authority relating to the Tax computations relating to the Relevant Accounting Periods, as the case may be, delivery to be effected promptly on despatch, or as the case may be, receipt.

7.5	The Purchaser covenants with the Sellers to procure that the Group Companies takes such action (including signing and authorising computations and returns) as is necessary or desirable to give effect to this paragraph.

7.6	In relation to any action as is referred to in paragraph 7.1, the Sellers’ Representative shall:
(a)	keep the Purchaser fully informed of all matters relating thereto and deliver to the Purchaser copies of all correspondence with Tax Authorities relating thereto;

(b)	use as its advisers a firm of internationally recognised accountants (or such other advisers as the Purchaser may agree, agreement not to be unreasonably withheld or delayed) and take such advice from such advisers as is appropriate;

(c)	submit to the Purchaser for comments all correspondence and documents which it intends to submit to a Tax Authority and take into account all such reasonable comments as the Purchaser may make;

(d)	not submit to a Tax Authority any such correspondence or documents, or agree any matter in relation to the Relevant Accounting Periods without the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed and for the avoidance of doubt:
(i)	the Purchaser’s approval shall be deemed not to be unreasonably withheld where the Purchaser reasonably considers that:
(A)	such documents or correspondence are not true and accurate in all material respects or lawful in all respects; or

(B)	such documents, correspondence or agreement is reasonably likely to materially prejudice the amount of liability of a Group Company in respect of Tax for which the Sellers are not liable under this Schedule (having regard to the amount of Tax involved as compared with the amount of any Tax for which the Sellers would not be liable if the Purchaser’s approval were not withheld), ignoring, for these purposes, any failure of relief other than failure of an Accounts Relief; and

(ii)	the Purchaser’s approval shall be deemed not to be unreasonably delayed if given within 21 days unless there is a time limit for submission in which case the Purchasers shall reply as soon as reasonably practical but in any event within 10 Business Days.
7.7	The rights of the Sellers (and for the avoidance of doubt those of the Sellers’ Representative) under this paragraph cease if any of the Sellers or the Sellers’ Representative fails to comply with any of their obligations under this paragraph in a manner which has material adverse effects for the Group Companies, or if any steps are taken or legal proceedings are started for the any Sellers’, bankruptcy, winding up, dissolution, administration or re organisation or for the appointment of a receiver, administrator, trustee or similar officer or if any Seller is unable to pay their debts as they fall due, starts negotiations with a creditor with a view to the general readjustment or rescheduling of their indebtedness or makes a general assignment for the benefit of, or a composition with, its creditors unless a Seller (or Sellers) who are not subject to such steps, proceedings, debt repayment problems negotiations, readjustment, rescheduling, provides reasonable security against costs.

7.8	This paragraph 7 shall not impose any obligation on the Purchaser if any of the Sellers or a Group Company has committed an act or is responsible for an omission which constitutes fraudulent or grossly negligent conduct.

7.9	The Sellers and the Sellers’ Representative will use all reasonable endeavours to agree the Tax matters for which they are responsible under this paragraph 7 as soon as reasonably practicable and will deal with such matters promptly and diligently. The Sellers’ Representative will submit to the relevant Tax Authority those computations required in relation to the Accounting Periods ended on or before the Accounting Date by the latest date on which such computations can be filed without incurring interest and penalties (taking into account any extended time period customarily granted by the relevant Tax Authority) and in any event within twelve months of the date hereof.

7.10	The Purchaser shall have responsibility (at its cost) for, and the conduct of, preparing, submitting, negotiating and agreeing with the Tax Authorities, all outstanding Tax computations and returns of each Group Company for tax affairs of the accounting period in which Completion occurs (the “Straddle Period”) and paragraphs 7.3, 7.4 ,7.6 and 7.9 shall apply in respect of such Straddle Period substituting references to the Sellers’ Representative and the Sellers with a reference to the Purchaser and vice versa and in paragraph 7.9 the period of 18 months shall be substituted for the period of 12 months
8.	Corresponding Savings and Over-provisions etc.

8.1	If the Purchaser or a Group Company becomes aware that:
(a)	there is or may be a Corresponding Saving;

(b)	there is or may be an Over-provision;

(c)	there is an actual repayment, or any right to a repayment, of Tax or a credit or set off in respect of any Tax in respect of an Event occurring or income, profits or gains earned, accrued or received on or prior to Completion, to the extent that such right or repayment:
(i)	is not reflected as an asset in the Accounts;

(ii)	is not attributable to a change in law after Completion with retrospective effect; and

(iii)	is not attributable to the utilisation of a Purchaser’s Relief; and

(iv)	is not a payment or relief to which paragraph 9 applies,
(a “tax refund”),
the Purchaser shall promptly give details of such Corresponding Saving, Over provision or tax refund by written notice to the Sellers’ Representative.
8.2	The Sellers’ Representative may at any time instruct the Independent Accountants to determine in writing the extent of any Corresponding Saving, Over-provision, overpayment. If the Independent Accountants determine that a Corresponding Saving, Over-provision or tax refund has arisen:
(a)	in the case of a tax refund, an amount equal to the value (as so determined in writing) of that tax refund shall be repaid to the Sellers forthwith upon repayment of such tax refund or otherwise upon the Purchaser obtaining the benefit of such tax refund; or

(b)	in the case of a Corresponding Saving or Overprovision, such amount shall be:
(i) set off against any payment then due from the Sellers to the Purchaser under this Schedule 8 or under the Tax Warranties;
(ii) to the extent there is any excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Schedule or for breach of any Tax Warranty; and
(iii) to the extent that the excess referred to in sub-paragraph (ii) is not exhausted under that sub-paragraph, the remainder of that excess shall be:
(A) promptly repaid by the Purchaser to the Sellers in the case of a Corresponding Saving; or
(B) carried forward and set against any future payment or payments which become due from the Sellers under this Schedule or the Tax Warranties in the case of an Overprovision.
however in the case of a Corresponding Saving ,no amount shall be set off, refunded or repaid to the extent that the Corresponding Saving exceeds the amounts paid to the Purchaser by the Sellers on account of the Tax Liability to which the Corresponding Saving relates
8.3	If a written determination has been issued as referred to in Paragraph 8.2, the Sellers’ Representative or the Purchaser may on or before the third anniversary of Completion request the Independent Accountants:
(a)	to review (at the expense of the party requesting the review) such written determination in the light of all relevant circumstances at the time of the review; and

(b)	to determine in writing whether in the light of such circumstances the original written determination should be amended and if so, in what way.

8.4	If the new written determination referred to at Paragraph 8.3 states that the original written determination should be amended, an adjusting payment equal to the difference between the sum in the original written determination and the sum in the amended written determination shall be made by the Sellers or the Purchaser (as appropriate) as soon as reasonably practicable.

8.5	For the purposes of this Paragraph 5, a Corresponding Saving shall be deemed to arise when the relevant Group Company or the member of the Purchaser’s Group would utilise the benefit, on the assumption that all reasonable endeavours had been made to obtain the Corresponding Saving in priority to any other Relief.

9.	Recovery from third parties

9.1	If a Group Company is entitled to recover from any person (other than the Purchaser or another Group Company but including, without limitation, any Tax Authority or an employee under the terms of a share option arrangement) any sum in respect of any Tax Liability to which Paragraph 2 applies which has been paid by the Sellers, the Purchaser shall procure (to the extent that it is able to do so) that the Group Company shall :
(a)	promptly notify the Sellers’ Representative of all relevant details concerning such entitlement after such Group Company becomes aware of such entitlement;

(b)	take all reasonable and appropriate steps to enforce recovery under such entitlement (if so required by the Sellers’ Representative and at the Sellers’ Representative expense);

(c)	keep the Sellers’ Representative fully informed of the progress of any such action for the purpose of making recovery in accordance with this Paragraph 9.1; and

(d)	promptly pay to the Sellers the sum equal to the lesser of:
(i)	any amount so recovered (together with an amount equal to any interest payment or repayment supplement received by a Group Company in connection with the recovery); and

(ii)	the amount already paid by the Sellers in respect of such Tax Liability under Paragraph 2.

Schedule 9
Escrow Shares
1.	DEFINITIONS AND INTERPRETATION

1.1	In this schedule the following words and expressions shall have the following meanings unless the context requires otherwise:

“Cash Payment Amount”	has the meaning given in paragraph 2.2 of this Schedule 9;

“Cash Payment Election”	has the meaning given in paragraph 2.2 of this Schedule 9;

“Cash Payment Election Notice”	has the meaning given in paragraph 2.2 of this Schedule 9;

“Claim Notice”	has the meaning given by paragraph 3.1 of this Schedule 9;

“Claimed Amount”	has the meaning given by paragraph 3.1 of this Schedule 9;

“Escrow Settlement Shares”	with respect to any particular Settlement, means the lesser of: (a) the number of Escrow Shares (rounded up to the nearest whole share) determined by dividing: (i) the Settled Amount; by (ii) the Average Purchaser Share Price as of the date of such Settlement; and (b) the number of Escrow Shares then remaining in the Escrow Account;

“Final Release Date”	means the third anniversary of the Completion Date or, if such date is not a Business Day, the next following Business Day;

“First Release Date”	means the second anniversary of the Completion Date or, if such date is not a Business Day, the next following Business Day;

“Joint Transfer Instruction”	a joint transfer instruction complying with the requirements of the relevant paragraph of the Escrow Instruction Letter;

“Settled Amount”	means the quantum, expressed in Euro, of a Settled Relevant Claim; and

“Unsettled Relevant Claim Amount”	means the Claimed Amount, expressed in Euro, of a Relevant Claim that has not been Settled as of the First Release Date or the Final Release Date, as applicable;
2.	USE OF ESCROW SHARES

2.1	The Escrow Shares are to be retained in the Escrow Account and shall only be released in accordance with the provisions of this Schedule 9.

2.2	Each Seller may elect, at such Seller’s sole discretion, to satisfy such Seller’s pro rata portion of any Settled Relevant Claim by a payment in cash in lieu of Escrow Shares having an equivalent value being released to the Purchaser from the Escrow Account (such election being referred to as the “Cash Payment Election”). To make a Cash Payment Election with respect to a particular Settled Relevant Claim, a Seller must: (a) give written notice (a “Cash Payment Election Notice”) to the Purchaser and the Sellers’ Representative of such election on or prior to the date of Settlement thereof, which notice shall clearly specify the amount with respect to which such Seller is making the Cash Payment Election (the “Cash Payment Amount”); (b) pay the Cash Payment Amount to the Purchaser within two Business Days following the date of the Cash Payment Election Notice; and (c) deliver notice of such payment to the Purchaser and the Sellers’ Representative within two Business Days following the date such payment is made.

3.	RELEVANT CLAIMS

3.1	For the Purchaser to make a Relevant Claim, it shall give written notice thereof to the Sellers’ Representative (a “Claim Notice”). Any Claim Notice shall specify in reasonable detail with supporting evidence the event, matter or breach which gives rise to the Relevant Claim and a good faith best estimate of the amount claimed in respect thereof (the “Claimed Amount”). If any Escrow Shares remain in the Escrow Account on the date of the Claim Notice, then the Purchaser shall also send a copy of the Claim Notice to the Escrow Agents. Each such Claim Notice shall be duly completed and dated with the date on which it is given and executed by the Purchaser and shall clearly specify: (a) whether or not it is a Seller Claim or a Reimbursement Claim; and (b) if it is a Seller Claim, the name of the Seller to which such claim applies.

3.2	The Sellers’ Representative may, within 30 Business Days after receipt of a Claim Notice from the Purchaser, request further information related to the basis for and alleged quantum of the Relevant Claim or Relevant Claims referred to in such Claim Notice (an “Information Request”) and the provisions of paragraph 5 below shall apply with respect thereto.

4.	RELEASE OF ESCROW SHARES

4.1	Where: (a), under any Settlement (subject to clause “(b)” of this sentence, other than with respect to a Seller Claim or a Reimbursement Claim that is Settled prior to the Final Release Date); and (b) under any Settlement with respect to which Escrow Shares are withheld pursuant to paragraph 4.2(b)(iv) or paragraph 4.2(b)(v), a Settled Amount is required to be paid to the Purchaser, on the first Business Day following the date of such Settlement, the Purchaser and the Sellers’ Representative shall serve a Joint Transfer Instruction upon the Escrow Agents instructing the Escrow Agents to promptly authorise the Bank to transfer or cause to be transferred to the Purchaser the Escrow Settlement Shares with respect to such Settlement; provided, however, that if and only if the Purchaser and the Sellers’ Representative receive a Cash Payment Election Notice from a Seller on or prior to the date of such Settlement and prior to the delivery of the Joint Transfer Instruction to the Escrow Agents with respect to the transfer of such Escrow Settlement Shares to the Purchaser, then (a) the Joint Transfer Instruction referred to above shall only refer to the number of Escrow Shares equal to: (i) the Escrow Settlement Shares; minus (ii) the number of Escrow Shares (the “Cash Payment Equivalent Escrow Shares”) equal to the quotient (rounded up to the nearest whole share) of the Cash Payment Amount divided by the Average Purchaser Share Price as of the date of the Settlement; (b) on the fifth Business Day following the date of the Cash Payment Election Notice, the Sellers’ Representative and the Purchaser shall serve a Joint Transfer Instruction upon the Escrow Agents instructing the Escrow Agents to promptly authorise the Bank to transfer or cause to be transferred the Cash Payment Equivalent Escrow Shares to either (A): the relevant Seller (or Sellers) if and only if, on or prior to such date, such Seller (or Sellers) has (or have) paid the Cash Payment Amount to the Purchaser and delivered notice to the Sellers’ Representative and the Purchaser of payment of the Cash Payment Amount to the Purchaser to the Purchaser and the Sellers’ Representative; or (B) if

such Seller has not so paid the Cash Payment Amount and delivered such notice to the Purchaser and the Sellers’ Representative on or prior to such date, the Purchaser.

4.2	On the first Business Day following the First Release Date, the Purchaser and the Sellers’ Representative shall serve a Joint Transfer Instruction upon the Escrow Agents instructing the Escrow Agents to promptly authorise the Bank to transfer or cause to be transferred to the Sellers’ Representative the number of Escrow Shares equal to:
(a)	1/3 of the original number of Escrow Shares contributed to the Escrow Account by the Purchaser in accordance with Clause 7 of this Agreement (rounded up to the nearest whole share), less

(b)	the sum of:
(i)	the number of Escrow Shares (rounded up to the nearest whole share) determined (subject always to adjustment pursuant to paragraph 5.6 below) by dividing: (A) the sum of all Unsettled Relevant Claim Amounts as of the First Release Date, other than with respect to Seller Claims or Reimbursement Claims; by (B) the Average Purchaser Share Price as of the First Release Date; plus

(ii)	the aggregate number of Escrow Settlement Shares transferred to the Purchaser on or prior to the First Release Date in respect of Settled Relevant Claims; plus

(iii)	the aggregate number of Escrow Settlement Shares that are due to be, but have not yet been, transferred to the Purchaser in respect of Relevant Claims (other than Seller Claims and Reimbursement Claims) that were Settled on or prior to the First Release Date; plus

(iv)	if, by the First Release Date, a Seller Claim either has not been Settled or, if Settled, any portion of the Settled Amount has not been paid to the Purchaser as of the First Release Date, the number of Escrow Shares (rounded up to the nearest whole share) equal to the quotient of: (A) either: (1) the Claimed Amount of such Seller Claim; or (2) if such Seller Claim has been Settled, an amount equal to the unpaid portion of the Settled Amount of such Seller Claim (in each case translated into Euro at the Exchange Rate, if necessary); divided by (B) the Average Purchaser Share Price as of the First Release Date (which number of Escrow Shares shall in no event exceed the pro rata portion of the aggregate number of Escrow Shares to which the Seller liable for the relevant Seller Claim would otherwise be entitled that would have been released to the Sellers’ Representative pursuant to this paragraph 4.2 but for the application of this paragraph 4.2(b)(iv); plus

(v)	in respect of each Reimbursement Claim made on or prior to the First Release Date, the number of Escrow Shares (rounded up to the nearest whole share) equal to the quotient of: (A) either: (1) the Claimed Amount of such Reimbursement Claim; or (2) if such Reimbursement Claim has been Settled, the Settled Amount of such Seller Claim (in each case translated into Euro at the Exchange Rate, if necessary); divided by (B) the Average Purchaser Share Price as of the First Release Date (which number of Escrow Shares shall in no event exceed the Earn Out Sellers’ (as defined in the Earn Out Agreement) pro rata portion of the aggregate number of Escrow Shares to which the Earn Out Sellers liable for the relevant Reimbursement Claim would otherwise be entitled that would have been released to the Sellers’ Representative pursuant to this paragraph 4.2 but for the application of this paragraph 4.2(b)(v)).
4.3	Where a Seller Claim or a Reimbursement Claim has been Settled on or prior to the First Release Date, and the Settled Amount thereof has not been fully paid to the Purchaser by the First Release Date, on the first Business Day following the First Release Date, the Purchaser and the Sellers’ Representative shall serve a Joint Transfer Instruction upon the Escrow Agents instructing the Escrow Agents to promptly authorise the Bank to deliver or cause to be delivered to the Purchaser the number of Escrow Shares withheld from the Sellers’ Representative pursuant to paragraph 4.2(b)(iv) or paragraph 4.2(b)(v) above, as the case may be, with respect to such unpaid portion of the Settled Amount of such Seller Claim or Reimbursement Claim.

4.4	In the event that, following the First Release Date, any Relevant Claim in respect of which an Unsettled Relevant Claim Amount was withheld pursuant to paragraph 4.2(b)(i) above is Settled, on the first Business Day following the date of such Settlement, the Sellers’ Representative and the Purchaser shall serve a Joint Transfer Instruction upon the Escrow Agents instructing the Escrow Agents to promptly authorise the Bank to transfer or cause to be transferred to the Sellers’ Representative the number of Escrow Shares, if any, by which: (a) the number of Escrow Shares that were withheld in the Escrow Account with respect to such Relevant Claim pursuant to Section 4.2(b)(i); exceeds (b) the number of Escrow Settlement Shares transferred to the Purchaser with respect to the Settlement of such Relevant Claim.

4.5	On the first Business Day following the Final Release Date the Purchaser and the Sellers’ Representative shall serve a Joint Transfer Instruction upon the Escrow Agents instructing the Escrow Agents to promptly authorise the Bank to deliver or cause to be delivered to the Sellers’ Representative all Escrow Shares remaining in the Escrow Account, less the sum of:
(a)	the number of Escrow Shares (rounded up to the nearest whole share) determined (subject always to adjustment pursuant to paragraph 5.6 below) by dividing: (A) the sum of all Unsettled Relevant Claim Amounts as of the Final Release Date; by (B) the Average Purchaser Share Price as of the Final Release Date, other than with respect to Seller Claims; plus

(b)	the aggregate number of Escrow Settlement Shares that are due to be, but have not yet been, transferred to the Purchaser in respect of Relevant Claims (other than Seller Claims) that were Settled on or prior to the Final Release Date; plus

(c)	if, by the Final Release Date, a Seller Claim either has not been Settled or, if Settled, any portion of the Settled Amount has not been paid to the Purchaser as of the Final Release Date, the number of Escrow Shares (rounded up to the nearest whole share) equal to: (A) the quotient of: (1) either: (x) the Claimed Amount of such Seller Claim; or (y) if such Seller Claim has been Settled, an amount equal to the unpaid portion of the Settled Amount of such Seller Claim (in each case translated into Euro at the Exchange Rate, if necessary); divided by (2) the Average Purchaser Share Price as of the Final Release Date (which number of Escrow Shares shall in no event exceed the pro rata portion of the aggregate number of Escrow Shares to which the Seller liable for the relevant Seller Claim would otherwise be entitled that would have been released to the Sellers’ Representative pursuant to this paragraph 4.5 but for the application of this paragraph 4.5(c) together with any other Escrow Shares which have previously been the subject of Settlements of Seller Claims against the relevant Seller and not otherwise previously distributed to such Seller.

(d)	in respect of each Reimbursement Claim made on or prior to the Final Release Date, the number of Escrow Shares (rounded up to the nearest whole share) equal to the quotient of: (A) either: (1) the Claimed Amount of such Reimbursement Claim, to the extent not otherwise withheld in the Escrow Account pursuant to Section 4.2(b)(v); or (2) if such Reimbursement Claim has been Settled but not yet satisfied out of the Escrow Shares, the Settled Amount of such Seller Claim (in each case translated into Euro at the Exchange Rate, if necessary); divided by (B) the Average Purchaser Share Price as of the Final Release Date (which number of Escrow Shares shall in no event exceed the Earn Out Sellers’ pro rata portion of the of the aggregate number of Escrow Shares to which the Earn Out Sellers liable for the relevant Reimbursement Claim would otherwise be entitled that would have been released to the Sellers’ Representative pursuant to this paragraph 4.5 but for the application of this paragraph 4.5(d)) together with any other Escrow Shares which have previously been the subject of Settlements of Reimbursement Claims against the relevant Earn Out Sellers and not otherwise previously distributed to such Earn Out Sellers.
4.6	Where a Seller Claim or a Reimbursement Claim has been Settled on or prior to the Final Release Date, and the Settled Amount thereof has not been fully paid to the Purchaser by the Final Release Date, on the first Business Day following the Final Release Date, the Purchaser and the Sellers’ Representative shall serve a Joint Transfer Instruction upon the Escrow Agents instructing the Escrow Agents to promptly authorise the Bank to deliver or cause to be delivered to the Purchaser the number of Escrow Shares withheld from the Sellers’ Representative pursuant to paragraph 4.5(c) or paragraph 4.5(d) above, as the case may be, with respect to an amount equal to the unpaid portion of the Settled Amount of such Seller Claim or a Reimbursement Claim.

4.7	In the event that any Escrow Shares remain in the Escrow Account following the delivery of any Escrow Shares to the Sellers’ Representative and/or the Purchaser following the Final Release Date in accordance with paragraphs 4.5 and/or 4.6 above, such Escrow Shares shall be retained in the Escrow Account pending the Settlement of any Relevant Claim then outstanding; provided, however, that any Escrow Shares withheld in the Escrow Account pursuant to paragraph 4.5(c) or paragraph 4.5(d) with respect to a Seller Claim or Reimbursement Claim, as the case may be, shall only be retained pending Settlement of such Seller Claim or Reimbursement Claim. On the first Business Day following the date of Settlement of such Seller Claim or Reimbursement Claim, the Sellers’ Representative and the Purchaser shall serve a Joint Transfer Instruction upon the Escrow Agents instructing the Escrow Agents to promptly authorise the Bank to transfer or cause to be transferred to the Sellers’ Representative the number of Escrow Shares, if any, by which: (a) the number of Escrow Shares that were withheld in the Escrow Account with respect to such Seller Claim pursuant to paragraph 4.5(c) or such Reimbursement Claim pursuant to paragraph 4.5(d), as the case may be; exceeds (b) the number of Escrow Settlement Shares transferred to the Purchaser with respect to the Settlement of such Seller Claim or a Reimbursement Claim.

4.8	In the event that, following the Final Release Date, all Relevant Claims are Settled and, following any required delivery of Escrow Shares to the Purchaser in respect of such Settled Relevant Claims, there are Escrow Shares remaining in the Escrow Account, the Sellers’ Representative and the Purchaser shall forthwith give a Joint Transfer Instruction to the Escrow Agents requiring them to transfer all Escrow Shares remaining in the Escrow Account to the Sellers’ Representative.

4.9	All numbers contained in, and all calculations required to be made pursuant to, this Schedule 9 with respect to the Escrow Shares shall, if necessary, be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by the Purchaser after the Completion Date.

4.10	Once given, any Joint Transfer Instruction shall be irrevocable (and the number of Escrow Shares to be released from the Escrow Account shall be conclusive) except with the written consent of the Sellers’ Representative and the Purchaser.

4.11	The Sellers’ Representative shall procure that all Escrow Shares received by it on behalf of the relevant Sellers are thereafter transferred to the relevant Sellers in accordance with their respective entitlements, subject in each case to any withholding of Escrow Shares from a particular Seller effected pursuant to paragraphs 4.4 or 4.6.

5.	RELEVANT CLAIM DISPUTES

5.1	In the event that the Sellers’ Representative makes an Information Request regarding a Relevant Claim within 30 Business Days after receipt of the applicable Claim Notice as referred to in paragraph 3.2 above, the Purchaser shall deliver to the Sellers’ Representative within 10 Business Days of receipt of such Information Request a certificate signed by a duly authorised officer of the Purchaser holding the title of Vice President or above stating the circumstances giving rise to the Relevant Claim in question and providing a basis for the Purchaser’s estimate of the maximum amount that may reasonably be claimed in respect thereof (the “Purchaser’s Estimate”) and formally stating (or re-stating, as the case may be) the amount so claimed (the “Purchaser’s Certificate”). Within 20 Business Days of receipt of a Purchaser’s Certificate, the Sellers’ Representative shall serve written notice (the “Sellers’ Notice”) on the Purchaser accepting or rejecting the bona fides of the Relevant Claim set out in the Claim Notice and/or accepting or rejecting the amount of the Purchaser’s Estimate. Insofar as the Sellers’ Representative rejects the amount of the Purchaser’s Estimate, the Seller’s Notice shall include the Sellers’ Representative’s estimate of the maximum amount that may reasonably be claimed in respect of the Relevant Claim in question (the “Seller’s Estimate”) and the basis for the Sellers’ Estimate.

5.2	Following receipt of a Sellers’ Notice rejecting the Relevant Claim and/or the quantum thereof, the Purchaser jointly with the Sellers’ Representative shall attempt in good faith to resolve the difference of opinion between the parties, including as to any difference between the amount of the Sellers’ Estimate and the amount of the Purchaser’s Estimate. Any successful resolution of such difference shall be evidenced in writing signed by a representative of the Purchaser and by the Sellers’ Representative.

5.3	If the Purchaser and the Sellers’ Representative fail to resolve their difference of opinion within 15 Business Days after the Sellers’ Notice is delivered to the Purchaser and such difference of opinion relates to the maximum amount that may reasonably be claimed in respect of the Relevant Claim in question (such difference of opinion being referred to as a “Claim Dispute”), the Sellers’ Representative shall have 10 Business Days thereafter to deliver a written demand to the Purchaser of its right to resolve such Claim Dispute in accordance with the provisions of paragraphs 5.4, 5.5, 5.6, 5.7 and 5.8 below (a “Written Demand”). Failure to make a Written Demand within such 10 Business Day period shall mean that the Sellers’ Representative has accepted the amount of the Purchaser’s Estimate solely for the purposes set out in paragraphs 4.2(b)(i) and 4.5(a) above (and, for the avoidance of doubt, no Relevant Claim shall by reason thereof be deemed to be Settled) and shall be without prejudice to the right of the Sellers to resist any and all claims in respect of the Relevant Claim or Relevant Claims in question.

5.4	In the event the Sellers’ Representative makes a Written Demand, the Claim Dispute shall be submitted for determination by a board of three experts (the “Experts”, and each an “Expert”). Each of the Purchaser and the Sellers’ Representative shall have the right to appoint one Expert and the two Experts so appointed by them shall select a third Expert, all of whom shall be qualified by education, knowledge and experience in the appropriate field or discipline relating to the substance of the Relevant Claim that is the subject of the Claim

Dispute. The Sellers’ Representative’s Written Demand shall state the name, position, address, phone number, email address (if any) and experience of its Expert and, within 5 Business Days after receipt of the Written Demand, the Purchaser shall provide the Sellers’ Representative with written notice stating the name, position, address, phone number, email address (if any) and experience of its Expert. If the Purchaser fails to name its Expert within the said 5 Business Day period, the Sellers’ Representative shall name a second Expert. If the two Experts so named shall fail within 10 Business Days after the appointment of the second Expert to agree upon and to select a third Expert (the “Third Expert”), then either of the Purchaser or the Sellers’ Representative may thereafter request the President of the Law Society of England and Wales from time to time to select the Expert or Experts to complete the board of three. Should the Third Expert be or become unwilling or unable to act, another shall be selected in the same manner. In the event that either Expert named by the Purchaser and the Sellers’ Representative is or becomes unwilling or unable to act, the party selecting that Expert shall select another Expert within a reasonable time of learning of the unwillingness or inability of the original Expert to act. A person selected or appointed as an Expert may not be (a) in the regular salary employ of either of the Purchaser or any of the Sellers or Affiliates thereof; (b) a consultant or legal counsel for either the Purchaser or any of the Sellers, or (c) a person who has previously voted as an expert or arbitrator against any of the Purchaser or any of the Sellers or has represented others in proceedings against one of them. For the purposes of resolving the Claim Dispute, the Experts shall act as experts and not as arbitrators and the Arbitration Act 1996 shall not apply.

5.5	The jurisdiction of the Experts shall be limited to resolving the Claim Dispute and the scope of the review shall be limited to reviewing the Purchaser’s Certificate and the Seller’s Notice and the supporting documentation and evidence referred to in the next following sentence. Both the Purchaser and the Sellers’ Representative shall have the right to submit supporting documentation or evidence in writing to support the amount of the Purchaser’s Estimate or the Sellers’ Estimate, as the case may be, but neither the Purchaser nor the Sellers’ Representative shall have the right to change the amount of the Purchaser’s Estimate or the Sellers’ Estimate, as the case may be, such amounts being deemed conclusively as the Purchaser’s and the Sellers’ best estimate of the maximum amount that may reasonably be claimed in respect of the Relevant Claim in question. The Claim Dispute shall be decided by a majority vote of the Experts within ten (10) Business Days from appointment of the Third Expert. The Experts shall be directed to resolve the Claim Dispute by choosing between the amount of the Purchaser’s Estimate and the amount of the Sellers’ Estimate that is closest to the amount that the Experts, based on their experience and the information submitted by the Purchaser and the Sellers’ Representative, believe most closely represents the maximum amount that may reasonably be claimed in respect of the Relevant Claim in question and the Experts shall not be authorised to select a different amount (i.e., the Experts shall only be able to choose either the amount of the Purchaser’s Estimate or the amount of the Sellers’ Estimate and not a different amount) (the amount so selected by the Experts being referred to herein as the “Approved Amount”). The Experts shall inform the Purchaser and the Sellers’ Representative in writing of the Approved Amount immediately after making their decision. The party whose estimate of the maximum amount that may reasonably be claimed in respect of the Relevant Claim in question was not selected by the Experts shall be responsible for reimbursing the prevailing party for all of its reasonable out of pocket costs incurred in deriving the Purchaser’s Estimate or the Sellers’ Estimate (as the case may be), including, without limitation, all reasonable attorneys’ fees, accounting fees, expert fees, costs associated with preparing for the Claim Dispute resolution process provided for hereby, travel and lodging costs, and other fees and expenses, and shall also be responsible for paying all of the costs associated with the Claim Dispute resolution process provided for hereby, including any and all fees and expenses of all three Experts (including the Expert selected by the prevailing party), and any and all expenses reasonably incurred by all three Experts in connection with the Claim Dispute resolution process provided for hereby.

5.6	The Approved Amount shall be deemed to be the figure to be used in calculating the number of Escrow Shares to be withheld from those Escrow Shares due to be transferred to the Sellers’ Representative from the Escrow Account for the account of the Sellers on the First Release Date or the Final Release Date, as applicable, in respect of the Relevant Claim in question for the purposes of paragraphs 4.2(b)(i) and 4.5(a) above.

5.7	If Escrow Shares have been withheld pursuant to paragraph 4.2(b)(i) or paragraph 4.5(a) above and the Approved Amount is the amount of the Sellers’ Estimate, the Purchaser and the Sellers’ Representative shall forthwith serve a Joint Transfer Instruction upon the Escrow Agents instructing the Escrow Agents to promptly authorise the Bank to transfer to the Sellers’ Representative the number of Escrow Shares representing the difference between the number of Escrow Shares (rounded up to the nearest whole share) calculated by (A) deducting the Approved Amount from the Unsettled Relevant Claim Amount in question and (B) dividing the product derived from the calculation referred to in (A) by the Average Purchaser Share Price as of the First Release Date or the Final Release Date, as applicable, in respect of the Unsettled Relevant Claim Amount in question in accordance with paragraphs 4.2(b)(i) and 4.5(a) above. In addition, the Purchaser shall pay all costs required to be paid or reimbursed in accordance with paragraph 5.5 above which shall be paid by the Purchaser to the Sellers’ Representative (whose receipt shall be a good discharge therefor). In the event that the Approved Amount is the amount of the Purchaser’s Estimate, the Sellers shall pay to the Purchaser all costs required to be reimbursed or paid by the Sellers’ Representative in accordance with paragraph 5.5 above.

5.8	The provisions of this Schedule 9 shall be without prejudice to the rights of any party to this Agreement to bring Proceedings in accordance with the provisions of clause 26 and, without limitation to the generality of the foregoing, nothing contained herein shall limit the ability of the Purchaser to bring Proceedings in respect of a Relevant Claim in accordance with the provisions of that Clause.

Schedule 10
Conduct of Proceedings
1.	Third party claims

1.1	In the event of an assertion or any commencement by any person of any claim, action or proceeding against the Purchaser or any Group Company which may result in a Relevant Claim being made by the Purchaser, whether or not the Escrow remains in effect, (a “third party claim”), the Purchaser shall have the sole right to proceed with the defence of any such third party claim, with counsel reasonably satisfactory to the Sellers’ Representative, and shall procure that notice of such third party claim is promptly given to the Sellers’ Representative after the Purchaser becomes aware of such third party claim provided, however, that any failure on the part of the Purchaser to so notify the Sellers’ Representative shall not limit any of the obligations of the Sellers under this Agreement (except to the extent such failure prejudices the defence of such third party claim).

1.2	Subject always to the entitlement of legal professional privilege, at the Purchaser’s cost and subject to the entry into of appropriate confidentiality agreements, the Sellers shall provide reasonable co-operation to the Purchaser in connection with any third party claim, including the Sellers providing the Purchaser with reasonable access to relevant records and information.

1.3	If the Purchaser makes any admission of liability, agreement, settlement, adjustment or compromise in relation to any such third party claim without obtaining the express prior written consent of the Sellers’ Representative to such admission, agreement, settlement, adjustment or compromise (such consent not to be unreasonably withheld or delayed), the Purchaser shall not be able to make any Relevant Claim in relation to the matters, events or circumstances to which the relevant third party claim relates. If the Sellers’ Representative provides such express prior written consent then this shall be without prejudice to any defence the Sellers may have to any Relevant Claim made by the Purchaser in relation to the matters, events or circumstances to which the relevant third party claim relates.

1.4	In no circumstances shall the Purchaser make any admission of liability, agreement, settlement, adjustment or compromise in relation to any third party claim if to do so would result in liability to any current or former director, officer or employee of any Group Company.

2.	Relevant Claims

2.1	In the event that the Purchaser brings a Relevant Claim or otherwise seeks to recover any loss or damage pursuant to a claim against the Escrow Shares held in the Escrow Account from time to time, the Sellers’ Representative may at his option undertake the defence thereof by representatives of his own choosing.

2.2	So long as the Sellers’ Representative has assumed the defence of any Relevant Claim or other claim in the manner set out in paragraph 2.1 above, the Sellers’ Representative shall have the exclusive right to contest, defend and litigate such Relevant Claim or other claim and shall have the exclusive right, in his sole discretion, to settle any such Relevant Claim or other claim, either before or after the initiation of litigation at such time and on such terms as the Sellers’ Representative deems appropriate.

2.3	Subject to entry into of appropriate confidentiality agreements, the Purchaser shall provide the Sellers’ Representative at the Sellers’ Representative cost with reasonable access to relevant records and other information that shall be reasonably requested (subject to entry into appropriate confidentiality agreements) for defending against a Relevant Claim.

2.4	The Purchaser agrees that it will not bring any claim against a Group Company in respect of which any Seller may have any liability under the terms of this Agreement.

Schedule 11
Limitation on Liability of the Sellers
1.	Limitation on Quantum

1.1	In respect of any and all Relevant Claims (other than Seller Claims or claims with respect to the Company Warranty in paragraph 4 of Part B of Schedule 4) or claims for wilful default by the Company to comply with any Company Covenant (and any related claim by the Purchaser for interest and costs in relation to such Relevant Claims as limited by this paragraph 1.1):
(a)	such Relevant Claim shall be satisfied solely and exclusively by the transfer to the Purchaser of Escrow Shares out of the Escrow Account in accordance with Schedule 9;

(b)	the maximum aggregate amount recoverable by the Purchaser in respect thereof shall be limited to the value of the Escrow Shares standing to the credit of the Escrow Account on the date such Relevant Claim is settled (calculated in accordance with the provisions of Schedule 9) and the Purchaser shall have no right to claim for any shortfall relating thereto; and

(c)	the Purchaser shall have no recourse with respect to such Relevant Claims against any Seller other than by way of payment of Escrow Shares from the Escrow Account in accordance with the provisions of Schedule 9 and no Seller shall have any other liability or responsibility of any nature in respect of such Relevant Claims.
1.2	No claim may be made by the Purchaser in respect of a Relevant Claim (other than a Warranty Claim with respect to the Company Warranty in paragraph 4 of Part B of Schedule 4 or a Seller Claim or Reimbursement Claims):
(a)	unless the amount that would otherwise be recoverable (but for this paragraph 1.2(a)) in respect of that Relevant Claim exceeds €250,000; and

(b)	unless and until the amount that would otherwise be recoverable (but for this paragraph 1.2(b)) in respect of that Relevant Claim, when aggregated with any other amount or amounts recoverable in respect of other Relevant Claims (excluding any amounts in respect of a Relevant Claim for which no liability arises due to paragraph 1.2(a)), exceeds €3,000,000 and, in the event that the aggregated amounts exceed €3,000,000, the Purchaser may only seek to recover the amount of the excess over €3,000,000.
1.3	The maximum liability of each Seller in respect of any Seller Claim, or a Warranty Claim with respect to the Company Warranty in paragraph 4 of Part B of Schedule 4; or a claim for wilful default by the Company to comply with any Company Covenant, shall not exceed the Consideration payable to such Seller in accordance with the terms of this Agreement and the Earn Out Agreement.

1.4	Any monetary sum to be taken into account for the purposes of this Schedule 11 to determine whether a monetary limit or threshold has been reached or exceeded, where that sum is expressed in a currency other than Euro, shall be translated into Euro at the Exchange Rate.

2.	Time limits for bringing Warranty Claims

2.1	No person shall be liable for any Warranty Claim unless the Sellers’ Representative receives from the Purchaser a Claim Notice in respect of such Warranty Claim:
(a)	in the case of a Warranty Claim (other than a Tax Claim, an IP Claim, a claim in respect of Seller Warranty or a matter in paragraph 4 of Part B of Schedule 4), on or before the date falling two years after Completion; or

(b)	in the case of an IP Claim, a Tax Claim, or a Warranty Claim in respect of a Seller Warranty or matter in paragraph 4 of Part B of Schedule 4, on or before the date falling three years after Completion.
2.2	Subject (in relation to a liability which is contingent) to paragraph 4, any such Warranty Claim shall (if it has not been previously satisfied, settled or withdrawn) be unenforceable by the Purchaser on the expiry of six months starting on the date of a Claim Notice unless Proceedings in respect of such Warranty Claim have been commenced by being issued and validly served, in accordance with this Agreement, on the Sellers’ Representative within that time.

3.	Limitation on the personal liability of the Sellers

In relation to any Relevant Claim, other than a Seller Claim or a claim with respect to the Company Warranty in paragraph 4 of Part B of Schedule 4 or claims for wilful default by the Company to comply with any Company Covenant, the Purchaser irrevocably and unconditionally waives any right to recourse against any and all of the Sellers or their respective assets and instead shall seek payment or other discharge in respect of such Relevant Claim solely from the Escrow Shares standing to the credit of the Escrow Account from time to time.

4.	Contingent liabilities

The Purchaser shall have no recourse in respect of any liability which is contingent under any of the Warranties unless and until such time as such contingent liability ceases to be so contingent. This paragraph shall not operate to avoid a claim made in respect of a contingent liability within the time limits specified in paragraph 2.1 of this Schedule 11 and containing such details as are specified in paragraph 2.1 of this Schedule 11 provided that any such contingent liability becomes an actual liability before the later of (1) the Final Release Date; and (2) the date which is 6 months from the date of the Claim Notice.

5.	Provisions

5.1	No claim may be made in respect of any claim for a breach of any of the Warranties if an allowance, provision or reserve is made for the matter giving rise to such claim in the Accounts (and not subsequently released).

6.	Voluntary acts, etc.

6.1	No claim may be made under the Warranties in respect of any matter, act, omission or circumstance (or any combination thereof) (including, for the avoidance of doubt, the aggravation of a matter or circumstance) to the extent that such claim would not, or would not have been likely to, have occurred or been aggravated but for:

(a)	any voluntary act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or any of the Group Companies, or their respective directors, employees or agents or successors in title, after Completion other than an act, omission or transaction which is in the ordinary course of business as normally carried on by the Group Companies at the date of this Agreement. For the purposes of this paragraph 6.1, an act or omission should not be regarded as “voluntary” or “deliberate” if it is done or affected: (i) at the written request or with the written consent of the Sellers’ Representative; or (ii) in order to comply with any Law in force at the date of this Agreement, or any contractual obligation of a Group Company in force at the date of this Agreement and applicable to the relevant Group company; and

(b)	the passing of, or any change in, after the date of this Agreement, any Law (including the interpretation thereof).
6.2	To the extent that the matter giving rise to the claim under the Warranties (the “Relevant Loss”) is a claim for which the Purchaser or any member of the Purchaser Group has a right of recovery against, or an indemnity from, a person other than the Company or the Sellers, whether under a provision of applicable law, Insurance Policy or otherwise, the Purchaser shall use its reasonable endeavours to pursue all such rights of recovery prior to making a claim pursuant to any Warranty in respect of such matter, provided that nothing in this paragraph 6.2 shall oblige the Purchaser to take any steps to recover any sum which is likely to materially adversely affect the business of the Purchaser or its group taken as a whole.

6.3	If the Purchaser and/or a Group Company has used its reasonable endeavours for a period of six months to recover the Relevant Loss from an insurer, third party or otherwise, but has not recovered the Relevant Loss in full, it shall no longer be precluded by virtue of paragraph 6.2 from recovering any unrecovered amount from the Sellers or the Company (as relevant) under this Agreement but it shall continue to comply with its obligations to seek to recover the Relevant Loss pursuant to paragraph 6.2 of this Schedule 11.

6.4	If the Purchaser and/or Group Company recovers an amount from the insurer or other third party in respect of the Relevant Loss, any claim that may be made against the Sellers and/or the Company (as relevant) shall be reduced by and to the extent of the amount, if any, by which the Relevant Loss amount so recovered exceeds the reasonable costs incurred by the Purchaser or the Group Company in recovering such Relevant Loss.

7.	Recovery only once

The Purchaser is not entitled to recover more than once in respect of any one matter giving rise to a claim under the Warranties.

8.	Recovery from another person

8.1	If the Purchaser is entitled to be paid an amount in respect of a Relevant Claim (including by way of a payment from the Escrow Account) and the Purchaser or any member of the Purchaser’s Group subsequently recovers or is or becomes entitled to recover from another person an amount which is referable to the matter giving rise to the claim, the Purchaser shall promptly after receiving such recovery or becoming entitled to receive such recovery notify the Sellers’ Representative, and:
(a)	if the Purchaser has already received an amount in satisfaction of such claim from a Seller or the Escrow Account and the amount so received in respect of such claim is more than the Sum Recovered (as defined in paragraph 8.2 below), the Purchaser shall promptly after receipt pay to (i) the Seller who paid the amount in satisfaction of such claim or, (ii) if the Purchaser received payment of an amount in satisfaction of such claim from the Escrow Account, the Escrow Account, the Sum Recovered;

(b)	if the Purchaser has already received an amount in satisfaction of such claim from a Seller or the Escrow Account and the amount so received in respect of such claim is less than or equal to the Sum Recovered, the Purchaser shall promptly after receipt pay to (i) the Seller who paid the amount in satisfaction of such claim or, (ii) if the Purchaser received payment of an amount in satisfaction of such claim from the Escrow Account, the Escrow Account, an amount equal to the amount received by the Purchaser from the relevant Seller or the Escrow Account in respect thereof; and

(c)	if the Purchaser has not already received an amount in satisfaction of such claim from a Seller or the Escrow Account, the amount of such claim to which the Purchaser would otherwise be entitled to receive from the relevant Seller or from the Escrow Account pursuant to Schedule 9 shall be reduced by and to the extent of the Sum Recovered.
8.2	For the purposes of paragraph 8.1 above, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person less all reasonable costs incurred by any member of the Purchaser’s Group in recovering the amount from the person.

9.	Mitigation

Nothing in this Schedule 11 restricts or limits the general obligation at law of the Purchaser to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a claim under any of the Warranties.

10.	General

10.1	Nothing in this Agreement shall have the effect of limiting or restricting any recourse of the Purchaser in respect of any claim arising as a result of any fraud.

10.2	Nothing in paragraphs 4 through 9 (inclusive) above shall apply in relation to any Tax Claim.

10.3	Any amount paid to the Purchaser in respect of a Relevant Claim shall be deemed to be a reduction in the Consideration due to each Seller pursuant to this Agreement.

10.4	Insofar as any claim is made against any of the Sellers by any person other than the Purchaser including any other person to whom this Agreement may be novated or assigned, the limitations of liability contained in this Schedule 11 shall apply. References in this Schedule 11 to the “Purchaser” and to any obligations of the “Purchaser” shall be construed so as to apply to any such other person including any other person to whom this Agreement is novated or assigned.

10.5	Subject to the provisions of Clauses 5 and 22, the sole remedy of the Purchaser for any breach of Warranty and of the Seller for any breach of the Purchaser Warranties shall be an action for damages and neither the Purchaser nor the Sellers shall be entitled to rescind or repudiate this Agreement as a result thereof and none of the Company, the Purchaser or any of the Sellers shall be liable (in equity or tort, under the Misrepresentation Act 1967 or in any other way) in respect of any misrepresentation provided that nothing herein shall affect the Sellers’ or the Purchaser’s rights or remedies in respect of a fraudulent misrepresentation.

10.6	Every limitation of liability and/or restriction under the preceding provisions of this Schedule 11 shall apply cumulatively with, and not to the exclusion of, every other such limitation or restriction.

11.	Ring fencing of specific Company Warranties

The Purchaser agrees and acknowledges that the only Management Warranties which shall apply in relation to intellectual property matters shall be those set out in paragraph 17 (Proprietary Information and Inventions Agreements), 18 (Intellectual Property), 21.1 (Agreements; Action) and 21.2 (Agreements; Action) of Part B of Schedule 4, save that this restriction shall not apply to limit any Relevant Claim for breaches of the Warranties contained in paragraph 7 (Litigation), 9 (Accounts), 10 (Management Accounts), 12 (Position since Accounts Date), and 19 (Compliance with Laws and Investigations).

Schedule 12
Form of Non-Competition Agreement
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
     This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is being executed and delivered as of ___2005 by ___(the “Security Holder”) in favor of, and for the benefit of: eBay Inc., a Delaware corporation (the “Purchaser”); Skype Technologies S.A., a limited company registered under the laws of the Grand Duchy of Luxembourg (the “Company”); and the other Beneficiaries. Capitalized terms not otherwise defined in this Agreement have the meanings set forth in Section 19.
Recitals
     A. The Security Holder is a key employee, shareholder, optionholder and/or other security holder of the Company or its Affiliates and has obtained extensive and valuable knowledge and confidential information concerning the businesses of the Company and its Affiliates.
     B. Concurrent with the execution and delivery of this Agreement, the Purchaser, the Company, the shareholders of the Company and certain other parties are entering into a Sale and Purchase Agreement (the “Purchase Agreement”), providing for the acquisition by the Purchaser of all equity securities of the Company and the intended conversion of all outstanding options to acquire shares of the Company into options to acquire shares of the Purchaser. Immediately following the sale of shares contemplated by the Purchase Agreement, the businesses of the Company and its Affiliates will be conducted by the Purchaser through the Company and its Affiliates.
     C. [Note to draft: this recital and other applicable bracketed provisions hereof will only be included in the noncompetition agreements for those persons who remain employees of Skype/eBay after the closing.] [The Security Holder will be offered employment (the “Employment Offer”) with the Purchaser or an Affiliate of the Purchaser following the Effective Date as a result of which the Security Holder will receive substantial benefits in addition to those currently enjoyed by the Security Holder as an employee of the Company (the Security Holder’s employment with the Purchaser or an Affiliate of the Purchaser following the Effective Date is referred to herein as the “Security Holder’s Employment”). After the Effective Date, the Security Holder will obtain extensive and valuable knowledge, trade secrets and other confidential information concerning the business of the Purchaser and its Affiliates.]
     D. The Purchaser has requested, as a condition precedent to the execution and delivery of the Purchase Agreement and to the consummation of the transactions contemplated by the Purchase Agreement, that the Security Holder execute and deliver this Agreement.
     Now, Therefore, in order to induce the Purchaser to execute and deliver the Purchase Agreement and to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Security Holder agrees as follows:

Agreement
     1. Acknowledgements by the Security Holder. The Security Holder acknowledges that:
          (a) as a consequence of the transactions contemplated by the Purchase Agreement: (i) the Purchaser will acquire all of the securities of the Company owned by the Security Holder and other selling shareholders of the Company in exchange for the consideration stated in the Purchase Agreement; and (ii) the Security Holder will receive substantial benefits, directly or indirectly;
          (b) by virtue of the Security Holder’s position with the Company, he has developed considerable expertise in the business operations of the Company and the Company’s Affiliates and has had extensive access to trade secrets and other confidential information of the Company and the Company’s Affiliates;
          (c) to enable the Purchaser to reap the benefits of the transactions contemplated by the Purchase Agreement, the Purchaser reasonably expects that the Security Holder should refrain from carrying on certain activities as set forth in this Agreement;
          (d) the Purchaser and the other Beneficiaries would be irreparably damaged and the Purchaser’s substantial investment in the Company would be materially impaired, if the Security Holder were to enter into an activity or take any action in violation of the terms of this Agreement; and
          (e) the terms and conditions of this Agreement are fair and reasonable to the Security Holder in all respects and the restraints imposed herein and the enforcement of the terms and conditions hereof will not lead to any undue hardship or inconvenience or cause the Security Holder to be unable to engage in lawful professions, trades or businesses.
     2. Effective Date. This Agreement shall become effective upon the consummation of the share purchase contemplated by the Purchase Agreement (the date of the consummation of such share purchase being referred to as the “Effective Date”).
     3. Non-Competition.
          (a) During the Restricted Period, the Security Holder shall not, without the prior written consent of the Purchaser own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of or be connected as an officer, director, employee, shareholder, Affiliate, promoter, manager, partner, principal, licensor (other than as a licensor of a generally available right or software application), agent, representative, advisor or consultant of, for or to, any Person engaged in any business anywhere in the world:
(i) whose business or operations comprises in any respect (other than an incidental or ancillary or immaterial respect) an Internet voice communications product or service or technology, Internet telephony product or service or technology, Internet essentially multidirectional video communications product or service or technology and/or any other product or service or technology in respect of which at least one of the foregoing (Internet voice communications product or service or technology, Internet telephony product or service or technology and/or Internet essentially multidirectional video communications product or service or technology) is a

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principal component, including without limitation such business or operations of Microsoft Corporation, Google Inc., Yahoo! Inc. or their Affiliates; or
(ii) whose business or operations comprises in any respect (other than an incidental or ancillary or immaterial respect) the use of the Internet to provide a service to effect payments to on-line merchants by consumers by the use of an electronic purse or wallet; or
(iii) that otherwise competes in any respect (other than an ancillary or secondary respect) with the business or operations of the Company or any Affiliate of the Company (which was an Affiliate at or within two years prior to the Effective Date) immediately prior to, or within two years prior to, the Effective Date,
(the business and activity described in this Section 3(a) being referred to in this Agreement collectively as the “Restricted Business”). For the avoidance of doubt, a service, product or technology which is essentially a single directional service, product or technology, including without limitation streaming, podcasting or broadcasting, is not a Restricted Business.
          (b) Notwithstanding the provisions of Section 3(a), the Security Holder shall not be deemed to be in contravention of the provisions of Section 3(a): (i) if the Security Holder owns shares as a passive investor in an entity engaged in a Restricted Business, provided that: (A) such shares are actively traded on an established national securities market in the United States or Europe or a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) and (B) the number of shares of such entity’s capital stock that are owned beneficially (directly or indirectly) by the Security Holder and the number of shares of such entity’s capital stock that are owned beneficially (directly or indirectly) by the Security Holder’s Affiliates collectively represent less than five percent (5%) of the total number of shares of such entity’s capital stock outstanding; (ii) as a “licensee” or “sublicensee” of an entity engaged in a Restricted Business if the Security Holder is a licensee or sublicensee solely as a customer of such entity; (iii) if the Security Holder provides financing (as a passive financier) to, or is connected as a passive equity holder or a passive partner in, any Person engaged in a business that is not a Restricted Business, and subsequently such Person becomes engaged in a Restricted Business, so long the Security Holder does not: (A) serve as a member of the board of directors (or similar body) or officer of such Person; (B) have the ability to procure the election or appoint any director (or similar person) of such Person or the ability to influence management of such Person; and (C) otherwise become actively involved (as an employee, consultant, adviser or otherwise) in the operations of such Person; (iv) as a result of the Security Holder being an employee, shareholder, officer, director, manager, representative, adviser or consultant of the Company or any Affiliate of the Company; or (v) if the Security Holder has any interest in or provides services to or is a director, officer or advisor of a Person that does not carry on a business that is a Restricted Business, and the Security Holder is not otherwise in breach of this Agreement as a result of such interest or services. In addition, Joltid Limited shall not be deemed to be a Restricted Business solely because it develops peer-to-peer technology for, and licenses peer-to-peer technology to, the Company. For the avoidance of doubt, no Security Holder will be deemed to be in breach of Section 3(a) hereof by virtue of owning, managing, operating, joining, controlling, financing or participating in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, shareholder, Affiliate, promoter, manager, partner, principal, licensor (other than as a licensor of a generally available software right or application), agent, representative, advisor or consultant of Joltid Limited so long as Joltid Limited is not in material breach of the license agreement between Skype Technologies S.A. and Joltid Limited. In addition, Ambient Sound Investments OY shall not be deemed to be a Restricted Business solely because it provides consulting services to the Company. For the

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avoidance of doubt, no Security Holder will be deemed to be in breach of Section 3(a) hereof by virtue of owning, managing, operating, joining, controlling, financing or participating in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, shareholder, Affiliate, promoter, manager, partner, principal, licensor (other than as a licensor of a generally available software right or application), agent, representative, advisor or consultant of Ambient Sound Investments OY so long as Ambient Sound Investments OY is not in material breach of the consulting engagement agreement between Skype Technologies S.A. (or any of its Affiliates) and Ambient Sound Investments OY.
     [Note to draft: The references to Ambient Sound Investments OY and Joltid Limited will be deleted from the version for Michael Jackson and Geoffrey Prentice. The reference to Ambient Sound Investments OY will be deleted from the version for Niklas Zennstrom and Janus Friis. The reference to Joltid Limited will be deleted from the version for Toivo Annus, Jaan Tallinn, Priit Kasesalu and Ahti Heinla.]
          (c) A business which is a Restricted Business shall cease to be a Restricted Business six months after it is no longer being carried on by any of the Company or its Affiliates.
     4. Non-Interference.
          (a) During the Restricted Period, the Security Holder shall not personally or through others, without the prior written consent of the Purchaser, solicit, attempt to solicit, induce or attempt to induce (on the Security Holder’s own behalf or on behalf of any other Person) any Company Specified Person or Purchaser Specified Person to terminate his employment or other relationship with the Purchaser or any Affiliate of the Purchaser, provided that the foregoing shall not apply to: (i) employees who leave the employ of the Purchaser under circumstances not involving any solicitation, attempt at solicitation, inducement or attempt at inducement by the Security Holder; or (ii) employees who respond to general advertisements or other general solicitations not specifically targeted at employees of the Purchaser.
          (b) During the Restricted Period, the Security Holder shall not personally or through others, without the prior written consent of the Purchaser: (i) induce or attempt to induce any Company Business Contact to terminate any of its relationships with the Purchaser or any Affiliate of the Purchaser; or (ii) otherwise take any action relating to any such Company Business Contact that at the time of such action would reasonably be expected to be disadvantageous to the business of the Purchaser or any Affiliate of the Purchaser (other than any action with only an incidental or immaterial effect on the business of the Purchaser or any Affiliate of the Purchaser).
     5. Representations and Warranties. The Security Holder represents and warrants, to and for the benefit of the Beneficiaries, that: (a) the Security Holder has full power and capacity to execute and deliver, and to perform all of the Security Holder’s obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of this Agreement will result directly or indirectly in a violation or breach of any Contract or obligation by which the Security Holder or any of the Security Holder’s Affiliates is or may be bound.
     5A. Breaches. The Purchaser shall not be entitled to exercise its rights under this Agreement against the Security Holder as a result of a breach of any provision of this Agreement which is capable of being rectified or remedied without first complying with this Section 5A. If

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such breach is capable of being rectified or remedied, then the Purchaser shall issue the Security Holder a notice:
     (a) referring to the breach and the relevant section of this Agreement; and
     (b) requiring the Security Holder to rectify or remedy the breach within 30 days after the date on which the Security Holder receives the notice; and
     (c) in relation to a breach of Section 3(a) of this Agreement by the Security Holder, requiring the Security Holder to take demonstrable action (within 15 days after the date on which the Security Holder receives the notice) to rectify or remedy that breach as expeditiously as possible.
     If either:
     (i) the breach referred to in the above notice is not rectified within the 30 day period referred to in the above notice; or
     (ii) the Security Holder has not taken demonstrable action within the 15 day period referred to in the above notice to rectify or remedy the breach as expeditiously as possible, in respect of a breach of Section 3(a), then the Purchaser shall be immediately entitled to exercise all of its rights against the Security Holder under this Agreement after the expiry of that 15 day period or 30 day period (as the case may be). For the avoidance of doubt, where a breach of this Agreement is not capable of being rectified or remedied, the Purchaser shall be entitled to exercise all of its rights under this Agreement which arise from such breach of this Agreement. Nothing in this Section 5A shall prevent the Purchaser from seeking relief against a third party in relation to any circumstance which may give rise to a breach of this Agreement.
     6. Independence of Obligations. The covenants of the Security Holder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Security Holder, on the one hand, and the Company or the Purchaser or any of their respective Affiliates, on the other hand, and the existence of any claim or cause of action by the Security Holder against the Company or the Purchaser or any of their respective Affiliates shall not constitute a defense to the enforcement of such covenants against the Security Holder.
     7. Severability. Each restriction and covenant in this Agreement contains an entirely independent restriction or covenant. While the restrictions aforesaid in this Agreement are considered by the parties to be reasonable in all the circumstances, it is agreed that if any restriction shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording thereof were deleted the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.
     8. Notices. A notice under this Agreement shall only be effective if it is in writing. Faxes are permitted. Notices under this Agreement shall be sent to the addresses set forth below, provided that a Person named below may change its notice details on giving notice to the other Person named below of the change in accordance with this clause (which notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice). Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows: (a) if delivered

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personally, on delivery; (b) if sent by first class post, three clear Business Days after the date of posting; and (c) if sent by facsimile, when despatched. Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

If to the Purchaser:	eBay Inc.

2145 Hamilton Avenue

San Jose, CA

USA 95125

Attention: General Counsel

Facsimile: +1 408 376 7514

Copied to: Director of Legal Affairs

eBay (UK) Ltd,

1 Hotham House, Heron Square

Richmond, Surrey

TW9 1EJ

If to the Security Holder:	To the address set forth below the Security Holder’s name on the signature page hereto with a copy to:

Mark Phillips, Esq.
Harbottle & Lewis LLP
Hanover House
14 Hanover Square
W1S 1HP
     9. Waiver. Except as otherwise expressly provided in this Agreement, no delay or omission by the Purchaser or the Security Holder in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall: (a) affect that right, power or remedy; or (b) operate as a waiver thereof. Except as otherwise expressly provided in this Agreement, the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
     10. Assignment; Binding Effect. This Agreement shall be assignable at any time, in whole or in part, by any or all of the Purchaser, the Company or the other Beneficiaries to any of its or their assignees or successors that acquire all or a substantial part of the business of the

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Company on the Effective Date provided that such assignees or successors first agree in writing to be bound by the terms of this Agreement, and each of such assignees or successors is hereby expressly authorized to enforce this Agreement. This Agreement is not assignable or delegable by the Security Holder. Subject to the two preceding sentences, this Agreement shall: (a) be binding upon the Security Holder and the Security Holder’s heirs, executors, estate, administrators, personal representatives, successors and assigns; and (b) inure to the benefit of and be binding upon the Purchaser, the Company, the other Beneficiaries and their respective assignees and successors.
     11. Further Assurances. Insofar as he is reasonably able to do so after the Effective Date, the Security Holder shall, on being reasonably required to do so by the Purchaser, and at the cost of the Security Holder execute or procure the execution of such documents as the Purchaser may reasonably consider necessary to implement and give effect to this Agreement.
     12. Jurisdiction; Venue.
          (a) The courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any proceedings relating to this Agreement shall be brought in the English courts.
          (b) The Security Holder waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings relating to this Agreement in the English courts. The Security Holder also agrees that a judgment against it in proceedings relating to this Agreement brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction. The Security Holder irrevocably submits and agrees to submit to the jurisdiction of the English courts in relation to proceedings relating to this Agreement.
          (c) The Security Holder agrees that service of any process, summons, notice or document in accordance with Section 8 shall constitute effective service of such process, summons, notice or document for purposes of any proceeding relating to this Agreement.
     13. Fees; Specific Performance; Remedies.
          (a) The Security Holder expressly acknowledges that damages alone will not be an adequate remedy for any breach by the Security Holder of any of the covenants set forth in this Agreement and that each of the Purchaser, the Company and the other Beneficiaries (in addition to any other remedies that they may have, including monetary damages) shall be entitled, as a matter of right, to seek and obtain, in any court of competent jurisdiction with respect to any actual or threatened breach by the Security Holder of any of said covenants: (i) a decree or order of specific performance to enforce the observance and performance of such covenants; and (ii) an injunction restraining such breach or threatened breach. The Security Holder further agrees that neither the Purchaser nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13, and the Security Holder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
          (b) Not Used

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          (c) Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.
     14. Governing Law. This Agreement shall be governed by and construed in accordance with English law.
     15. Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     16. Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Security Holder and the Purchaser (or any successor to the Purchaser).
     17. Signature by Fax. The delivery of this Agreement by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Security Holder to the terms and conditions of this Agreement.
     18. Entire Agreement. This Agreement and the other agreements referred to herein constitute the whole and only agreement between the parties relating to the matters provided for herein. In entering into this Agreement, each party acknowledges that he is not relying upon any pre-contractual statement that is not expressly set out herein.
     19. Defined Terms. For purposes of this Agreement:
          (a) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person (it being understood that after the closing of the share purchase contemplated by the Purchase Agreement, the Company and its Affiliates shall be considered to be Affiliates of the Purchaser for purposes of this Agreement).
          (b) “Beneficiaries” shall include: (i) the Purchaser; (ii) the Purchaser’s current and future Affiliates (including, following the Effective Date, the Company); (iii) the respective officers, directors and representatives of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) the respective successors and assigns of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above.
          (c) “Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London and Luxembourg.
          (d) “Company Business Contact” means any Person who is or was a customer or user of any product or service of, an advertiser in connection with or a technology, marketing or other partner relating to any aspect of the business of the Company or any Affiliate of the Company on the Effective Date or at any time during the 90-day period ending on the Effective Date.
          (e) “Company Specified Person” means any Person who is or was a non-clerical employee, consultant or independent contractor of or to the Company or any Affiliate of the Company on the Effective Date or at any time during the 90-day period ending on the Effective Date.

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          (f) Not Used.
          (g) “Purchaser Specified Person” means any Person: (i) who is or was a non-clerical employee, consultant or independent contractor of or to the Purchaser or any Affiliate of the Purchaser at any time during the period from the Effective Date through the date on which the Security Holder leaves the Security Holder’s Employment; and (ii) with whom the Security Holder has or had material contact (or with respect to whom the Security Holder obtains or obtained confidential information) during the period referred to in clause “(i)” of this sentence.
          (h) “Person” means any: (i) individual; (ii) entity; or (iii) Governmental Entity (as such term is defined in the Purchase Agreement).
          (i) “Restricted Period” means the period of time that elapses from the Effective Date until the date that is three years from the Effective Date.
          (j) “Working Hours” means 9.30 a.m. to 5.30 p.m. on a Business Day.
     20. Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.
[Remainder of page intentionally left blank.]

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     IN WITNESS WHEREOF, the Security Holder has duly executed and delivered this Agreement as a Deed:

Security Holder

Signature

Name

Address

( )
Telephone
( )

In The Presence Of:

Signature

Name

Address

Occupation:

Schedule 13
Form of Articles of Association
(to contain “drag along” provisions)
•	Amendment of article 5 of the articles of incorporation by the addition of a definition of Shares in article 5.1. at the end of article 5.1. such definition having the following wording:

“Ordinary Shares and Preferred Stock are collectively referred to as “Shares” in these articles of incorporation”,

and the replacement of the word “shares” by “Shares” throughout the articles of incorporation where applicable.

•	Amendment and replacement of the current article 8.1 by the following wording:

“8.1 None of the Shares now owned or hereafter acquired by any of the shareholders of the Company may be transferred unless such transfer of Shares shall be made in accordance with the provisions of this Article 8.”

•	Addition of new articles 8.8 to 8.11 that read as follows:
     “8.8 Permitted Transfers of Shares. Any shareholder may transfer any or all of his, her or its respective Shares, without regard to the provisions of Articles 8.9 and 8.10 of this Article 8, only upon compliance with the following terms and conditions of this Article 8.8, provided, that any transferee of such Shares shall remain subject to all provisions of this Article 8 binding on the transferor of such Shares:
          Any shareholder may transfer any or all of his, her or its Shares:
          (a) to the Company,
          (b) to a child, spouse or parent of the shareholder making such transfer, provided, that any Shares transferred to such child, spouse or parent shall be held subject to the provisions of this Article 8,
          (c) in favor of one or more family trusts established for the benefit of the shareholder making such transfer and/or his or her spouse and/or lineal descendents; provided, and only for so long as, either (A) such shareholder retains the sole voting control over the transferred Shares, in a trustee capacity or otherwise, or (B) if such shareholder dies, or becomes disabled, said shareholder’s spouse and/or lineal descendants retain sole voting control over the transferred Shares in a successor capacity,
          (d) where any Shares are held by a body corporate, to (i) the shareholders of such body corporate on a distribution in kind or otherwise by such body corporate, or (ii) an Affiliate of such body corporate if the transferee gives an undertaking to the Company that if the transferee ceases to be an Affiliate of the transferor all its Shares will, before the cessation, be transferred to another Affiliate of the transferor. For the purposes of this Article, the expression “Affiliate” means, in respect of any person, a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise,
          (e) where any Shares are held by a partnership, to (i) one or more partners in such partnership, (ii) one or more persons who have retired from such partnership,

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or (iii) an Affiliate of such partnership if the transferee gives an undertaking to the Company that if the transferee ceases to be an Affiliate of the transferor all its Shares will, before the cessation, be transferred to another Affiliate of the transferor;
          (f) where any shares are held by a limited partnership, to (i) the partners of the limited partnership (or their nominees) on a distribution in kind or otherwise under the relevant partnership agreement, or (ii) an Affiliate of such limited partnership if the transferee gives an undertaking to the Company that if the transferee ceases to be an Affiliate of the transferor all its Shares will, before the cessation, be transferred to another Affiliate of the transferor; or
          (g) upon or following the closing of a firmly underwritten public offering of Ordinary Shares at a per share public offering price (prior to underwriter commissions and expenses) equal to at least €75 per share and total gross offering proceeds to the Company in excess of €30,000,000,
          (h) where the shareholder proposing to transfer Shares is not a Founder Shareholder (as defined in Article 8.9(e)), and is proposing (when taken together with any other transfers of Shares completed by such shareholder in the preceding 12 month period) to make a transfer of Shares constituting less than five per cent. (5%) of the issued share capital of the Company (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis), or
          (i) where the shareholder proposing to transfer Shares is a Founder Shareholder (as defined in Article 8.9(e)), and is proposing (when taken together with any other transfers of Shares completed by such Founder Shareholder in the preceding 12 month period) to make a transfer of Shares constituting less than half of one per cent. (0.5%) of the issued share capital of the Company (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis).
     8.9 Tag Along Right.
          (a) Rights of Tag Along. Any shareholder, other than a Founder Shareholder (as defined in Article 8.9(e)), proposing to make a transfer of Shares constituting five per cent. (5%) or more, and any Founder Shareholder proposing to make a transfer of Shares constituting more than half of one per cent. (0.5%), of the issued share capital of the Company (in each case calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis), either singly or when taken together with any other transfers of Shares completed by such shareholder or Founder Shareholder in the preceding 12 month period, other than pursuant to Article 8.8 (the “Transferor”), shall deliver a written notice of the proposed transfer to the Board, following which the Board shall issue a written notice to each of the other shareholders (the “Transfer Notice”). The notice delivered by the Transferor to the Board and the Transfer Notice shall contain a description of the proposed transaction and the terms thereof, including (i) the number of Shares (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis) to be transferred (the “Offered Shares”), (ii) the name of the proposed transferee, including, specifically, the name of each person to whom or in favor of whom the proposed transfer is to be made (the “Transferee”), (iii) the per share price at which the Offered Shares are proposed to be sold to the Transferee, calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis (the “Offered Price”), and (iv) the terms of payment of the Offered Price and the other terms and conditions to the proposed sale to the Transferee (the “Offered Terms and Conditions”). Each other shareholder (a “Tag Transferor”) who notifies the Board and the Transferor in writing, which notice shall be irrevocable (a “Tag Notice”), within 20 calendar days (the “Tag Along Period”) after receipt of the Transfer Notice, shall have the right (the “Tag Along Right”) to sell a number of Shares (the “Pro Rata Entitlement”) equal to the product of (i) the number of Offered Shares multiplied by (ii) a fraction (a) the numerator of which is the total number of Shares

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(calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis) held by such Tag Transferor, and (b) the denominator of which is the total number of issued Shares in the capital of the Company (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis) to the Transferee at the Offered Price and upon the Offered Terms and Conditions. In the event that any of the other shareholders (the “Refusing Shareholders”) do not serve a Tag Notice on the Transferor and on the Board prior to the expiry of the Tag Along Period, or if any Tag Transferor includes in its Tag Notice fewer Shares than its Pro Rata Entitlement, the Board shall provide written notice thereof to the Transferor and each of the Tag Transferors. Thereupon, the Transferor and each Tag Transferor shall each have the right to sell to the Transferee an additional number of Shares equal to the product of (i) the aggregate of (a) the number of Shares (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis) that the Refusing Shareholders would have been entitled to sell under this Article 8.9(a), and (b) the number of Shares (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis) that Tag Transferors were entitled to, but did not elect to, transfer hereunder, multiplied by (ii) a fraction (x) the numerator of which is the total number of Shares (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis) held by the Transferor or such Tag Transferor, as the case may be and (y) the denominator of which is the total number of issued Shares in the capital of the Company (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis) held by the Transferor and the Tag Transferors. The Transferor shall assign so much of its interest in the agreement of sale as each Tag Transferor shall be entitled to and shall request hereunder; the number of Shares to be sold by the Transferor will be reduced by the aggregate number of Shares to be sold by the Tag Transferors (in each case calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis); each Tag Transferor shall assume such part of the obligations of the Transferor under such agreement as shall relate to the sale of Shares by such Tag Transferor and the Transferor shall not sell any Shares to the Transferee unless the Transferee concurrently purchases the appropriate number of Shares from each Tag Transferor who has exercised his, her or its right to sell under this Article 8.9(a).
                 (b) Exercise of Tag Along Right. Each of the Tag Transferors shall include in its Tag Notice the number of Shares which the Tag Transferor elects to transfer (the “Tag Transfer”), which number may not, without the consent of the Transferor, exceed the number of Shares such Tag Transferor is permitted to sell pursuant to the Tag Along Right. At the closing of the Tag Transfer, the Tag Transferor must provide for sale to the Transferee, free and clear of all liens and rights of third parties, the one or more certificates, in respect of a transfer of Shares in bearer form, and an instrument of transfer duly executed by the Tag Transferor and the corresponding Share certificate(s) (if any) in respect of a transfer of Shares in registered form, which represent or relates to, as appropriate, the number of Shares which the Tag Transferor elects to transfer pursuant to the exercise of its Tag Along Right. If, in the event of a transfer of Shares (whether in bearer or registered form), the certificate or certificates representing such Shares evidences a greater number of Shares than that elected to be transferred, the Tag Transferor shall deliver such certificate or certificates to the Board prior to the closing of the Tag Transfer with instructions for the Company to promptly re-issue new certificates in appropriate denominations properly to effect the Tag Transfer. The Tag Transferors shall make such representations and warranties regarding the Company and its Subsidiaries and their respective ownership of the Shares as the Transferor may be required to make to the Transferee, provided, that (i) each of the Tag Transferors’ respective liabilities for breach of such representations and warranties shall be limited to such Tag Transferor’s proceeds of the sale of its Shares pursuant to the exercise of the Tag Along Right, (ii) if any such Tag Transferor is not involved in the business of the Company, any representations or warranties that such Tag Transferor is required to make to the Transferee with respect to the business of the Company shall be limited to the best knowledge of such Tag Transferor, and (iii) if any Tag Transferor other than a Founding Shareholder (A) is not involved in the business of the company as an officer or director (either on its own or through a representative) and (B) does not hold in excess of five per cent. (5%) of the issued share capital of the Company (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis and aggregating together all Shares held by the relevant Tag

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Transferor and its Affiliates (as defined in Article 8.8(d)), no representations or warranties with respect to the business of the Company or its subsidiaries shall be required of such Tag Transferor.
                 (c) Waiver of Tag Along Right. Each Tag Transferor who fails to notify the Transferor prior to the expiry of the Tag Along Period of its election to exercise its Tag Along Right, or elects to exercise its Tag Along Right in respect of fewer Shares than its Pro Rata Entitlement, shall be deemed to have waived its Tag Along Right (or portion thereof) only with respect to the transaction specified in the Transfer Notice. Such waiver shall not adversely affect that Tag Transferor’s rights to exercise its Tag Along Right with respect to future transfers of Shares by any shareholder.
                 (d) Non-application of Tag Along Right. The Tag Along Right shall not be exercisable in respect of any Shares issued upon the exercise of options granted under the Skype Technologies S.A. Stock Option Plan, and any certificates issued in respect of such Shares, and any further certificates issued in replacement of any thereof, shall be legended accordingly.
                 (e) Definition of “Founder Shareholder”. For the purposes of this Article 8.9, a “Founder Shareholder” shall mean any of: (i) Niklas Zennström, Janus Friis Degnbol and Felidae Limited; and (ii) any firm, company, joint venture, association or partnership that is directly, or indirectly through one or more intermediaries, controlled by any of Niklas Zennström, Janus Friis Degnbol or Felidae Limited, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such firm, company, joint venture, association or partnership, whether through the ownership of voting securities, by contract or otherwise; and (iii) in respect of Niklas Zennström and Janus Friis Degnbol, their parents and grandparents (including step parents and step grandparents), wife or partner in a marriage-like relationship, child or grandchild (including any adopted child or stepchild or step grandchild) or a trust of which any of them is a beneficiary.
     8.10 Drag Along.
                 (a) Right of Drag Along. Any shareholder or group of shareholders acting in concert holding Shares which constitute (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis) in aggregate, more than fifty per cent. (50%) of the issued and outstanding Shares (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis) who propose to make a transfer pursuant to terms negotiated bona fide at arm’s length of all their Shares (the “Selling Shareholder(s)”) to a Transferee (other than to a transferee to whom Shares may be transferred pursuant to Article 8.8), shall have the right (the “Drag Along Right”) to require each of the other shareholders (the “Called Shareholders”) to transfer, subject to Article 8.10(f), to the Transferee all of the Shares owned by such Called Shareholders (the “Called Shares”) at the Offered Price and upon the Offered Terms and Conditions.
                 (b) Participation in Drag Along. At the closing of the transfer of Called Shares (the “Drag Transfer”), the Called Shareholders who have received notice of the exercise of the Drag Along Right must provide for sale to the Transferee, free and clear of all liens and rights of third parties, the one or more certificates, in respect of a transfer of Shares in bearer form, and an instrument of transfer duly executed by the Called Shareholder and the corresponding Share certificate(s) (if any) in respect of a transfer of Shares in registered form, which represent or relates to, as appropriate, the Called Shares and the Transferee shall provide the Board with the consideration required to be paid. At the closing of the Drag Transfer the Company shall pay the Called Shareholders, on behalf of the Transferee, the price for their Called Shares. The Company’s receipt for the price shall be a good discharge to the Transferee. The Company shall hold the price in trust for the Called Shareholders without any obligation to pay interest. If a Called Shareholder fails to deliver at the closing of the Drag Transfer certificates representing its Called Shares in respect of Shares held in bearer form or an instrument of transfer duly executed by the Called Shareholder and the corresponding Share certificate(s) (if any) in respect of Called Shares held in registered form, the

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Board may (and shall, if requested by the Transferee) authorise any Director to transfer the Called Shares on behalf of the Called Shareholder to the Transferee to the extent the Transferee has, by the closing of the Transfer, put the Company in funds to pay the Offered Price for the Called Shares held by the relevant Called Shareholder. A defaulting Called Shareholder shall surrender to the Company its Share certificate(s) where its Called Shares are held in bearer form and shall surrender a duly executed instrument of transfer and any Share certificate(s) (if any) where its Called Shares are held in registered form. On surrender of such certificate(s) and/or instrument of transfer, as appropriate, such defaulting Called Shareholder shall be entitled to the price for its Called Shares. The Called Shareholders shall make such representations and warranties regarding the Company and its Subsidiaries and their respective ownership of the Called Shares as the Selling Shareholder(s) may be required to make to the Transferee, provided, that (i) each of the Called Shareholders’ respective liabilities for breach of such representations and warranties shall be limited to such Called Shareholders’ proceeds of the sale of its Shares pursuant to the exercise of the Drag Along Right, (ii) if any such Called Shareholder is not involved in the business of the Company, any representations or warranties that such Called Shareholder is required to make to the Transferee with respect to the business of the Company shall be limited to the best knowledge of such Called Shareholder, and (iii) if any Called Shareholder other than a Founding Shareholder (A) is not involved in the business of the company as an officer or director (either on its own or through a representative) and (B) does not hold in excess of five per cent. (5%) of the issued share capital of the Company (calculated, in the case of the shares of Preferred Stock, on an as-if-converted into Ordinary Shares basis and aggregating together all Shares held by the Called Shareholder and its Affiliates (as defined in Article 8.8(d)), no representations or warranties with respect to the business of the Company or its subsidiaries shall be required of such Called Shareholder. All parties to the transaction shall use their reasonable endeavours to secure any approvals required to permit or enable the sale and purchase of the Called Shares, to comply as soon as practicable with all applicable laws and regulations and to execute such additional documents as are otherwise necessary or appropriate in connection therewith.
                 (c) Notice. If the Drag Along Right is to be exercised, the Transfer Notice delivered pursuant to Article 8.9(a) shall state: (i) that the Selling Shareholders giving the Transfer Notice intend to exercise their rights pursuant to this Article 8.10; (ii) the date, between 7 and 14 days later on which the sale and purchase of the Called Shares will be completed, which shall be the same date as the date on which the sale and purchase of the Selling Shareholders’ Shares is completed; (iii) the Offered Price; and (iv) the Offered Terms and Conditions.
                 (d) New Members. If any person, following the issue of a notice pursuant to Article 8.9(a), becomes a shareholder in the Company pursuant to the exercise of a pre-existing option to acquire Shares (a “New Member”), a notice shall be deemed to have been served upon the New Member on the same terms as the previous notice, and the New Member shall thereupon be bound to sell and transfer all such Shares acquired by him to the Transferor or as the Transferor may direct and the provisions of this Article 8.10 shall apply mutatis mutandis to the New Member save that the completion of the transfer of the New Member’s Shares shall take place forthwith upon the notice being deemed served on the New Member.
                 (e) Drag Along Right Priority. The Tag Along Right shall not be exercisable with respect to a proposed transfer of Shares where the Drag Along Right is exercised with respect to that transfer.
                 (f) Form of consideration. The Drag Along Right shall only be exercisable if the relevant transfer will result in each Called Shareholder receiving a consideration comprising cash, cash equivalents, readily realisable securities or other consideration which will not result in: (a) any Called Shareholder incurring a liability to tax or (b) the level of the liability to tax of any Called Shareholder in respect of the receipt of such consideration being determined, in each case prior to such Called Shareholder actually receiving and being able to dispose of the consideration for the transfer of its Shares for value.

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     8.11 Compliance with Law
The Company and the shareholders of the Company exercising the Tag Along Right or the Drag Along Right under Article 8.9 and 8.10, respectively, shall procure that the exercise of such rights is conducted in accordance with the requirements of all applicable laws and regulations.”

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Schedule 14
Option Assumption Term Sheet

Conversion of Options:	•	Each Option would be converted as provided in sub-clause 2.3 of the Sale and Purchase Agreement

Withholding:	•	Option conversion/exercise would be subject to any withholding and similar obligations under applicable laws and regulations, and other appropriate provisions with respect to the payment of taxes

Bound by SPA:	•	If an Optionholder exercises any Options prior to Completion, such holder would agree to be deemed to be a party to the Purchase Agreement, Registration Rights Agreement and, if electing the Earn Out Consideration, the Earn Out Agreement, be bound by all the terms of those agreements and would execute any appropriate documents to effect the foregoing

Representations and Warranties:	•	Each Option holder would make representations and warranties similar to those contained in the Shareholder Certification and Agreement (for Non-US Investors) or the Shareholder Certification and Agreement (for US Investors), as applicable, and such other representations and warranties as required for compliance by the Purchaser with applicable securities laws

Other Provisions:	•	As mutually agreed by the Purchaser and the Company, acting reasonably

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By signing hereunder for acceptance, the Company acknowledges and accepts the existence of this Agreement and the transfer of the Sale Shares for the purposes of Article 40 of the Luxembourg Law on Commercial Companies dated 10 August 1915, as amended and of Article 1690 of the Luxembourg Civil Code, takes notice of the terms thereof and undertakes to duly register forthwith the Purchaser as shareholder in its register of shareholders upon successful Completion.
SIGNATURE PAGES TO FOLLOW

For and on behalf of:
eBay Inc.

By:	/s/ Margaret C. Whitman	Name:	Margaret C. Whitman

Title:	President and CEO

For and on behalf of:
Skype Technologies S.A.

By:	/s/ Niklas Zennström	Name:	Niklas Zennström

Title:	CEO

By:

Name:

Signature:	/s/ [shareholder signature]

Title:

PLEASE SPECIFY BY PLACING “X” IN THE APPROPRIATE BOX BELOW YOUR CHOICE FOR ONE OF:
•	ALTERNATIVE I OPTION A; OR

•	ALTERNATIVE I OPTION B; OR

•	ALTERNATIVE II.
DO NOT PLACE “X” IN MORE THAN ONE BOX — BY DOING SO YOUR PARTICIPATION MAY BE DEEMED TO BE INVALID.

Alternative I	Alternative II

Option 1

Option II